    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997
                                                    REGISTRATION NO. 333-28411


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                           DECISIONONE CORPORATION
            (Exact name of registrant as specified in its charter)

               DELAWARE                                   7378                             23-2328680
   (State or other jurisdiction of     (Primary Standard Industrial Classification      (I.R.S. Employer
   incorporation or organization)                     Code Number)                     Identification No.)
                                           50 EAST SWEDESFORD ROAD
                                          FRAZER, PENNSYLVANIA 19355
                                                (610) 296-6000
                  (Address and telephone number of registrant's principal executive offices)
                                               KENNETH DRAEGER
                                           DECISIONONE CORPORATION
                                           50 EAST SWEDESFORD ROAD
                                          FRAZER, PENNSYLVANIA 19355
                                                (610) 296-6000
                          (Name, address and telephone number of agent for service)

                          COPIES TO:

   RICHARD D. TRUESDELL, ESQ.       MARC D. JAFFE, ESQ.
      DAVIS POLK & WARDWELL           LATHAM & WATKINS
      450 LEXINGTON AVENUE            885 THIRD AVENUE
    NEW YORK, NEW YORK 10017      NEW YORK, NEW YORK 10022
         (212) 450-4000                (212) 906-1200

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

   This Registration Statement contains a Prospectus relating to the offering
(the "Offering") of $150,000,000 aggregate principal amount of   % Senior
Subordinated Notes due 2007 (the "Senior Subordinated Notes") by DecisionOne Corporation, together with separate Prospectus pages relating to certain market-making transactions in the Senior Subordinated Notes. The complete Prospectus for the Offering follows immediately after this Explanatory Note. Following such Prospectus are certain portions of the Prospectus relating to the market-making transactions, which include an alternate front cover page, a new paragraph captioned "Trading Market for the Senior Subordinated Notes" to be inserted in the section captioned "Risk Factors" in lieu of the paragraph captioned "Absence of Public Market for the Senior Subordinated Notes," an alternate "Use of Proceeds" section, a section entitled "Plan of Distribution" to be inserted in lieu of the section "Underwriting," and an alternate "Legal Matters" section. All other sections of the Prospectus for the initial sale of the Senior Subordinated Notes (including the Prospectus Summary) are to be used in the Prospectus relating to the market-making transactions. In order to register under Rule 415 of the Securities Act of 1933 those Senior Subordinated Notes that will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by Item 512(a) of the Regulation S-K have been included in Item 17 of Part II.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JULY 16, 1997

PROSPECTUS
    , 1997

                                 $150,000,000

 #############################################################################

                               GRAPHIC OMITTED
                                  IGT: "68469"

 #############################################################################

                           DECISIONONE CORPORATION
                     % SENIOR SUBORDINATED NOTES DUE 2007

   The   % Senior Subordinated Notes due 2007 (the "Senior Subordinated
Notes") are being offered hereby (the "Offering") by DecisionOne Corporation, a Delaware corporation (the "Issuer"). The Offering is part of the Merger Financing (as defined herein) in connection with the Merger (as defined herein) of the Issuer's parent, DecisionOne Holdings Corp. ("Holdings") with Quaker Holding Co. ("Quaker"). See "The Merger and Merger Financing." Quaker was organized by DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities for the purpose of effecting the Merger and Merger Financing.

   The Senior Subordinated Notes will mature on       , 2007. Interest on the
Senior Subordinated Notes will be payable semi-annually on       and       of
each year, commencing on       , 1997. The Senior Subordinated Notes will be
redeemable at the option of the Issuer, in whole or in part, at any time on
or after       , 2002, in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date. In
addition, at any time prior to       , 2000, the Issuer may, at its option, on
any one or more occasions, redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes originally issued at a redemption price
equal to      % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined herein) by (i) the Issuer or (ii) Holdings to the extent the net cash proceeds thereof are contributed to the Issuer, as a capital contribution to the common equity of the Issuer; provided that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes will remain outstanding immediately following each such redemption. Upon the occurrence of a Change of Control
(as defined herein), each Holder of Senior Subordinated Notes will have the right to require the Issuer to repurchase such Holder's Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of the Senior Subordinated Notes."

   The Senior Subordinated Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Issuer, including indebtedness pursuant to the New Credit Facility (as defined herein). The Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Issuer and will rank senior to all Subordinated Indebtedness (as defined herein) of the Issuer. The Senior Subordinated Notes will be effectively subordinated to all liabilities of the Company's subsidiaries that do not guarantee the Senior Subordinated Notes as set forth herein. On the date of the Senior Subordinated Note Indenture (as defined herein), none of the Company's subsidiaries will guarantee the Senior Subordinated Notes. The Senior Subordinated Note Indenture will provide that if any Restricted Subsidiary of the Company guarantees the payment of any Indebtedness of the Company (other than the Senior Subordinated Notes) or any Indebtedness of any other Restricted Subsidiary, such Restricted Subsidiary will simultaneously execute and deliver a supplemental indenture to the Senior Subordinated Note Indenture providing for a Subsidiary Guarantee (as defined herein) of payment of the Senior Subordinated Notes by such Restricted Subsidiary on the terms set forth in the Senior Subordinated Note Indenture. See "Description of Senior Subordinated Notes--Certain Comments--Subsidiary Guarantees." On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as of March 31, 1997, the Issuer would have had outstanding approximately $503.0 million of Senior Debt and the Issuer's subsidiaries would have had approximately $10.9 million of outstanding liabilities, including trade payables.

   Consummation of the Offering will occur concurrently with and is conditioned upon, consummation of the Merger and Merger Financing. As part of the Merger Financing, Quaker is offering pursuant to a separate prospectus
    units, each consisting of $1,000 principal amount at maturity of its    %
Senior Discount Debentures due 2008 (the "Debentures") and    warrants (the
"Public Warrants") to purchase       shares of common stock, par value $.01
per share, of Quaker ("Quaker Common Stock"). Upon consummation of the Merger, Holdings will succeed to the obligations of Quaker with respect to the Debentures and the Public Warrants and the Public Warrants will by their terms become exercisable for an equal number of shares of common stock of Holdings, par value $.01 per share ("Holdings Common Stock"). See "The Merger and Merger Financing."

   SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                    PRICE TO THE     UNDERWRITING DISCOUNTS     PROCEEDS TO THE
                                     PUBLIC(1)         AND COMMISSIONS(2)        ISSUER(1)(3)
-------------------------------- ---------------- -------------------------- -------------------
Per Senior Subordinated Note ....          %                     %                       %
Total............................       $                     $                       $
-------------------------------- ---------------- -------------------------- -------------------

(1)    Plus accrued interest, if any, from the date of issuance.
(2) See "Underwriting" for indemnification arrangements with the Underwriter (as defined herein).
(3)    Before deducting expenses payable by the Company, estimated at $     .

   The Senior Subordinated Notes are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by them, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Senior Subordinated Notes will be
made in New York, New York, on or about        , 1997.

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                        FOR CALIFORNIA RESIDENTS ONLY

   WITH RESPECT TO SALES OF THE   % SENIOR SUBORDINATED NOTES DUE 2007 OF
DECISIONONE CORPORATION BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY NATURAL PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY AGREES THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR SUBORDINATED NOTES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE SENIOR SUBORDINATED NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE
"UNDERWRITING."


                            AVAILABLE INFORMATION

   The Issuer has filed a registration statement on Form S-1 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Senior Subordinated Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information. Summary and other statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is hereby made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

   Following the Offering, the Issuer will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors are urged to read this Prospectus in its entirety. As used in this Prospectus, the term "Holdings" means DecisionOne Holdings Corp., including its predecessors and subsidiaries, the term "Issuer" means DecisionOne Corporation (a wholly owned subsidiary of Holdings), and the terms "Company" and "DecisionOne" mean the Issuer and its predecessors and subsidiaries, all of which are wholly owned. On May 29, 1997, Holdings contributed to the Issuer all of its ownership interests in its subsidiaries (other than the Issuer) (the "Corporate Reorganization"). All financial information contained herein is presented as if the Corporate Reorganization had occurred on July 1, 1993. References to industry size and statistics contained herein, unless otherwise indicated, are derived from information provided by Dataquest Incorporated ("Dataquest").

                                 THE COMPANY

OVERVIEW

   The Company is the largest independent provider of multivendor computer maintenance and technology support services in the United States. The Company offers its customers a single source solution for virtually all of their computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/help desk services, network support and other technology support services. The Company believes it is the most comprehensive independent (i.e., not affiliated with an original equipment manufacturer ("OEM")) provider of these services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers ("PCs") and related peripherals. The Company provides support for over 15,000 hardware products manufactured by more than 1,000 OEMs. The Company also supports most major operating systems and over 150 off-the-shelf ("shrink-wrapped") software applications. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout the United States and Canada and strategic alliances in selected international markets.

   DecisionOne has emerged as the leading independent, multivendor provider of computer maintenance and technology support services by (i) consummating over 35 complementary acquisitions since the beginning of fiscal 1993, (ii) expanding maintenance capabilities and introducing new technology support services, (iii) increasing sales to existing customers by increasing equipment under contract and by selling existing customers new technology support services, (iv) adding new corporate customers and (v) providing outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. As a result, the Company's revenues have grown at a compound annual rate of 69.2% to approximately $820.4 million for the annualized quarter ended March 31, 1997 from $114.1 million in fiscal 1993. Over the same period, the Company's Adjusted EBITDA (as defined herein) has grown at a 74.2% compound annual rate to approximately $120.3 million for the annualized quarter ended March 31, 1997 from $15.0 million in fiscal 1993.

   In 1996, based on Dataquest projections, the Company estimates it had a 9% market share of the $8.8 billion independent, multivendor segment of the $40.5 billion U.S. hardware maintenance and technology support services market. The independent, multivendor segment is projected by Dataquest to grow at a 14% compound annual rate from $8.8 billion in 1996 to $14.8 billion in 2000. The Company believes this growth is being driven by the proliferation of computer equipment as well as outsourcing trends, including:
(i) the outsourcing by corporate customers of hardware maintenance and technical support requirements and (ii) the outsourcing by major hardware OEMs and software publishers of maintenance services (including warranty and post-warranty services) and end-user technical support requirements. In addition, the Company believes that demand for its services is being driven by the increasing complexity of computing environments which has resulted from the migration of computer systems from single OEM, centralized systems to multivendor, decentralized systems. The Company believes that this increased complexity has generally surpassed the technical capabilities of many in-house support staffs and has accelerated the pace of outsourcing. The Company believes that customers are increasingly turning to independent service providers when outsourcing due to the increased use of multiple vendors for hardware and the perception that OEM service providers are biased toward specifying their own equipment as computer purchase requirements arise. Furthermore, many OEMs such as Sun Microsystems, Inc. ("Sun") and Compaq Computer Corporation ("Compaq") are outsourcing certain non-core customer service activities, including maintenance services (including warranty and post-warranty services) and product support services (such as end-user help desk services) to independent service organizations such as the Company.

COMPETITIVE STRENGTHS

   The Company believes that it possesses a number of competitive strengths that have allowed it to become the leading independent provider of multivendor computer maintenance and technology support services, including:

   EXTENSIVE SERVICE INFRASTRUCTURE. The Company provides customers with high quality service through an extensive infrastructure including: (i) approximately 4,000 highly trained field technicians, (ii) over 150 geographic locations throughout the United States and Canada, (iii) a substantial spare parts inventory to ensure supply and rapid response times,
(iv) a broad service offering which enhances the Company's ability to provide customers with a single source solution, (v) an extensive proprietary database of historical failure rates for over 15,000 hardware products manufactured by over 1,000 OEMs, (vi) a detailed record of major customers' hardware and software assets and a record of such customers' maintenance patterns and (vii) proprietary dispatch systems to ensure rapid customer response times.


   INDEPENDENT, MULTIVENDOR SERVICE PROVIDER. The Company provides customers with an independent, multivendor solution for their computer maintenance and technology support needs. As an independent service provider, the Company believes it is viewed by customers as impartial to any particular OEM's products. As a multivendor service provider, the Company supports over 15,000 hardware products manufactured by more than 1,000 OEMs as well as most major operating systems and over 150 shrink-wrapped software applications. OEM, specialty and local service providers do not offer either the breadth of services or the geographic presence throughout the United States and Canada provided by the Company.

   CONTRACT-BASED REVENUES. Approximately 85% of the Company's revenues in fiscal 1996 were derived from contracts, under which equipment and services may be added and deleted. Furthermore, the Company believes that its extensive service infrastructure and its unique knowledge of its customers' hardware and software service requirements enhance the Company's ability to provide superior service. The Company believes that the resulting track record of service to existing customers affords it a competitive advantage in renewing existing contracts and winning new contracts. Although many of the Company's existing customer contracts are currently terminable on short notice, 49 out of the Company's top 50 customers in fiscal 1994 are still customers today.


   DIVERSIFIED AND STABLE FORTUNE 1000 CUSTOMER BASE. The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. In fiscal 1996, the Company's top 10 customers represented 23% of revenues and the top 100 customers represented 47% of revenues. The Company's customers include a diverse group of national and multinational corporations, including SABRE Group, Inc. (an affiliate of American Airlines, Inc.), Sun, Compaq, NationsBank, DuPont Company ("DuPont"), Chevron Corporation, and Netscape Communications Corporation ("Netscape"). The Company believes that the scope of its service offerings and the breadth of its geographic presence in the United States and Canada allow it to serve this diverse group of national and multinational customers as well as thousands of smaller customers who also require customized services.

   MITIGATED TECHNOLOGY AND RECESSION RISKS. The Company provides services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. Consequently, although each segment of the computer hardware and software industry is subject to shifts in technology, the Company believes that the diversity of computing environments for which it provides services mitigates the potential adverse effects of technological changes in any one segment. Furthermore, the Company believes that because computer maintenance requirements are based primarily on usage, the Company's hardware maintenance business may be insulated from the adverse effects of declines in spending during recessionary periods, so long as computer usage continues to necessitate maintenance spending.

BUSINESS STRATEGY

   DecisionOne has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow and which includes the following elements:

   PROVIDE A SINGLE SOURCE TECHNOLOGY SUPPORT SOLUTION. The Company intends to continue its strategy of offering its customers a broad and expanding range of computer technology support services in a single interface format. The Company believes it meets the customer's preference for a single interface by offering maintenance and technology support services across most leading brands of hardware and software within virtually all computing environments. In addition, the Company's single source solution enables the Company to retain customers when customers change, substitute or upgrade their computing environments.

   OFFER ADDITIONAL SERVICES TO EXISTING CUSTOMERS. The Company generates new revenues from existing customers by adding new equipment to existing hardware maintenance contracts and by providing existing customers with additional support services. Recent revenue growth attributable to the expansion of additional support services has been derived primarily from (i) end-user support services such as help desk services, (ii) network support services such as local area networks ("LAN") administration, security management and fault management, (iii) logistics services such as parts repair, inventory and asset management, and warranty parts management and (iv) program management services such as technology deployment and computer and software moves, adds and changes. The Company believes that the breadth of its additional support services has permitted, and will continue to permit, the Company to leverage its historic strength in hardware maintenance to increase revenues from existing customers and has enabled the Company to grow sales to its top 50 customers in fiscal 1994 by 33.3% through fiscal 1996.


   LEVERAGE EXISTING SERVICE INFRASTRUCTURE. The Company believes, that due to the large scale of the Company's service infrastructure, the Company enjoys substantial operating leverage and has positioned itself to increase productivity and profitability whether the Company grows internally or through acquisitions. The principal areas in which the Company expects to realize the benefits of operating leverage include: (i) increased customer call density in a region permitting field service technicians in the region to complete a greater number of service calls per day, (ii) increased comparable equipment density allowing the Company to operate with proportionally lower inventory of spare parts and (iii) productivity gains driven by new services such as end-user support services which reduce unnecessary trips by field technicians to existing customers and by the addition of new equipment under existing maintenance contracts. The Company intends to further improve the productivity of its existing infrastructure by investing in upgrades of its management information systems.

   PURSUE COMPLEMENTARY ACQUISITIONS. The Company believes it is well positioned strategically to participate in the further consolidation of the computer maintenance and technology support services market and expects to continue to evaluate complementary acquisitions. Further, the Company believes that pursuing complementary acquisitions is an attractive growth strategy due to the significant synergies which the Company may achieve when it successfully consolidates acquisitions into its service infrastructure. Since the beginning of fiscal 1993, the Company has completed over 35 acquisitions. The Company's typical acquisition consists principally of customer maintenance and support contracts as well as the accompanying spare parts inventory. The Company generally reduces the cost structure necessary to service the acquired customer contracts by leveraging DecisionOne's extensive service infrastructure, spare parts inventory and administrative function. For example, the Company was able to service the contracts acquired from Memorex Telex Corporation and certain of its affiliates ("Memorex Telex") in November 1996 with approximately 36% fewer employees than previously required by Memorex Telex. In addition, the Company seeks to increase sales and profitability by offering acquired customers additional services.


   CAPITALIZE ON OUTSOURCING TREND AMONG OEMS, SOFTWARE PUBLISHERS AND SYSTEMS INTEGRATORS. The Company expands its marketing reach by offering its services through outsourcing arrangements and indirect channels. For fast growing hardware OEMs and software publishers concerned with cost savings and time-to-market issues such as Sun, Netscape and Compaq, the Company provides outsourced customer support services such as help desk services, warranty and post-warranty maintenance services, and technical product support services. For systems integrators, the Company provides maintenance and technology support services on a subcontract basis to several large outsourcing clients of Electronic Data Systems Corp. ("EDS") and Computer Sciences Corp.


STRATEGIC INITIATIVES


   During fiscal 1997, the Company has implemented several strategic initiatives designed to rationalize its cost structure and capitalize on economies of scale. These initiatives included:

   o the acquisition of complementary contracts and assets which the Company has been able to service with fewer employees than the prior owners by leveraging the Company's existing infrastructure. For example, during fiscal 1997, the Company acquired contracts and assets of Memorex Telex and Xerox Canada and reduced the number of service personnel required to support such contracts from 1,192 to 768 and 160 to 120, respectively;

   o ongoing initiatives to enhance the efficiency of the Company's field technician service force, including the addition of functionalities to the Company's information systems which enable the Company to match field technician skill sets with call productivity history and workload requirements and the implementation of best practices, benchmarking and targeted training programs across the Company's over 150 branch locations; and


   o the renegotiation of certain vendor contracts on more favorable terms, including the Company's data center outsourcing contract with EDS and the Company's telecommunications contracts with several providers.

   As a result of these strategic initiatives and the Company's increased operating leverage, the Company's Adjusted EBITDA has increased in each successive quarter of fiscal 1997. Adjusted EBITDA for the quarter ended March 31, 1997 increased to $30.1 million from $20.6 million for the quarter ended September 30, 1996. Over the same period, Adjusted EBITDA margin increased to 14.7% from 11.7%. In addition, these initiatives enabled the Company to reduce 203 employees from its core business in November and December of 1996 without impacting service levels and resulted in improved revenue per employee from $30,700 in the quarter ended September 30, 1996 to $32,400 in the quarter ended March 31, 1997. Certain quarterly data for fiscal 1997 are shown in the table below.


                                                         THREE MONTHS ENDED
                                         SEPTEMBER 30, 1996 DECEMBER 31, 1996 MARCH 31, 1997
                                        ------------------ ----------------- --------------
                                                       (DOLLARS IN THOUSANDS)
                                        ---------------------------------------------------
Revenues................................      $176,426          $191,253         $205,070
 Sequential growth......................           3.2%              8.4%             7.2%
Gross profit............................      $ 41,861          $ 48,221         $ 54,698
 % of revenues..........................          23.7%             25.2%            26.7%
Adjusted EBITDA(1)......................      $ 20,589          $ 25,386         $ 30,063
 % of revenues..........................          11.7%             13.3%            14.7%
Revenue per average number of
 employees..............................      $   30.7          $   31.6         $   32.4

------------
(1) As defined in Note 7 to the Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.


RECENT DEVELOPMENTS

   The Company's 1997 fiscal year ended on June 30, 1997. While the final results of the quarter ended June 30, 1997 are not yet available, the Company currently estimates that it recorded revenues of approximately $213.2 million during the fourth quarter, and during such quarter realized operating income of approximately $22.7 million and net income of approximately $11.2 million.

   The Company currently estimates that revenues for the full fiscal year ended June 30, 1997 were approximately $785.9 million and that it realized operating income of approximately $67.8 million and net income of approximately $31.1 million. Results of operations for the full fiscal year ended June 30, 1997 include the impact of certain charges recorded during the second quarter of fiscal 1997.

   The above information is preliminary in nature only, and is subject in all respects to completion of various internal analyses and procedures necessary to finalize the Company's financial statements, and to completion of the audit of the Company's financial statements for the fiscal year ended June 30, 1997.


HISTORY

   DecisionOne is a wholly owned subsidiary of Holdings through which the operations of Holdings are conducted. Founded in 1969, the Company began operations as a provider of key punch machines under the tradename Decision Data. During fiscal 1993, the Company decided to focus principally on providing computer maintenance and technology support services and sold its computer hardware products business. The Company established a major presence in the servicing of midrange computer systems through the successful acquisition and integration of assets and contracts of over 35 complementary businesses from the beginning of fiscal 1993. In October 1995, the Company significantly expanded its computer maintenance presence by acquiring Bell Atlantic Business Systems Services, Inc. ("BABSS"). Prior to the acquisition, BABSS established a strong record of internal growth, growing revenues from $338.4 million in 1991 to $486.1 million in 1994, representing a compound annual growth rate of 12.8%.

                       THE MERGER AND MERGER FINANCING


   Holdings and Quaker (which as of the date hereof is a wholly owned subsidiary of DLJMB and affiliated funds and entities (the "Funds") have entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), dated as of May 4, 1997. The Merger Agreement provides, among other things, for the merger of Quaker with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger"). Certain additional funds affiliated with DLJMB (the "Additional Funds") are expected to acquire a portion of the securities of Quaker immediately prior to the Merger. As used herein, all references to the "DLJMB Funds" prior to the time of the acquisition of securities of Quaker by the Additional Funds shall refer to the Funds, and thereafter, to the Funds and the Additional Funds, collectively. The DLJMB Funds expect that a limited number of institutional investors (the "Institutional Investors") may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds as described in this Prospectus. In no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit rights of the DLJMB Funds as described in "Certain Relationships and Related Transactions."

   In order to fund the payment of the cash portion of the Merger Consideration (as defined herein), the Option Cash Proceeds (as defined herein) and the Warrant Cash Proceeds (as defined herein), to refinance outstanding indebtedness of the Company, and pay expenses incurred in connection with the Merger, the Issuer is issuing the Senior Subordinated Notes and will enter into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $470 million and revolving loan borrowings of $105 million (the "New Credit Facility"). At the Effective Time (as defined herein), the Company is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of the Company. The proceeds of such financings will, in part, be distributed to Holdings in the form of a dividend and, in part, lent to Holdings pursuant to an intercompany note. On May 4, 1997, DLJMB Inc., an affiliate of DLJMB, received an executed commitment letter from DLJ Capital Funding, Inc. ("DLJ Capital Funding") to provide the New Credit Facility, which will be syndicated by DLJ Capital Funding. Additionally, on May 4, 1997, DLJMB Inc. received a letter from DLJSC (as defined herein) with respect to the underwriting, purchase or private placement of the Senior Subordinated Notes in which DLJSC indicated that it was highly confident of its ability to sell the Senior Subordinated Notes in the public market. Each of the commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. See "Description of the New Credit Facility," "The Merger and Merger Financing" and "Certain Relationships and Related Transactions."

   Quaker is expected to raise an additional $85 million through the concurrent issuance of the Debentures, which may be sold together with the Public Warrants to purchase the Quaker Common Stock in the public markets (or alternatively, through the issuance of preferred stock to the DLJMB Funds and the Institutional Investors). At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Debentures and any Public Warrants issued together with the Debentures, and the Public Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. The DLJMB Funds and the Institutional Investors also expect to purchase 9,782,508 shares of Quaker Common Stock and may acquire up to 1,417,180 warrants to purchase shares of Quaker Common Stock at an exercise price of not less than $0.01 per share (the "DLJMB Warrants") for approximately $225 million (the "DLJMB Equity Investment"). In lieu of acquiring the DLJMB Warrants, the DLJMB Funds and the Institutional Investors may acquire directly those shares of Quaker Common Stock (up to 1,417,180 shares) for which such DLJMB Warrants would have been exercisable, at a price that would be equivalent to the exercise price of the DLJMB Warrants (the "Direct Shares"). The number of DLJMB Warrants issued or Direct Shares purchased will be reduced by the number of Public Warrants issued (if any). Upon the effectiveness of the Merger ("Effective Time"), the proceeds of such purchase will become an asset of Holdings, each share of Quaker Common Stock, including the Direct Shares, if any, will become a share of Holdings Common Stock and each warrant to acquire Quaker Common Stock will by its terms become exercisable for an equal number of shares of Holdings Common Stock.

   The following table sets forth the estimated cash sources and uses of funds as if the Merger and Merger Financing, including the application of the proceeds therefrom, occurred and were completed at the Effective Time.

                                                    (IN MILLIONS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility ........................    $  8.3
 Term loans........................................     470.0
Senior Subordinated Notes..........................     150.0
Debentures and Public Warrants ....................      85.0
Common stock and warrants purchased by DLJMB
 Funds.............................................     225.0
                                                   -------------
  Total cash sources...............................    $938.3
                                                   =============
TOTAL USES:
Cash Merger Consideration .........................    $605.9
Option Cash Proceeds and Warrant Cash Proceeds  ...      58.4
Repayment of existing revolving credit facility  ..     221.2
Estimated transaction fees and expenses............      52.8
                                                   -------------
  Total cash uses..................................    $938.3
                                                   =============

                                 THE OFFERING

Securities Offered ............  $150.0 million aggregate principal amount of
                                   % Senior Subordinated Notes due 2007.

Maturity Date .................           , 2007.

Interest Payment Dates ........           and        , commencing        ,
                                 1997.

Optional Redemption ...........  The Senior Subordinated Notes will be redeemable, in whole or in part, at any time
                                 on or after          , 2002, in cash at the
                                 redemption prices set forth herein, plus
                                 accrued and unpaid interest, if any, thereon
                                 to the redemption date. In addition, at any
                                 time on or prior to          , 2000, the
                                 Issuer may, at its option, on any one or
                                 more occasions, redeem up to 35% of the
                                 aggregate principal amount of the Senior
                                 Subordinated Notes originally issued at a
                                 redemption price equal to   % of the
                                 aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings by
                                 (i) the Issuer or (ii) Holdings to the
                                 extent the net cash proceeds thereof are contributed to the Issuer as a capital contribution to the common equity of the Issuer; provided that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes will remain outstanding immediately following each such redemption.

Change of Control .............  Upon the occurrence of a Change of Control, each Holder of Senior Subordinated Notes will have the right to require the Issuer to offer to repurchase such Holder's Senior Subordinated Notes in cash at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. The New Credit Facility will prohibit the Issuer from purchasing the Senior Subordinated Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Issuer will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Senior Subordinated Notes by the relevant Senior Debt. In such case, the Issuer's failure to purchase the tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Note Indenture which would, in turn, constitute a default under the New Credit Facility and could constitute a default under other Senior Debt.

                                 In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of the Senior Subordinated Notes. Furthermore, no assurance can be given that the Issuer will have sufficient resources to satisfy its repurchase obligation with respect to the Senior Subordinated Notes following a Change of Control. See "Description of the Senior Subordinated Notes."

Ranking .......................  The Senior Subordinated Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt of the Issuer, including indebtedness pursuant to the New Credit Facility. The Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Issuer and will rank senior to all Subordinated Indebtedness of the Issuer. The Senior Subordinated Notes will be effectively subordinated to all liabilities of the Issuer's subsidiaries that do not guarantee the Senior Subordinated Notes as set forth herein. On the date of the Senior Subordinated Note Indenture, none of the Company's subsidiaries will guarantee the Senior Subordinated Notes. The Senior Subordinated Note Indenture will provide that if any Restricted Subsidiary of the Company guarantees the payment of any Indebtedness of the Company (other than the Senior Subordinated Notes) or any Indebtedness of any other Restricted Subsidiary, such Restricted Subsidiary shall simultaneously execute and deliver a supplemental indenture to the Senior Subordinated Note Indenture providing for a Subsidiary Guarantee of payment of the Senior Subordinated Notes by such Restricted Subsidiary on the terms set forth in the Senior Subordinated Note Indenture. See "Description of Senior Subordinated Notes--Certain Covenants--Subsidiary
                                 Guarantees." On a pro forma basis after
                                 giving effect to the Merger, including the Merger Financing and the application of proceeds thereof, as of March 31, 1997, the Issuer would have had outstanding approximately $503.0 million of Senior Debt and the Issuer's subsidiaries would have had approximately $10.9 million of outstanding liabilities, including trade payables.


Certain Covenants .............  The Senior Subordinated Note Indenture will contain certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries (as defined herein) to: incur indebtedness and issue preferred stock, repurchase Capital Stock (as defined herein) and Subordinated Indebtedness, engage in transactions with affiliates, engage in sale and leaseback transactions, incur or suffer to exist certain liens, pay dividends or other distributions, sell accounts receivable, make investments, sell assets and engage in certain mergers and consolidations.


Use of Proceeds ...............  The net proceeds from the Offering, together with the initial borrowings under the New
                                 Credit Facility, the DLJMB Equity Investment and the issuance of the Debentures, will be used to fund payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of the Company and to pay the expenses incurred in connection with the Merger.

                                 RISK FACTORS

   See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Senior Subordinated Notes.

                  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED FINANCIAL DATA

   The summary historical consolidated financial data for and as of the end of each of the years in the three-year period ended June 30, 1996 set forth below have been derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data set forth below for and as of the end of the nine-month and the three-month periods ended March 31, 1996 and March 31, 1997 have been derived from the unaudited condensed consolidated financial statements of the Company. The historical condensed consolidated results of operations of the Company for the nine months and three months ended March 31, 1996 and 1997 are unaudited and are not necessarily indicative of the Company's results of operations for the full year. The unaudited historical consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

   The unaudited summary consolidated pro forma financial data of the Company set forth below are based on historical consolidated financial statements of the Company, as adjusted to give effect to the Company's acquisition of BABSS which occurred on October 20, 1995 and the Merger, including the Merger Financing and the application of the proceeds thereof. The pro forma statement of operations for the year ended June 30, 1996 gives effect to the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1995. The pro forma statements of operations for the nine-month and three-month periods ended March 31, 1997 give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1996. The pro forma balance sheet gives effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred at March 31, 1997. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, had occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

   The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Condensed Consolidated Pro Forma Financial Data," "Selected Consolidated Financial Data," and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                     DATA


                                                               FISCAL YEARS ENDED JUNE 30,
                                                     ---------------------------------------------
                                                                                         PRO FORMA
                                                         1994       1995       1996        1996
                                                     ---------- ---------- ----------- -----------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................................  $108,416   $163,020   $ 540,191   $697,676
Gross profit.........................................    31,436     49,537     137,875    180,432
Operating income(2)(3)...............................    15,983     20,779      49,373     68,687
Interest expense.....................................    (4,979)    (2,521)    (14,953)   (60,808)
Interest income......................................       132         53         239      4,853
Income from continuing operations(4)(5) .............    10,112     41,415      20,789      7,639
Net income ..........................................    10,112     42,528      18,862      5,712
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents............................  $    978   $  2,659   $   8,221
Inventory............................................     4,459      4,024      30,130
Repairable parts(6)..................................     9,473     27,360     154,970
Total assets.........................................    35,496    135,553     514,510
Total debt...........................................     4,539     25,571     190,903
Total stockholder's equity (deficit).................   (27,627)    14,677     180,793
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations .....................  $ 28,722   $ 38,415   $  51,894
Net cash (used in) investing activities .............    (3,348)   (54,271)   (346,354)
Net cash (used in) provided by financing activities     (24,946)    17,537     300,022
OTHER DATA:
EBITDA(7)............................................  $ 22,672   $ 37,021   $ 114,816   $147,805
Amortization of repairable parts.....................     5,929      7,688      37,869     48,467
                                                     ---------- ---------- ----------- -----------
Adjusted EBITDA(7)...................................    16,743     29,333      76,947     99,338
Adjusted EBITDA margin(8)............................      15.4%      18.0%       14.2%      14.2%
Depreciation and amortization of intangibles ........  $  7,161   $  8,554   $  23,982   $ 30,651
Repairable parts purchases...........................     1,857     12,154      63,514     74,287
Capital expenditures.................................       304      2,786       7,278     11,243
Cash interest expense................................     1,232      2,314      14,743     58,094
Revenue per average number of employees(9) ..........     105.8      113.8       119.6      120.0

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                     DATA

                                            NINE MONTHS           THREE MONTHS
                                          ENDED MARCH 31,        ENDED MARCH 31,
                                     ----------------------- ---------------------
                                         1996        1997        1996       1997
                                     ----------- ----------- ---------- ----------
                                              (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................  $ 369,167   $ 572,749   $172,673   $205,070
Gross profit.........................     96,459     144,780     42,711     54,698
Operating income(2)(3)...............     29,323      45,041     15,536     20,080
Interest expense.....................    (11,289)    (11,097)    (5,855)    (4,005)
Interest income......................         69         393         54        316
Income from continuing operations(5)      10,866      19,916      5,842      9,507
Net income ..........................     10,866      19,916      5,842      9,507
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents............                                     $ 12,886
Inventory............................                                       35,186
Repairable parts(6)..................                                      195,656
Total assets.........................                                      641,677
Total debt...........................                                      246,671
Total stockholder's equity
 (deficit)...........................                                      201,095
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations  ....  $  35,489   $  57,654   $ 20,590   $ 36,667
Net cash (used in) investing
 activities .........................   (308,771)   (105,329)   (20,713)   (34,569)
Net cash provided by financing
 activities .........................    276,032      52,388      4,933      2,510
OTHER DATA:
EBITDA(7)............................  $  75,568   $ 121,680   $ 34,308   $ 46,419
Amortization of repairable parts  ...     23,017      45,642     11,214     16,356
                                     ----------- ----------- ---------- ----------
Adjusted EBITDA(7)...................     52,551      76,038     23,094     30,063
Adjusted EBITDA margin(8)............       14.2%       13.3%      13.4%      14.7%
Depreciation and amortization of
 intangibles.........................  $  16,228   $  26,697   $  7,558   $  9,983
Repairable parts purchases...........     31,715      64,803     19,560     28,815
Capital expenditures.................      3,331       6,093      1,153      2,261
Cash interest expense................     11,134      10,578      5,803      3,642
Ratio of Adjusted EBITDA to cash
 interest expense....................       4.72x       7.19x      3.98x      8.25x
Revenue per average number of
 employees(9)........................  $    90.3   $    94.7   $   29.8   $   32.4

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                PRO FORMA
                                     -----------------------------
                                       NINE MONTHS    THREE MONTHS
                                          ENDED          ENDED
                                      MARCH 31, 1997 MARCH 31, 1997
                                     -------------- --------------

STATEMENT OF OPERATIONS DATA(1):
Revenues.............................    $572,749      $ 205,070
Gross profit.........................     144,780         54,698
Operating income(2)(3)...............      45,041         20,080
Interest expense.....................     (45,313)       (15,130)
Interest income......................       3,815          1,457
Income from continuing operations(5)        2,055          3,716
Net income ..........................       2,055          3,716
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents............                  $  12,886
Inventory............................                     35,186
Repairable parts(6)..................                    195,656
Total assets.........................                    722,616
Total debt...........................                    653,771
Total stockholder's equity
 (deficit)...........................                   (125,066)
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations  ....
Net cash (used in) investing
 activities .........................
Net cash provided by financing
 activities .........................
OTHER DATA:
EBITDA(7)............................    $121,680      $  46,419
Amortization of repairable parts  ...      45,642         16,356
                                     -------------- --------------
Adjusted EBITDA(7)...................      76,038         30,063
Adjusted EBITDA margin(8)............        13.3%          14.7%
Depreciation and amortization of
 intangibles.........................    $ 26,697      $   9,983
Repairable parts purchases...........      64,803         28,815
Capital expenditures.................       6,093          2,261
Cash interest expense................      42,916         14,141

Ratio of Adjusted EBITDA to cash
 interest expense....................        1.77x          2.13x
Revenue per average number of
 employees(9)........................    $   94.7      $    32.4

------------
(1) The Summary Statement of Operations Data excludes the effects of discontinued operations. See Note 3 of the Notes to the Company's Consolidated Financial Statements.
(2) Operating income includes a $6.4 million credit arising from unused lease liabilities for the year ended June 30, 1994. During the nine months ended March 31, 1997 the Company recorded a $4.3 million charge for estimated future employee severance costs of $3.4 million and unutilized lease costs of $0.9 million.
(3) Operating income includes a $7.0 million charge for future employee severance costs and unutilized lease costs, incurred in connection with the BABSS acquisition, for the nine months ended March 31, 1996. The year ended June 30, 1996 includes a reversal of $3.4 million of this charge due to the Company's ability to utilize and sublease various facilities identified in the original charge. See Note 15 of the Notes to the Company's Consolidated Financial Statements.
(4) Income from continuing operations for the year ended June 30, 1994 reflects interest expense arising from the Company's subordinated debt which was refinanced as a part of the 1994 Restructuring. See
        Note 10 of the Notes to the Company's Consolidated Financial
        Statements.
(5) Income from continuing operations for the year ended June 30, 1994 includes income taxes based on an effective tax rate substantially less than the effective tax rates used for the years ended June 30, 1995 and 1996, and the three and nine months ended March 31, 1996 and 1997. The year ended June 30, 1995 includes a $23.1 million net benefit arising from the recognition of future tax benefits of tax loss carryforwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.
(6) Repairable parts represent parts that can be repaired and reused and are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over three to five years, the estimated useful life of these repairable parts. Costs to refurbish these parts are charged to expense as incurred.
(7) "EBITDA" represents income from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.
(8) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.
(9) Revenue per average number of employees is calculated by dividing revenues for applicable periods by the average number of employees during the respective periods.

                                 RISK FACTORS

   In addition to the other information set forth herein, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the Senior Subordinated Notes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the computer maintenance and technology support services industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


SUBSTANTIAL LEVERAGE; LIQUIDITY; STOCKHOLDER'S DEFICIT


   In connection with the Merger and the Merger Financing, including the application of the proceeds therefrom, the Company will incur a significant amount of indebtedness. As of March 31, 1997, after giving pro forma effect to the Merger, including the Merger Financing and the application of the proceeds thereof, the Company would have had (i) total consolidated indebtedness of approximately $653.8 million, (ii) $78.0 million of additional borrowings available under the New Credit Facility and (iii) a stockholder's deficit of $125.1 million. In addition, subject to the restrictions in the New Credit Facility and the Senior Subordinated Note Indenture, the Company may incur additional indebtedness from time to time.

   The level of the Company's indebtedness could have important consequences to the Company, including: (i) limiting cash flow available for general corporate purposes including acquisitions because a substantial portion of the Company's cash flow from operations must be dedicated to debt service;
(ii) limiting the Company's ability to obtain additional debt financing in the future for working capital, repairable parts purchases, capital expenditures or acquisitions; (iii) limiting the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and (iv) exposing the Company to risks inherent in interest rate fluctuations because certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, if the Company's future operating cash flows are less than currently anticipated it may be forced, in order to meet its debt service obligations, to reduce or delay acquisitions, purchases of repairable parts or capital expenditures, sell assets or reduce operating expenses, including, but not limited to, investment spending such as selling and marketing expenses, expenditures on management information systems and expenditures on new products. If the Company were unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or to seek additional equity capital. There can be no assurance that the Company will be able to effect any of the foregoing on satisfactory terms, if at all. In addition, subject to the restrictions and limitations contained in the agreements relating to the Merger Financing, the Company may incur significant additional indebtedness to finance future acquisitions, which could adversely affect the Company's operating cash flows and its ability to service its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

   The Senior Subordinated Note Indenture will restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a Restricted Subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Senior Subordinated Notes). See "Description of New Credit Facility" and "Description of the Senior Subordinated Notes--Certain Covenants." The New Credit Facility requires the Company to maintain specified financial ratios and satisfy certain other financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the Senior Subordinated Notes. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate, there can be no assurance that the assets of the Company, would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Senior Subordinated Notes. Substantially all of the Issuer's assets are pledged as security under the New Credit Facility. See "Description of New Credit Facility."

SUBORDINATION; ASSET ENCUMBRANCES

   The Senior Subordinated Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt of the Issuer, including all indebtedness under the New Credit Facility. As of March 31, 1997, on a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the net proceeds thereof, the Company would have had approximately $503.0 million of Senior Debt, $500.1 million of which would have been secured borrowings and approximately $78.0 million of additional revolving borrowings available under the New Credit Facility. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries, if any, must be paid in full before the Holders of the Senior Subordinated Notes may be paid. If the Issuer incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Senior Subordinated Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer. This may have the effect of reducing the amount of proceeds paid to Holders of the Senior Subordinated Notes. In addition, no cash payments may be made with respect to the Senior Subordinated Notes during the continuance of a payment default with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) on the Senior Subordinated Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, holders of indebtedness and other liabilities of the Issuer's subsidiaries that do not guarantee the Senior Subordinated Notes as set forth herein will have claims that are effectively senior to the Senior Subordinated Notes. On the date of the Senior Subordinated Note Indenture, none of the Company's subsidiaries will guarantee the Senior Subordinated Notes. See "Description of the Senior Subordinated Notes."

HOLDING COMPANY STRUCTURE

   The Company currently conducts a small percentage of its business through subsidiaries. While the Company conducts a majority of its business and operations at the Issuer level, in the future the Issuer may be dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries to the Issuer in order to meet its debt service obligations. Subject to the provisions of the Senior Subordinated Note Indenture, future borrowings by the Company's subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to the Company. In addition, under applicable state law, subsidiaries of the Issuer may be limited in the amount that they are permitted to pay as dividends on their capital stock.

ABSENCE OF PUBLIC MARKET


   The Senior Subordinated Notes are a new security for which no public market exists. The Senior Subordinated Notes will not be listed on a securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices Holders of the Senior Subordinated Notes would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the Senior Subordinated Notes, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the Senior Subordinated Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the Senior Subordinated Notes after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the Senior Subordinated Notes will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Senior Subordinated Notes, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the Senior Subordinated Notes are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates is required to deliver a prospectus in connection with the sale of the Senior Subordinated Notes, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.


FRAUDULENT TRANSFER STATUTES

   Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Senior Subordinated Notes were issued, the Issuer (i) issued the Senior Subordinated Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Senior Subordinated Notes and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Senior Subordinated Notes, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Issuer's obligations to the Holders of the Senior Subordinated Notes, subordinate the Issuer's obligations to the Holders of the Senior Subordinated Notes to other existing and future indebtedness of the Issuer, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Subordinated Notes, and take other action detrimental to the Holders of the Senior Subordinated Notes, including in certain circumstances, invalidating the Senior Subordinated Notes. In that event, there would be no assurance that any repayment on the Senior Subordinated Notes would ever be recovered by the Holders of the Senior Subordinated Notes.

   The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Issuer generally would be considered insolvent at the time it incurs the indebtedness constituting the Senior Subordinated Notes, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Issuer was "insolvent" as of the date the Senior Subordinated Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Issuer was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Issuer was insolvent on the date the Senior Subordinated Notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Senior Subordinated Notes are used to repay indebtedness under the Company's existing indebtedness, or to fund the cash portion of the Merger Consideration, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Senior Subordinated Notes.

POSSIBLE INABILITY TO REPURCHASE SENIOR SUBORDINATED NOTES UPON CHANGE OF
CONTROL

   In the event of a Change of Control, each Holder of Senior Subordinated Notes will have the right to require the Issuer to repurchase all or any part of such Holder's Senior Subordinated Notes at the price specified therefor in the Senior Subordinated Note Indenture. Under the Senior Subordinated Note Indenture, a Change of Control will occur upon the happening of certain events including among others: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals (as defined herein) and their Related Parties (as defined herein); (ii) the Issuer effects certain consolidations or mergers; (iii) the Issuer consummates any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 50% of the voting power of the Voting Stock (as defined herein) of the Issuer or any parent holding company of the Issuer or
(iv) the first day on which a majority of the members of the Board of Directors of the Issuer or any parent holding company of the Issuer are not Continuing Directors (as defined herein).

   The New Credit Facility will prohibit the Issuer from purchasing the Senior Subordinated Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Issuer will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Senior Subordinated Notes, the Issuer could seek the consent of its lenders to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Senior Subordinated Notes by the relevant Senior Debt. In such case, the

Issuer's failure to purchase the tendered Senior Subordinated Notes would constitute an event of default under the Senior Subordinated Note Indenture which would, in turn, constitute a default under the New Credit Facility and could constitute a default under other Senior Debt. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of the Senior Subordinated Notes. Furthermore, no assurance can be given that the Issuer will have sufficient resources to satisfy its repurchase obligation with respect to the Senior Subordinated Notes following a Change of Control. See "Description of the Senior Subordinated Notes."

CONTROL BY THE DLJMB FUNDS


   Following the Merger, up to 86.9% of the outstanding shares of Holdings Common Stock (or 77.2% on a fully diluted basis) (or, if the DLJMB Funds purchase the Direct Shares, 88.4% of the outstanding shares of Holdings Common Stock) will be held by the stockholders of Quaker. As of the date hereof, all of the outstanding capital stock of Quaker is owned in the aggregate by the DLJMB Funds. While the DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds in the DLJMB Equity Investment, in no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds as described in "Certain Relationships and Related Transactions."

   It is expected that at the Effective Time, the DLJMB Funds, the Institutional Investors and any members of Holdings' management who choose to purchase shares of Holdings Common Stock will enter into a stockholders' agreement (the "Investors' Agreement") which will contain provisions that, among other things, will entitle the DLJMB Funds to appoint a majority of the members of the Board of Directors. As a result of its stock ownership and the Investors' Agreement, following the Effective Time the DLJMB Funds will control Holdings (and, through Holdings, the Issuer,) and have the power to elect a majority of the directors of Holdings and the Issuer, appoint new management and approve any action requiring the approval of the holders of Holdings Common Stock and common stock of the Issuer, including adopting certain amendments to the certificate of incorporation of Holdings and the Issuer and approving mergers or sales of all or substantially all of the assets of Holdings and the Issuer. The directors elected by the DLJMB Funds will have the authority to effect decisions affecting the capital structure of Holdings and the Issuer, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.


   The general partners of each of the DLJMB Funds and the members of DLJ First are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding, which has committed to DLJMB to provide the New Credit Facility in connection with the Merger, is also an affiliate of DLJ, Inc. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which is the Underwriter with respect to the Debentures and the Senior Subordinated Notes, is also an affiliate of DLJ, Inc.

LOSS OF CONTRACT-BASED REVENUE; FIXED FEE CONTRACTS

   Over 85% of the Company's revenues during fiscal 1996 were contract-based. As is customary in the computer services industry, the Company experiences reductions in its contract-based revenue as customers may eliminate certain equipment or services from coverage under the contracts, typically upon 30 days' notice, or either cancel or elect not to renew their contracts upon 30, 60 or 90 days' notice. The Company believes the principal reasons for the loss of contract-based revenue are the replacement of the equipment being serviced with new equipment covered under a manufacturer's warranty, the discontinuance of the use of equipment being serviced for a customer due to obsolescence or a customer's determination to utilize a competitor's services or to move technical support services in-house. While the Company historically has been able to offset the reduction of contract-based revenue and maintain revenue growth through acquisitions and new contracts, notwithstanding the reduction in contract-based revenue, there can be no assurance it will continue to do so in the future, and any failure to consummate acquisitions, enter into new contracts or add additional services and equipment to existing contracts could have a material adverse effect on the Company's profitability.

   Under many of the Company's contracts, the customer pays a fixed fee for customized bundled services which are priced by the Company based on its best estimates of various factors, including estimated future equipment failure rates, cost of spare parts and labor expenses. While the Company believes it has historically been able to estimate these factors accurately enough to be able to price these fixed-fee contracts on terms favorable to the Company, there can be no assurance the Company will be able to continue to do so in the future.


MANAGEMENT AND FUNDING OF GROWTH

   Any future growth of the Company will require the Company to manage its expanding domestic operations and international affiliations and to adapt its operational and financial systems to respond to changes in its business environment, while maintaining a competitive cost structure. The acquisition strategy of the Company and the expansion of the Company's service offerings have placed and will continue to place significant demands on the Company and its management to improve the Company's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors, and to continue to retain, train, motivate and effectively manage the Company's employees. For example, the Company's acquisition and integration of BABSS resulted in the loss of certain members of its finance and accounting organization which resulted in a difficulty in the timely performance of certain internal reconciliations and account analyses. In response to these difficulties, the Company has taken various personnel and procedural actions, including, among other things, increasing the size of, and restructuring, its accounting staff, instituting an internal audit function and enhancing its accounting systems, policies and procedures. The failure of the Company to manage its prior or any future growth effectively could have a material adverse effect on the Company.


   Additionally, the Company's ability to maintain and increase its revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on its ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth, including a significant investment in repairable parts, which are classified as non-current assets. There can be no assurance the Company will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Merger Financing and any future indebtedness) to fund the Company's future growth.

ACQUISITION GROWTH STRATEGY

   The Company has historically pursued an aggressive acquisition strategy, acquiring certain contracts and assets in 35 transactions from the beginning of fiscal 1993 through March 31, 1997. Future acquisitions and/or internal revenue growth will be necessary to offset expected declines in contract-based revenues. As a result, the Company expects to continue to evaluate acquisitions that can provide meaningful benefits by expanding the Company's existing and future hardware maintenance and technology support capabilities and leveraging its existing and future infrastructure. However, there are various risks associated with pursuing an acquisition strategy of this nature. The risks include problems inherent in integrating new businesses, including potential loss of customers and key personnel and potential disruption of operations. There can be no assurance that contracts acquired by the Company will generate significant revenues or that customers covered by such acquired contracts will not choose to terminate such contracts. The rate at which any such contracts are terminated may be higher than the rates at which the Company's contracts have historically been terminated. There also can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. Future acquisitions may be limited by restrictions in the Company's indebtedness.

COMPETITION; COMPETITIVE ADVANTAGES OF OEMS

   Competition among computer support service providers, both original equipment manufacturer and independent service organizations, is intense. The Company believes approximately 80% of that portion of industry hardware maintenance services related to mainframes and stand-alone midrange systems is currently serviced by OEM service organizations. In addition, the Company believes that OEM service organizations provide a smaller, but still significant, portion of the computer maintenance services related to distributed systems, workgroups and PCs. The remainder of the market is serviced by a small number of larger, independent companies, such as the Company, offering a broader range of service capabilities, as well as numerous small companies focusing on narrower areas of expertise or serving limited geographic areas.

   In many instances, OEM service organizations have greater resources than the Company, and, because of their access to the OEM's engineering data, may be able to respond more quickly to servicing equipment that incorporates new or emerging technologies. Moreover, some OEMs, especially in the mainframe environment, do not make available to end-users or independent service organizations the technical information, repairable parts, diagnostics, engineering changes and other support items required to service their products, and design and sell their products in a manner so as to make it virtually impossible for a third party to perform maintenance services without potentially infringing upon certain proprietary rights of the OEM. In addition OEMs are sometimes able to develop proprietary remote diagnostic or monitoring systems which the Company may not be able to offer. Therefore, OEM service organizations sometimes have a cost and timing advantage over the Company because the Company must first develop or acquire from another party the required support items before the Company can provide services for that equipment. An OEM's cost advantage, the unavailability of required support items or various proprietary rights of the OEM may preclude the Company from servicing certain products. Furthermore, OEMs usually provide warranty coverage for new equipment for specified periods, during which it is not economically feasible for the Company to compete for the provision of maintenance services. To the extent OEMs choose, for marketing reasons or otherwise, to expand their warranty periods or terms, the Company's business may be adversely affected.

   In June 1994, International Business Machines Corporation ("IBM") filed in the United States District Court for the Southern District of New York (the "Court") a motion to terminate a 1956 consent decree (the "IBM Consent Decree") that, among other things, requires IBM to provide repairable parts, documentation and other support items for IBM electronic data processing systems to third parties on reasonable terms and places other restrictions on IBM's conduct. On January 18, 1996, the Court entered an order approving a modification of the IBM Consent Decree that, among other things, terminated the IBM Consent Decree except insofar as it applies to the System 360/370/390 (mainframes) and AS/400 (midrange) families of IBM products. In July 1996, IBM and the U.S. Department of Justice ("DOJ") reached an agreement in tentative settlement of the remainder of IBM's motion and jointly moved to terminate on a phased basis, the remaining provisions of the IBM Consent Decree (the "Joint Motions"). On May 1, 1997 the Court granted the Joint Motion. The order granting the Joint Motion is subject to appeal. Consequently, certain of the remaining provisions of the IBM Consent Decree (primarily relating to sales and marketing restrictions on IBM) terminate either immediately upon, or within six months of, entry of the Court order; all of the other remaining provisions (including those requiring IBM to provide parts and other support items to third parties) terminate on July 2, 2000 with respect to AS/400 systems and on July 2, 2001 with respect to System 360/370/390 mainframes. The impact, if any, upon the Company of the termination of such sales and marketing restrictions is impossible to predict because it depends upon what changes, if any, IBM will make in its sales and marketing policies and practices. As a result of the termination of the IBM Consent Decree, the Company's ability to service midrange and mainframe products may be adversely affected. Furthermore, as the Company's business is highly dependent upon its ability to service a wide variety of equipment in a multivendor environment, the inability to compete effectively for the service of IBM mainframes and midrange products could cause the loss of a substantial portion of the Company's customer base to IBM or an IBM affiliate, which would have a material adverse effect on the Company's business.

INVENTORY AND REPAIRABLE PARTS MANAGEMENT

   In order to service its customers, the Company is required to maintain a high level of inventory and repairable parts for extended periods of time. Any decrease in the demand for the Company's maintenance services could result in a substantial portion of the Company's inventory and repairable parts becoming excess, obsolete or otherwise unusable. In addition, rapid changes in technology could render significant portions of the Company's inventory and repairable parts obsolete, thereby giving rise to write-offs and a reduction in profitability. The inability of the Company to manage its inventory and repairable parts or the need to write them off in the future could have a material adverse effect on the Company's business, financial results and results of operations.

   Inventory and repairable parts purchases are made from OEMs and other vendors. The Company typically has more than a single source of supply for each part and component, but from time to time it will have only a single supplier for a particular part. In some cases, the Company's OEM customer may be the only source of supply for a repair part or component. Should a supplier be unwilling or unable to supply any part or component in a timely manner, the Company's business could be adversely affected. In addition, the Company is dependent upon IBM for obtaining certain parts that are critical to the maintenance of certain IBM mainframe and midrange systems that IBM is currently required to make available to third parties pursuant to the IBM Consent Decree. There can no assurance that IBM will continue to make parts available for AS/400 Systems after July 2, 2000 and for System 360/370/390 mainframes after July 2, 2001. Even if such parts or components are available, a shortage of supply could result in an increase in procurement costs which, if not passed on to the customer, may adversely affect the Company's profitability.

COPYRIGHT ISSUES

   In connection with the Company's performance of most hardware maintenance, the computer system which is being serviced must be turned on for the purpose of service or repair. When the computer is turned on, the resident operating system software and, in some cases diagnostic software, is transferred from a peripheral storage device or a hard disk drive into the computer's random access memory. Within the past several years, several OEMs have been involved in litigation with independent service organizations, including the Company, in which they have claimed such transfer constitutes the making of an unauthorized "copy" of such software by the independent service organization which infringes on the software copyrights held by the OEMs. The Company is aware of three cases in this area which have been decided in favor of the OEM. Although the Company was not a party in any of these cases, three similar claims have been asserted against the Company, each of which has been resolved. Litigation of this nature can be time consuming and expensive, and there can be no assurance the Company will not be a party to similar litigation in the future, or that such litigation would be resolved on terms that do not have a material adverse effect on the Company.

DEPENDENCE ON COMPUTER INDUSTRY TRENDS; RISK OF TECHNOLOGICAL CHANGE

   The Company's future success is dependent upon the continuation of a number of trends in the computer industry, including the migration by information technology end-users to multivendor and multisystem computing environments, the overall increase in the sophistication and interdependency of computing technology, and a focus by information technology managers on cost-efficient management. The Company believes these trends have resulted in a movement by both end-users and OEMs towards outsourcing and an increased demand for support service providers that have the ability to provide a broad range of multivendor support services. There can be no assurance these trends will continue into the future.

   Additionally, rapid technological change and compressed product life cycles are prevalent in the computer industry, which may lead to the development of improved or lower cost technologies, higher quality hardware with significantly reduced failure rates and maintenance needs, or customer decisions to replace rather than continue to maintain aging hardware, and which could result in a reduced need for the Company's services in the future. Moreover, such rapid technological changes could adversely affect the Company's ability to predict equipment failure rates, and, therefore, to establish prices that provide adequate profitability. Similarly, new computer systems could be built based upon proprietary, as opposed to open, systems that could not be serviced by the Company.

DEPENDENCE ON KEY PERSONNEL


   The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly the Company's executive officers. See "Management." Competition for qualified management personnel in the industry is intense. There are not currently any employment contracts which would ensure the continued employment of any executive officer following the Merger. The loss of the services of certain of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on the Company's business. The Company does not currently maintain key man insurance.


POTENTIAL ENVIRONMENTAL LIABILITIES

   The Company or certain businesses as to which it is alleged that the Company is a successor have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund Sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fourth, related site, but has not received any other communication with respect to that site. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company currently has sufficient reserves for its share, if any, of the cost of clean-up of these sites and to the extent current reserves prove inadequate, any payments in excess of the reserved amounts will not be material to the consolidated financial position, results of operations or liquidity of the Company. See "Business--Legal Proceedings" and Note 16 of the Notes to the Company's Consolidated Financial Statements.

                       THE MERGER AND MERGER FINANCING

THE MERGER FINANCING


   In order to fund the payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of the Company, and pay expenses incurred in connection with the Merger, the Issuer is issuing the Senior Subordinated Notes and will enter into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $470 million and revolving loan borrowings of $105 million. At the Effective Time, the Company is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of the Company. The proceeds of such financings will, in part, be distributed to Holdings in the form of a dividend and, in part, lent to Holdings pursuant to an intercompany note. On May 4, 1997, DLJMB Inc., an affiliate of DLJMB, received an executed commitment letter from DLJ Capital Funding to provide the New Credit Facility, which will be syndicated by DLJ Capital Funding. Additionally, on May 4, 1997, DLJMB Inc. received a letter from DLJSC with respect to the underwriting, purchase or private placement of the Senior Subordinated Notes in which DLJSC indicated that it was highly confident of its ability to sell the Senior Subordinated Notes in the public market. Each of the commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. See "Description of the New Credit Facility" and "Certain Relationships and Related Transactions."

   Quaker is expected to raise an additional $85 million through the concurrent issuance of the Debentures, which may be sold together with the Public Warrants to purchase Quaker Common Stock in the public markets (or alternatively, through the issuance of preferred stock to the DLJMB Funds and the Institutional Investors). At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Debentures and any Public Warrants issued together with the Debentures, and the Public Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. The DLJMB Funds and the Institutional Investors also expect to purchase 9,782,508 shares of Quaker Common Stock and may acquire the DLJMB Warrants to purchase shares of Holdings Common Stock at an exercise price not less than $0.01 per share immediately prior to the Effective Time for approximately $225 million. In lieu of acquiring the DLJMB Warrants, the DLJMB Funds and the Institutional Investors may acquire directly those shares of Common Stock (up to 1,417,180 shares) for which such DLJMB Warrants would have been exercisable at a price that would be equivalent to the exercise price of the DLJMB Warrants (the "Direct Shares"). The number of DLJMB Warrants issued or Direct Shares purchased will be reduced by the number of Public Warrants issued (if any). At the Effective Time, the proceeds of such purchase will become an asset of Holdings, each share of Quaker Common Stock, including the Direct Shares, if any, will become a share of Holdings Common Stock and each warrant to acquire Quaker Common Stock will by its terms become exercisable for an equal number of shares of Holdings Common Stock.


THE MERGER AGREEMENT


   The Merger Agreement provides, among other things, for the merger of Quaker with and into Holdings, with Holdings continuing as the surviving corporation. Pursuant to the Merger Agreement, at the Effective Time, each share of Holdings Common Stock held by Holdings as treasury stock or owned by Quaker immediately prior to the Effective Time will be cancelled, and no payment will be made with respect thereto; each share of Quaker Common Stock outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted; each share of preferred stock, par value $0.01 per share, of Quaker ("Quaker Preferred Stock"), if any, outstanding immediately prior to the Effective Time will be converted into and become one share of preferred stock of the surviving corporation with the same rights, powers and privileges as the shares of preferred stock so converted; each outstanding warrant to purchase shares of Quaker Common Stock (each, a "Quaker Warrant") will, pursuant to its terms, become exercisable for an equal number of shares of Holdings Common Stock on the same terms and conditions as the Quaker Warrant; and each share of Holdings Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided with respect to shares as to which appraisal rights have been exercised, be converted into the following (the "Merger

Consideration"): for each such share with respect to which an election to retain Holdings Common Stock has been effectively made, revoked or lost ("Stock Electing Shares"), the right to retain one share of Holdings Common Stock, and for each such share (other than Stock Electing Shares), the right to receive in cash from Quaker an amount equal to $23.00 (the "Cash Merger Consideration"). The Merger contemplates that approximately 94.7% of the presently issued and outstanding shares of Holdings Common Stock will be converted, at the election of the holder, into cash, as described above, and that approximately 5.3% (or 1,474,345 as of April 21, 1997) of such shares will be retained by existing stockholders. Because 5.3% of the shares outstanding after the Merger must be retained by existing stockholders of Holdings, the right to receive $23.00 per share or retain shares of Holdings Common Stock is subject to proration. The shares which are to be retained will represent approximately 13.1% of the shares of Holdings Common Stock (or 11.6% on a fully diluted basis) expected to be issued and outstanding immediately after the Merger. If the Merger is approved, 9,782,609 shares of Quaker Common Stock will be converted into Holdings Common Stock that will represent approximately 86.9% of Holdings Common Stock (or 77.2% on a fully diluted basis) (or, if the DLJMB Funds purchase the Direct Shares, 88.4% of the outstanding Holdings Common Stock) after the Merger. The DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds in the DLJMB Equity Investment. In no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Merger to below a majority, or limit the rights of the DLJMB Funds under the Investors Agreement.


   The DLJMB Warrants, issued by Quaker, will be exercisable for a maximum of 1,417,180 shares of Quaker Common Stock at an exercise price of not less than $.01 per share; however, the number of DLJMB Warrants (or if issued the Direct Shares) will be decreased by the number, if any, of Public Warrants that are issued together with the Debentures. All such Quaker Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock on identical terms following the Effective Time. As a result, following the Effective Time, the DLJMB Warrants and Public Warrants will permit the holders thereof to purchase up to an additional 1,417,180 shares of Holdings Common Stock which would represent, when exercised, approximately 11.2% of the Holdings Common Stock (on a fully diluted basis) after the Merger.


   At the Effective Time, each outstanding option to acquire shares of Holdings Common Stock granted to employees and directors, whether vested or not (the "Options"), will be cancelled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of such Options will receive, with respect to each Option, a cash payment in an amount equal to the product of (x) the excess, if any, of $23.00 over the exercise price of such Option multiplied by (y) the number of shares of Holdings Common Stock subject to such Option (the "Option Cash Proceeds"). Alternatively, a portion of such options may be converted into options to purchase Holdings Common Stock after the Effective Time.


   Holdings will use its reasonable best efforts to cause holders of all outstanding warrants to purchase Holdings Common Stock (the "Existing Warrants") to surrender such Existing Warrants to Holdings prior to the Effective Time in exchange for a cash payment immediately after the Effective Time of an amount equal to the (x) excess, if any, of $23.00 over the exercise price of such Existing Warrant, multiplied by (y) the number of shares of Holdings Common Stock subject to such Existing Warrant (the "Warrant Cash Proceeds"), and upon such other terms and conditions satisfactory to Quaker.


   Holdings will submit the Merger Agreement to its stockholders for approval and adoption at a special meeting of stockholders of Holdings, which is expected to be held between August 5, 1997 and August 7, 1997 (the "Special Meeting"). Approval of the Merger Agreement requires an affirmative vote of the outstanding shares of Holdings Common Stock. J.H. Whitney & Co. and certain partnerships associated with Welsh, Carson, Anderson & Stowe have entered into a Voting Agreement and Irrevocable Proxy, dated as of May 4, 1997, pursuant to which they have agreed upon the terms set forth therein to vote shares constituting approximately 30% of the outstanding Holdings Common Stock in favor of approval and adoption of the Merger Agreement.


   The obligations of Quaker and Holdings to effect the Merger are further subject to, certain customary conditions, including approval of the Merger Agreement by the stockholders of Holdings.

   The Merger Agreement contains customary representations, warranties and covenants of Holdings and Quaker, and may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of Holdings) under certain circumstances, including by either Holdings or Quaker, if the Merger has not been consummated by the later of (x) the earlier of September 15, 1997 and ten business days after the Special Meeting, and (y) August 15, 1997, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement.

                               USE OF PROCEEDS


   The proceeds from the sale of the Senior Subordinated Notes, after deducting expenses of the Offering, including discounts to the Underwriter,
are estimated to be approximately $   million. The proceeds from the
Offering, together with the borrowings under the New Credit Facility, the DLJMB Equity Investment, and the issuance of Debentures will be used to finance the conversion into cash of approximately 94.7% of the shares of Holdings Common Stock currently outstanding, to refinance the outstanding indebtedness of the Company under the existing bank credit facility (approximately $239.9 million outstanding at an interest rate of 6.44% as of March 31, 1997 and which matures April 26, 2001), fund payments of the Option Cash Proceeds and the Warrant Cash Proceeds, and finance the expenses and fees incurred in connection with the Merger. See "The Merger and Merger Financing." Approximately $299 million of the proceeds to the Issuer from the initial borrowings under the New Credit Facility and the Senior Subordinated Notes will be dividended or loaned to Holdings to fund a portion of the Cash Merger Consideration and fees and expenses of Holdings in connection therewith.


   The following table sets forth the estimated cash sources and uses of funds as if the Merger and Merger Financing, including the application of the net proceeds therefrom, occurred and were completed at the Effective Time.

                                                    (IN MILLIONS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility.........................    $  8.3
 Term loans........................................     470.0
Senior Subordinated Notes..........................     150.0
Debentures and Public Warrants.....................      85.0
Common stock and warrants purchased by DLJMB
 Funds.............................................     225.0
                                                   -------------
  Total cash sources...............................    $938.3
                                                   =============
TOTAL USES:
Cash Merger Consideration .........................    $605.9
Option Cash Proceeds and Warrant Cash Proceeds  ...      58.4
Repayment of existing revolving credit facility  ..     221.2
Estimated transaction fees and expenses............      52.8
                                                   -------------
  Total cash uses..................................    $938.3
                                                   =============

                                CAPITALIZATION

   The following table sets forth the historical consolidated capitalization of the Company as of March 31, 1997, and on a pro forma basis to give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred on March 31, 1997. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Unaudited Condensed Consolidated Pro Forma Financial Data, the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                            AS OF MARCH 31, 1997
                                         ------------------------
                                           HISTORICAL   PRO FORMA
                                         ------------ -----------
                                               (IN THOUSANDS)
Cash and cash equivalents................   $ 12,886    $  12,886
                                         ============ ===========
Total debt (including current portion):
 New Credit Facility:
  Revolving credit facility (1)..........   $     --    $  26,950
  Term loan facility ....................         --      470,000
 Existing revolving credit facility (1) .    239,850           --
 Senior Subordinated Notes offered
  hereby.................................         --      150,000
 Notes payable and other debt............      5,398        5,398
 Capitalized lease obligations...........      1,423        1,423
                                         ------------ -----------
   Total debt............................    246,671      653,771
 Shareholder's equity (deficit)(2) ......    201,095     (125,066)
                                         ------------ -----------
   Total capitalization..................   $447,766    $ 528,705
                                         ============ ===========


------------
(1) It is assumed that, at the Effective Time, actual borrowings under the existing revolving credit facility will be approximately $221.2 million. Any variation in the actual borrowings outstanding under the existing revolving credit facility at the Effective Time will result in a corresponding change in borrowings under the New Credit Facility.
(2) For a description of the pro forma adjustments, see Note 6 to the Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet Data.

          UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

   The following unaudited condensed consolidated pro forma financial data (the "Pro Forma Financial Data") of the Company are based on historical consolidated financial statements of the Company as adjusted to give effect to the Company's acquisition of BABSS on October 20, 1995 and the Merger, including the Merger Financing and the application of the proceeds thereof. The unaudited condensed consolidated pro forma statement of operations data for the year ended June 30, 1996 gives effect to the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1995. The unaudited condensed consolidated pro forma statements of operations data for the nine-month and three-month periods ended March 31, 1997 give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if it had occurred as of July 1, 1996. The pro forma balance sheet gives effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of March 31, 1997. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and other financial information pertaining to the Company. The Pro Forma Financial Data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Merger, including the Merger Financing and the application of the proceeds thereof, and BABSS acquisition in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date. The Pro Forma Financial Data do not give effect to any transactions other than the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, discussed in the notes to the Pro Forma Financial Data included elsewhere herein.


   As a result of the proposed Merger, Holdings, the Company and Quaker will incur various costs currently estimated to range between $95 million and $105 million (pretax) in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. While the exact timing, nature and amount of these costs are subject to change the Company anticipates that a one-time pretax charge of approximately $76 million ($69 million after tax) will be recorded in the quarter in which the Merger is consummated. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The pro forma adjustments were applied to the respective historical consolidated financial statements of the Company to reflect and account for the Merger as a recapitalization; accordingly, the historical basis of the Company's assets and liabilities has not been impacted thereby.

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA


                                                                   YEAR ENDED JUNE 30, 1996
                                       -------------------------------------------------------------------------------
                                           HISTORICAL RESULTS        BABSS ACQUISITION              THE MERGER
                                       ------------------------ ------------------------- ----------------------------
                                                                                                           PRO FORMA,
                                         THE COMPANY    BABSS     ADJUSTMENTS   PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                       ------------- ---------- ------------- ----------- -------------- -------------
                                                                 (IN THOUSANDS, EXCEPT RATIOS)
Revenues...............................   $540,191     $157,485          --     $697,676                    $697,676
Cost of revenues.......................    402,316      127,049    $ (9,549)(1)  517,244                     517,244
                                                                     (1,250)(2)
                                                                         83 (3)
                                                                     (1,405)(4)
                                       ------------- ---------- ------------- -----------                -------------
Gross profit...........................    137,875       30,436      12,121      180,432                     180,432
Operating Expenses:
 Selling, general, and administrative
  expenses.............................     69,237       27,152      (1,701)(1)   92,211                      92,211
                                                                       (500)(2)
                                                                         83 (3)
                                                                       (997)(4)
                                                                     (1,063)(5)
 Amortization and write off of
  intangibles..........................     15,673          625        (625)(6)   19,534                      19,534
                                                                      3,861 (7)
 Employee severance and unutilized
  lease cost...........................      3,592                   (3,592)(8)
                                       ------------- ---------- ------------- ----------- -------------- -------------
Operating income.......................     49,373        2,659      16,655       68,687                      68,687
Interest expense.......................    (14,953)        (539)        539 (9)  (20,570)      (59,878)(12)  (60,808)
                                                                     (5,617)(10)                19,640 (13)
Interest income........................        239           52                      291         4,562 (14)    4,853
                                       ------------- ---------- ------------- ----------- -------------- -------------
Income from continuing operations
 before income taxes, and
 extraordinary item....................     34,659        2,172      11,577       48,408       (35,676)       12,732
(Provision) benefit for income taxes ..    (13,870)         250      (5,743)(11)  19,363)       14,270 (11)   (5,093)
                                       ------------- ---------- ------------- ----------- -------------- -------------
Income from continuing operations
 before extraordinary item.............     20,789        2,422       5,834       29,045       (21,406)        7,639
Extraordinary item--early retirement
 of debt...............................     (1,927)                               (1,927)                     (1,927)
                                       ------------- ---------- ------------- ----------- -------------- -------------
Net income ............................   $ 18,862     $  2,422    $  5,834     $ 27,118      $(21,406)     $  5,712
                                       ============= ========== ============= =========== ============== =============
OTHER DATA:
 EBITDA (15)...........................   $114,816     $ 16,524                 $147,805                    $147,805
 Amortization of repairable parts  ....     37,869       10,598                   48,467                      48,467
                                       ------------- ---------- ------------- ----------- -------------- -------------
 Adjusted EBITDA (15)..................     76,947        5,926                   99,338                      99,338
 Adjusted EBITDA margin (16)...........       14.2%         3.8%                    14.2%                       14.2%
 Depreciation and amortization of
  intangibles..........................   $ 23,982     $  3,267                 $ 30,651                    $ 30,651
 Repairable parts purchases ...........     63,514       10,773                   74,287                      74,287
 Capital expenditures .................      7,278        3,965                   11,243                      11,243
 Cash interest expense.................     14,743          539                   20,360                      58,094

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA

                                                          NINE MONTHS ENDED MARCH 31, 1997
                                                    -------------------------------------------
                                                      HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                    ------------   -------------    -----------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
Revenues..........................................     $572,749                       $572,749
Cost of revenues .................................      427,969                        427,969
                                                    ------------                    -----------
Gross profit......................................      144,780                        144,780
Operating Expenses:
 Selling, general, and administrative expenses ...       78,578                         78,578
 Amortization and write off of intangibles .......       16,861                         16,861
 Employee severance and unutilized lease cost ....        4,300                          4,300
                                                    ------------                    -----------
Operating income..................................       45,041                         45,041

                                                                       (44,908)(12)
Interest expense..................................      (11,097)        10,692 (13)    (45,313)
Interest income...................................          393          3,422 (14)      3,815
                                                    ------------   -------------    -----------
Income before income taxes........................       34,337        (30,794)          3,543
(Provision) benefit for income taxes..............      (14,421)        12,933 (11)     (1,488)
                                                    ------------   -------------    -----------
Net income .......................................     $ 19,916       $(17,861)       $  2,055
                                                    ============   =============    ===========

OTHER DATA:
 EBITDA (15)......................................     $121,680                       $121,680
 Amortization of repairable parts.................       45,642                         45,642
                                                    ------------                    -----------
 Adjusted EBITDA (15).............................       76,038                         76,038
 Adjusted EBITDA margin (16)......................         13.3%                          13.3%
 Depreciation and amortization of intangibles ....     $ 26,697                       $ 26,697
 Repairable parts purchases.......................       64,803                         64,803
 Capital expenditures.............................        6,093                          6,093
 Cash interest expense............................       10,578                         42,916
 Ratio of Adjusted EBITDA to cash interest
  expense.........................................         7.19x                          1.77x

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA

                                                          THREE MONTHS ENDED MARCH 31, 1997
                                                    --------------------------------------------
                                                      HISTORICAL     ADJUSTMENTS      PRO FORMA
                                                    ------------   --------------    -----------
                                                                   (IN THOUSANDS, EXCEPT RATIOS)
Revenues..........................................     $205,070                        $205,070
Cost of revenues .................................      150,372                         150,372
                                                    ------------                     -----------
Gross profit......................................       54,698                          54,698
Operating Expenses:
 Selling, general, and administrative expenses ...       28,228                          28,228
 Amortization and write off of intangibles .......        6,390                           6,390
                                                    ------------                     -----------
Operating income..................................       20,080                          20,080
Interest expense..................................       (4,005)        (14,970)(12)    (15,130)
                                                                          3,845 (13)
Interest income...................................          316           1,141 (14)      1,457
                                                    ------------   --------------    -----------

Income before income taxes........................       16,391          (9,984)          6,407
(Provision) benefit for income taxes..............       (6,884)          4,193 (11)     (2,691)
                                                    ------------   --------------    -----------

Net income .......................................     $  9,507        $ (5,791)       $  3,716
                                                    ============   ==============    ===========

OTHER DATA:
 EBITDA (15)......................................     $ 46,419                        $ 46,419
 Amortization of repairable parts.................       16,356                          16,356
                                                    ------------                     -----------
 Adjusted EBITDA (15).............................       30,063                          30,063
 Adjusted EBITDA margin (16)......................         14.7%                           14.7%
 Depreciation and amortization of intangibles ....     $  9,983                        $  9,983
 Repairable parts purchases.......................       28,815                          28,815
 Capital expenditures.............................        2,261                           2,261
 Cash interest expense............................        3,642                          14,141
 Ratio of Adjusted EBITDA to cash interest
  expense.........................................         8.25x                           2.13x

                         NOTES TO UNAUDITED CONDENSED
           CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS DATA
(1) To reflect employee-related cost savings associated with the redundancies created by the combination of the Company and BABSS. Components of savings include, but are not limited to, salaries, fringe benefits (except for those separately accounted for in Note 4 to the Pro Forma Combined Financial Data), travel and other. Personnel reductions, totaling 405 employees, were implemented in the field (260), operations support (90), sales (10) and administration
        (45). These personnel reductions were announced and substantially effected by December 31, 1995. The reductions were spread throughout the United States with the only area of concentration being at the respective headquarters locations in Horsham and Frazer, Pennsylvania.
 (2) To reflect rental expense reductions associated with facilities that have been deemed "unutilized" as a result of the combination of the Company and BABSS. See Note 15 of the Notes to the Company's Consolidated Financial Statements. Included in such facilities are the Company's former corporate headquarters, several large repair depots (identified as surplus) as well as numerous duplicate field offices throughout the United States. All remaining lease liabilities associated with this unutilized space have either been included in the purchase accounting of the BABSS acquisition or have been expensed as part of the Company's net charge of $3.6 million recorded in the results of operations for the twelve months ended June 30, 1996.
 (3) To reflect additional depreciation resulting from a $2 million increase in property and equipment valuation recorded as part of the overall purchase price allocation of the BABSS acquisition, assuming an estimated four-year depreciable life.
 (4) To eliminate BABSS benefit expenses associated with pension and postemployment benefits that are not part of the Company's benefit package and have not, therefore, been incurred subsequent to the acquisition. See Note 3 and 11 of the Notes to DecisionOne Corporation's (formerly BABSS, (the "Predecessor")) Consolidated Financial Statements included elsewhere herein. Both of these benefit programs ceased to exist as of the acquisition date.
 (5) To eliminate redundant corporate overhead allocations recorded in the historical BABSS financial statements which have not been incurred subsequent to the acquisition. BABSS was predominantly a self-sufficient operation. The parent company of BABSS charged corporate overhead to BABSS; these charges are not a component of the ongoing expense structure of the Company.
 (6) To eliminate intangible amortization expense recorded in the historical BABSS financial statements.
 (7) To reflect amortization expense resulting from the adjustments to intangible assets recorded as part of the purchase price allocation of BABSS. See Note 8 of the Notes to the Company's Consolidated Financial Statements.
 (8) To eliminate the non-recurring charge for employee severance and unutilized lease costs.
 (9) To eliminate intercompany interest expense charged by Bell Atlantic Corporation, the parent company of BABSS, to BABSS.
(10) To reflect interest expense associated with the financing of the BABSS acquisition. The assumed borrowing level associated with this adjustment was $242.0 million, which is comprised of $212.0 million of term loan debt and $30.0 million of notes to Significant Stockholders (the "Affiliate Notes"). In April 1996, the Company used the proceeds of Holdings' initial public offering to reduce the term loan debt by $70.0 million and repay the Affiliate Notes. The interest rate on the term loan was 8.75% per annum, and the effective interest rate on the Affiliate Notes was 12.9% per annum. The interest rate swap agreements entered into by the Company have not been given effect in the calculation of these adjustments, based on immateriality.

   The pro forma interest adjustment has been computed as follows:

                                                                   YEAR ENDED
                                                                  JUNE 30, 1996
                                                                ---------------
                                                                 (IN THOUSANDS)
Term loan interest..............................................    $ 17,019
Affiliate Notes interest:
 Stated rate (10.101% per annum)................................       2,273
 Amortization of original issue discount........................         354
Less actual interest expense included in the historical results      (14,029)
                                                                ---------------
Pro forma interest adjustment...................................    $  5,617
                                                                ===============

(11) To adjust the income tax (provision) benefit for effect of all pro forma entries above at an effective tax rate of 40% and 42% for the year ended June 30, 1996 and nine-month and three-month periods ended March 31, 1997, respectively. Utilization of the Company's net operating loss ("NOLs") tax carryforwards have not been reflected in the pro forma income tax expense. The recognition of the Company's NOLs have been recorded in the historical financials, see Note 11 of the Notes to the Company's Consolidated Financial Statements.
(12) To reflect the additional interest expense attributable to the Merger Financing, as follows:

                                                              NINE MONTHS    THREE MONTHS
                                               YEAR ENDED        ENDED          ENDED
                                              JUNE 30, 1996  MARCH 31, 1997 MARCH 31, 1997
                                            --------------- -------------- --------------
                                                            (IN THOUSANDS)
     New Credit Facility:
  Term Loan A and revolving credit
     facility...............................     $18,311        $13,733        $ 4,578
      Term Loan B ..........................      12,750          9,563          3,188
      Term Loan C ..........................      10,938          8,203          2,734
     Senior Subordinated Notes .............      15,375         11,531          3,844
     Amortization of deferred financing
     costs..................................       2,504          1,878            626
                                            --------------- -------------- --------------
                                                 $59,878        $44,908        $14,970
                                            =============== ============== ==============

   The amounts and assumed interest rates of the Merger Financing are as follows:

                                                                ASSUMED
                                                                 RATE
                                                 AMOUNT        PER ANNUM
                                            -------------- ---------------
                                             (IN THOUSANDS)
New Credit Facility:
 Term Loan A and revolving credit facility      $221,950     LIBOR + 2.50%
 Term Loan B ...............................     150,000     LIBOR + 2.75%
 Term Loan C ...............................     125,000     LIBOR + 3.00%
Senior Subordinated Notes ..................     150,000        10.25%

   The effect of a 1/4% change in interest rates on the above Merger Financing would be $1.6 million, $1.2 million, and $0.4 million for the year ended June 30, 1996, nine months ended March 31, 1997 and the three months ended March 31, 1997, respectively.
(13) To reflect the elimination of interest expense (including amortization of deferred financing costs, which are not considered to be material) attributable to indebtedness to be paid in connection with the Merger as follows:

                                                                NINE MONTHS    THREE MONTHS
                                                 YEAR ENDED        ENDED          ENDED
                                                JUNE 30, 1996  MARCH 31, 1997 MARCH 31, 1997
                                              --------------- -------------- --------------
                                                              (IN THOUSANDS)
     Existing revolving credit facility
     (including BABSS pro forma) .............     $19,640        $10,692         $3,845

(14) To reflect the interest income attributable to the intercompany loan from the Company to Holdings in the principal amount of $55.3 million at a rate of 8.25% per annum. Interest on the intercompany loan will accrue and compound until maturity. At the Company's option, interest on the intercompany loan will be payable in cash.
(15) "EBITDA" represents income from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts inventory, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness, and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical financial results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.
(16) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET DATA
                             AS OF MARCH 31, 1997

                                                                PRO FORMA
                                                HISTORICAL     ADJUSTMENTS      PRO FORMA
                                               ------------   -------------  -------------
                                                              (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents .................    $ 12,886       $       -- (1)  $  12,886
  Accounts receivable, net ..................     136,401                         136,401
  Inventories ...............................      35,186                          35,186
  Other .....................................       7,637                           7,637
                                               ------------   -------------  -------------
  Total current assets......................      192,110                         192,110
  Loan to Holdings  .........................          --           55,300 (2)     55,300
  Repairable parts, net .....................     195,656                         195,656
  Property & equipment, net .................      33,283                          33,283
  Intangibles, net and other assets .........     220,628            7,000 (3)    246,267
                                                                    18,875 (4)
                                                                      (236)(5)
                                               ------------   -------------  -------------
Total assets................................     $641,677       $   80,939      $ 722,616
                                               ============   =============  =============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current portion of long-term debt .........    $  4,756                       $   4,756
  Accounts payable and accrued expenses .....     101,516                         101,516
  Deferred revenues .........................      72,096                          72,096
  Other .....................................       3,691                           3,691
                                               ------------   -------------  -------------
  Total current liabilities.................      182,059                         182,059
  New Credit Facility:
  Revolving credit facility.................           --       $   26,950 (1)     26,950
  Term loans................................           --          470,000 (1)    470,000
  Senior Subordinated Notes  ................          --          150,000 (1)    150,000
  Existing revolving credit facility ........     239,850         (239,850)(1)         --
  Other long term debt ......................       2,065                           2,065
  Other liabilities .........................      16,608                          16,608
                                               ------------   -------------  -------------
   Total liabilities ........................     440,582          407,100        847,682
                                               ------------   -------------  -------------
   Total stockholder's equity (deficit) .....     201,095         (326,161) (6)  (125,066)
                                               ------------   -------------  -------------
  Total liabilities and stockholder's
  equity ....................................    $641,677       $   80,939      $ 722,616
                                               ============   =============  =============

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET DATA
(1) The net effect on cash and cash equivalents of the Merger, including the Merger Financing and the application of the proceeds thereof as of March 31, 1997, is as follows:

                                                  (IN THOUSANDS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility(a)....................    $ 26,950
 Term loans......................................     470,000
Senior Subordinated Notes........................     150,000
                                                 --------------
  Total sources..................................    $646,950
                                                 ==============
TOTAL USES:
Dividend to Holdings ............................    $244,000
Loan to Holdings ................................      55,300
Option Cash Proceeds.............................      45,400
Warrant Cash Proceeds............................      13,000
Repayment of existing revolving credit facility       239,850
Estimated transaction fees and expenses .........      49,400
                                                 --------------
  Total uses.....................................    $646,950
                                                 ==============

(2)     Represents loan to Holdings at an interest rate of 8.25% per annum.
(3) Represents the anticipated tax benefit related to the transaction fees and expenses. The anticipated tax benefit is limited due to the expected non-deductibility of certain Merger transaction fees and expenses and limitations on the recognition of deferred tax benefits resulting from net operating losses expected to be reported in the fiscal year ended June 30, 1998.
(4) Represents the portion of estimated transaction fees and expenses attributable to the New Credit Facility and the Senior Subordinated Notes, which will be recorded as deferred debt issuance costs and will be amortized over the life of the debt to be issued. Such estimated deferred debt issuance costs include estimated fees and expenses payable to banks, and advisors and underwriting discounts and commissions.
(5) The adjustment reflects the write-off deferred debt issuance costs associated with the existing revolving credit financing.
(6) Represents the net change in stockholders' equity as a result of the Merger, including the Merger Financing and the application of the proceeds thereof:

                                           (IN THOUSANDS)
Dividend to Holdings .....................   $(244,000)
Transaction fees and expenses(b)..........     (30,525)
Write-off of deferred debt issuance
 costs....................................        (236)
Option Cash Proceeds(c) ..................     (45,400)
Warrant Cash Proceeds.....................     (13,000)
Tax benefit of above expense adjustments .       7,000
                                          --------------
  Total...................................   $(326,161)
                                          ==============

         (a) Based on borrowings of $239.9 million that were outstanding under the existing revolving credit facility as of March 31, 1997. Any variation in the actual borrowings outstanding under the existing revolving credit facility on the closing date will result in a corresponding change in borrowings under the New Credit Facility.
         (b) Represents the portion of the total $49.4 million of estimated transaction fees and expenses which will be recorded as an expense immediately upon consummation of the Merger and related transactions; the remainder of such transaction fees and expenses are recorded in Note (4) above as deferred debt issuance costs.
         (c) Represents compensation costs of the Company resulting from the cancellation of options which will be recorded as an expense immediately upon consummation of the Merger and related transactions.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data for the periods and dates indicated set forth below have been derived from the audited consolidated financial statements and the unaudited condensed consolidated financial statements of the Company. The condensed consolidated results of operations of the Company for the nine months and three months ended March 31, 1996 and 1997 are unaudited and are not necessarily indicative of the Company's results of operations for the full year. The unaudited condensed consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

   The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.


                                                              FISCAL YEARS ENDED JUNE 30,
                                               -------------------------------------------------------
                                                   1992       1993       1994       1995       1996
                                               ---------- ---------- ---------- ---------- -----------
                                                             (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues.......................................  $112,773   $114,060   $108,416   $163,020   $ 540,191
Gross profit...................................    27,753     27,575     31,436     49,537     137,875
Operating income(2)(3).........................    11,288      4,406     15,983     20,779      49,373
Interest expense...............................    (9,881)    (9,353)    (4,979)    (2,521)    (14,953)
Interest income................................       178         25        132         53         239
Income (loss) from continuing
 operations(4)(5)..............................     1,441     (5,234)    10,112     41,415      20,789
Net income (loss)..............................     2,524    (10,590)    10,112     42,528      18,862
Ratio of earnings to fixed charges(6)(7) ......      1.13x        --       2.67x      5.09x       2.79x
CONSOLIDATED BALANCE SHEET DATA
 (AT PERIOD END):
Cash and cash equivalents......................  $    737   $    550   $    978   $  2,659   $   8,221
Inventory......................................    14,787      7,146      4,459      4,024      30,130
Repairable parts(8)............................    19,657     13,545      9,473     27,360     154,970
Total assets...................................    84,846     44,721     35,496    135,553     514,510
Total debt.....................................    72,972     51,530      4,539     25,571     190,903
Total stockholder's equity (deficit)...........   (47,477)   (58,146)   (27,627)    14,677     180,793
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations ...............  $ 16,550   $ 17,137   $ 28,722   $ 38,415   $  51,894
Net cash (used in) provided by investing
 activities ...................................    (8,226)    11,779     (3,348)   (54,271)   (346,354)
Net cash (used in) provided by financing
 activities ...................................    (8,905)   (29,103)   (24,946)    17,537     300,022
OTHER DATA:
EBITDA(9)......................................  $ 27,871   $ 24,361   $ 22,672   $ 37,021   $ 114,816
Amortization of repairable parts...............    12,016      9,375      5,929      7,688      37,869
                                               ---------- ---------- ---------- ---------- -----------
Adjusted EBITDA(9).............................    15,855     14,986     16,743     29,333      76,947
Adjusted EBITDA margin(10).....................      14.1%      13.1%      15.4%      18.0%       14.2%
Depreciation and amortization of intangibles ..  $  4,567   $  4,769   $  7,161   $  8,554   $  23,982
Repairable parts purchases.....................     4,939      3,263      1,857     12,154      63,514
Capital expenditures...........................     1,752        681        304      2,786       7,278
Cash interest expense..........................     4,474      3,428      1,232      2,314      14,743
Revenue per average number of employees(11) ...      70.9       82.3      105.8      113.8       119.6

                                                         NINE MONTHS           THREE MONTHS
                                                       ENDED MARCH 31,        ENDED MARCH 31,
                                                  ----------------------- ---------------------
                                                      1996        1997        1996       1997
                                                  ----------- ----------- ---------- ----------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues..........................................  $ 369,167   $ 572,749   $172,673   $205,070
Gross profit......................................     96,459     144,780     42,711     54,698
Operating income(2)(3)............................     29,323      45,041     15,536     20,080
Interest expense..................................    (11,289)    (11,097)    (5,855)    (4,005)
Interest income...................................         69         393         54        316
Income (loss) from continuing operations(5)  .....     10,866      19,916      5,842      9,507
Net income (loss).................................     10,866      19,916      5,842      9,507
Ratio of earnings to fixed charges(6)(7) .........       2.34x       3.17x      2.31x      3.90x
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.........................                                     $ 12,886
Inventory.........................................                                       35,186
Repairable parts(8)...............................                                      195,656
Total assets......................................                                      641,677
Total debt........................................                                      246,671
Total stockholder's equity........................                                      201,095
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations ..................  $  35,489   $  57,654   $ 20,590   $ 36,667
Net cash (used in) investing activities  .........   (308,771)   (105,329)   (20,713)   (34,569)
Net cash provided by financing activities  .......    276,032      52,388      4,933      2,510
OTHER DATA:
EBITDA(9).........................................  $  75,568   $ 121,680   $ 34,308   $ 46,419
Amortization of repairable parts .................     23,017      45,642     11,214     16,356
                                                  ----------- ----------- ---------- ----------
Adjusted EBITDA(9)................................     52,551      76,038     23,094     30,063
Adjusted EBITDA margin(10)........................       14.2%       13.3%      13.4%      14.7%
Depreciation and amortization of intangibles .....  $  16,228   $  26,697   $  7,558   $  9,983
Repairable parts purchases........................     31,715      64,803     19,560     28,815
Capital expenditures..............................      3,331       6,093      1,153      2,261
Cash interest expense.............................     11,134      10,578      5,803      3,642
Ratio of Adjusted EBITDA to cash interest
 expense..........................................       4.72x       7.19x      3.98x      8.25x
Revenue per average number of employees(11) ......  $    90.3   $    94.7   $   29.8   $   32.4

------------
(1) The Summary Statement of Operations Data excludes the effects of discontinued operations. See Note 3 of the Notes to the Company's Consolidated Financial Statements.
(2) Operating income includes a $5.8 million charge and a $6.4 million credit arising from unused lease liabilities for the years ended June 30, 1993 and 1994. During the nine months ended March 31, 1997 the Company recorded a $4.3 million charge for estimated future employee severance costs of $3.4 million and unutilized lease costs of $0.9 million.
(3) Operating income includes a $7.0 million charge for future employee severance costs and unutilized lease costs, incurred in connection with the BABSS acquisition, for the nine months ended March 31, 1996. The year ended June 30, 1996 includes a reversal of $3.4 million of this charge due to the Company's ability to utilize and sublease various facilities identified in the original charge. See Note 15 of the Notes to the Company's Consolidated Financial Statements.
(4) Income (loss) from continuing operations for the years ended June 30, 1992 through 1994 reflects interest expense arising from the Company's subordinated debt which was refinanced as a part of the 1994 Restructuring. See Note 10 of the Notes to the Company's Consolidated Financial Statements.
(5) Income (loss) from continuing operations for the years ended June 30, 1992 through 1994 include income taxes based on an effective tax rate substantially less than the effective tax rates used for the years ended June 30, 1995 and 1996, and the three and nine months ended March 31, 1996 and 1997. The year ended June 30, 1995 includes a $23.1 million net benefit arising from the recognition of future tax benefits of tax loss carryforwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.
(6) In calculating this ratio, "earnings" represents income from continuing operations before provision for income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest and amortization of discounts and capitalized expenses related to indebtedness and one-third of rent expense, which is representative of the interest factor.
(7) For the year ended June 30, 1993, earnings were insufficient to cover fixed charges by $4.9 million.
(8) Repairable parts represent parts that can be repaired and reused and are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over three to five years, the estimated useful life of these repairable parts. Costs to refurbish these parts are charged to expense as incurred.
(9) "EBITDA" represents income (loss) from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.
(10) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.
(11) Revenue per average number of employees is calculated by dividing revenues for applicable periods by the average number of employees during the respective periods.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Company's Consolidated Financial Statements including the notes thereto.

   This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

COMPANY HISTORY

   DecisionOne Corporation is a wholly owned subsidiary of Holdings through which the operations of Holdings are conducted. The Company began operations as a provider of key punch machines under the tradename "Decision Data." During the 1980s, its operations expanded to include the sale of midrange computer hardware and related maintenance services. During fiscal 1993, the Company decided to focus on providing computer maintenance and support services and sold its computer hardware products business.

   Since the beginning of fiscal 1993, the Company established a major presence in the computer maintenance and technology support services industry through the acquisition and integration of assets and contracts of over 35 complementary businesses. The most significant of these were IDEA Servcom, Inc. ("Servcom"), certain assets and liabilities of which were acquired in August 1994 for cash consideration of $29.5 million, BABSS which was acquired in October 1995 for cash consideration of approximately $250.0 million and certain assets of the U.S. computer service business of Memorex Telex which were acquired in November 1996 for cash consideration of approximately $24.4 million after certain purchase price adjustments. These acquisitions were accounted for as purchase transactions.

   At the time of its acquisition by the Company, BABSS was among the largest independent, multivendor service organizations servicing end-user organizations and OEMs. Prior to the acquisition of BABSS, the Company had higher gross margins than BABSS principally because approximately 30% of the Company's revenues in fiscal 1995 were attributable to higher margin contracts involving systems that can be serviced by a limited number of service providers ("proprietary systems"), whereas BABSS had limited revenues from proprietary systems. Prior to the acquisition, BABSS established a strong record of internal revenue growth, growing revenues from $338.4 million in 1991 to $486.1 million in 1994, representing a compound annual rate of 12.8%.

   The Company's primary source of revenues is contracted services for multivendor computer maintenance and technology support services, including hardware support, end-user and software support, network support and other support services. Approximately 85% of the Company's revenues during the last fiscal year were derived from maintenance contracts covering a broad spectrum of computer hardware. These contracts typically have a stipulated monthly fee over a fixed initial term (typically one year) and continue thereafter unless cancelled by either party. Such contracts generally provide that customers may eliminate certain equipment and services from the contract upon notice to the Company. In addition, the Company enters into per incident arrangements with its customers. Per incident contracts can cover a range of bundled services for computer maintenance or support services or for a specific service, such as network support or equipment relocation services. Another form of per incident service revenues includes time and material billings for services as needed, principally maintenance and repair, provided by the Company. Furthermore, the Company derives other revenues from the repair of hardware and components at the Company's logistics services and depot repair facilities. Pricing of the Company's services is based on various factors including equipment failure rates, cost of repairable parts and labor expenses. The Company customizes its contracts to the individual customer based generally on the nature of the customer's requirements, the term of the contract and the services that are provided.

   The Company experiences reductions in revenue when customers replace equipment being serviced with new equipment covered under a manufacturer's warranty, discontinue the use of equipment being serviced due to obsolescence, choose to use a competitor's services or move technical support services in-house. The Company must more than offset this revenue "reduction" to grow its revenues and seeks revenue growth from two principal sources: internally generated sales from its direct and indirect sales force and the acquisition of contracts and assets of other service providers. While the Company historically has been able to offset the erosion of contract-based revenue and maintain revenue growth through acquisitions and new contracts, notwithstanding the reduction in contract based revenue, there can be no assurance it will continue to do so in the future, and any failure to consummate acquisitions, enter into new contracts or add additional services and equipment to existing contracts could have a material adverse effect on the Company's profitability.

   Cost of revenues is comprised principally of personnel-related costs (including fringe benefits), inventory cost recognition, amortization of repairable parts and facilities costs and related expenses.

   The acquisition of contracts and assets has generally provided the Company with an opportunity to realize economies of scale because the Company generally does not increase its costs related to facilities, personnel and repairable parts in the same proportion as increases in acquired revenues.

   The proposed Merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by Holdings' stockholders. The transaction is estimated to have an aggregate cash value of approximately $957 million, including refinancing of the Company's existing revolving credit facility balance at March 31, 1997. The Company expects the Merger to close by September 1997.


   As a result of the proposed Merger, including the Merger Financing and the application of the proceeds thereof, Holdings, the Company and Quaker will incur various costs currently estimated to range between $95 million and $105 million (pretax) in connection with consummating the transaction. These costs consist primarily of compensation costs, underwriting discounts and commissions, professional and advisory fees and other expenses. While the exact timing, nature and amount of these costs are subject to change, the Company anticipates that a one-time pretax charge of approximately $76 million ($69 million after tax) will be recorded in the quarter in which the Merger is consummated. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "--Liquidity and Capital Resources."

RECENT DEVELOPMENTS

   The Company's 1997 fiscal year ended on June 30, 1997. While the final results of the quarter ended June 30, 1997 are not yet available, the Company currently estimates that it recorded revenues of approximately $213.2 million during the fourth quarter, and during such quarter realized operating income of approximately $22.7 million and net income of approximately $11.2 million.

   The Company currently estimates that revenues for the full fiscal year ended June 30, 1997 were approximately $785.9 million and that it realized operating income of approximately $67.8 million and net income of approximately $31.1 million. Results of operations for the full fiscal year ended June 30, 1997 include the impact of certain charges recorded during the second quarter of fiscal 1997, as discussed below.

   The above information is preliminary in nature only, and is subject in all respects to completion of various internal analyses and procedures necessary to finalize the Company's financial statements, and to completion of the audit of the Company's financial statements for the fiscal year ended June 30, 1997.


RESULTS OF OPERATIONS

   The following discussion of results of operations is presented for the three and nine month periods ended March 31, 1997, and fiscal years ended June 30, 1996, 1995 and 1994. The results of operations of the Company include the operations of Memorex Telex from November 15, 1996, BABSS from October 20, 1995 and Servcom from September 1, 1994.

   The following table sets forth, for the periods indicated, certain operating data expressed in dollar amounts and as a percentage of revenues:

                                                               NINE MONTHS ENDED
                              FISCAL YEARS ENDED JUNE 30,          MARCH 31,
                           -------------------------------- ---------------------
                               1994       1995       1996       1996       1997
                           ---------- ---------- ---------- ---------- ----------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...................  $108,416   $163,020   $540,191   $369,167   $572,749
Cost of revenues...........    76,980    113,483    402,316    272,708    427,969
                           ---------- ---------- ---------- ---------- ----------
Gross profit...............    31,436     49,537    137,875     96,459    144,780
Operating Expenses:
Selling, general and
 administrative expenses ..    16,474     21,982     69,237     49,519     78,578
Amortization and write-off
 of intangibles............     5,380      6,776     15,673     10,617     16,861
Employee severance and
 unutilized lease costs
 (credit)..................    (6,401)        --      3,592      7,000      4,300
                           ---------- ---------- ---------- ---------- ----------
Operating income...........    15,983     20,779     49,373     29,323     45,041
OTHER DATA:
EBITDA.....................    22,672     37,021    114,816     75,568    121,680
Adjusted EBITDA (1)........    16,743     29,333     76,947     52,551     76,038

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                             THREE MONTHS ENDED
                                  MARCH 31,
                           ---------------------
                               1996       1997
                           ---------- ----------

STATEMENT OF OPERATIONS DATA:
Revenues...................  $172,673   $205,070
Cost of revenues...........   129,962    150,372
                           ---------- ----------
Gross profit...............    42,711     54,698
Operating Expenses:
Selling, general and
 administrative expenses ..    22,303     28,228
Amortization and write-off
 of intangibles............     4,872      6,390
Employee severance and
 unutilized lease costs
 (credit)..................        --         --
                           ---------- ----------
Operating income...........    15,536     20,080
OTHER DATA:
EBITDA.....................    34,308     46,419
Adjusted EBITDA (1)........    23,094     30,063

                             FISCAL YEARS ENDED JUNE   NINE MONTHS ENDED   THREE MONTHS
                                       30,                 MARCH 31,      ENDED MARCH 31,
                           -------------------------- ----------------- -----------------
                              1994     1995     1996     1996     1997     1996     1997
                           -------- -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS DATA:
Revenues...................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues...........   71.0     69.6     74.5     73.9     74.7     75.3     73.3
                           -------- -------- -------- -------- -------- -------- --------
Gross profit...............   29.0     30.4     25.5     26.1     25.3     24.7     26.7
Operating Expenses:
Selling, general and
 administrative expenses ..   15.2     13.5     12.8     13.4     13.7     12.9     13.8
Amortization and write-off
 of intangibles............    5.0      4.2      2.9      2.9      2.9      2.8      3.1
Employee severance and
 unutilized lease costs
 (credit)..................   (5.9)      --      0.7      1.9      0.8       --       --
                           -------- -------- -------- -------- -------- -------- --------
Operating income...........   14.7     12.7      9.1      7.9      7.9      9.0      9.8
OTHER DATA:
EBITDA.....................   20.9     22.7     21.3     20.5     21.2     19.9     22.6
Adjusted EBITDA (1)........   15.4     18.0     14.2     14.2     13.3     13.4     14.7

------------
(1) As defined in Note 7 to the Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.

THREE AND NINE MONTHS ENDED MARCH 31, 1997

   The following discussion of results of operations is presented for the Company for the fiscal quarters ended March 31, 1997 and 1996 (the "1997 Quarter" and "1996 Quarter", respectively), and for the nine-month periods then ended (the "1997 Period" and the "1996 Period", respectively).

   Revenues: Revenues for the 1997 Quarter increased by $32.4 million, or 18.8%, to $205.1 million as compared to revenues for the 1996 Quarter of $172.7 million. This increase is attributable primarily to the acquisition of Memorex Telex in November 1996, which resulted in increased revenues of approximately $25 million as compared to the 1996 Quarter.

   For the 1997 Period, revenues increased to $572.7 million, as compared to revenues of $369.2 million for the 1996 Period. This 55.1% increase was due primarily to the BABSS acquisition, which occurred on October 20, 1995.

   Gross Profit: Gross profit increased by $12.0 million, or 28.1%, from $42.7 million for the 1996 Quarter to $54.7 million for the 1997 Quarter. This increase is due principally to the increase in revenues during the 1997 Quarter attributable to the Memorex Telex acquisition, which occurred during the second quarter of fiscal 1997. As a percentage of revenues, gross profit increased from 24.7% in the 1996 Quarter to 26.7% in the 1997 Quarter.

   The improvement in gross profit margin was primarily attributable to (i) increased revenues from both acquisitions (including contract and asset acquisitions from Memorex Telex, Xerox Canada and EMC) during the 1997 Period and internal sales growth without a proportionate increase in personnel and other operating expenses, (ii) head count reductions in the Company's field technician force effected in November 1996 and (iii) more efficient utilization of the Company's field service personnel and resources to service the increased revenues referred to above.

   Gross profit increased by $48.3 million, or 50.1%, from $96.5 million in the 1996 Period to $144.8 million in the 1997 Period. The increase was due primarily to the increase in revenues during the 1997 Period attributable to the full period effect of the BABSS acquisition and, to a lesser extent, the Memorex Telex acquisition. As a percentage of revenues, gross profit decreased from 26.1% in the 1997 Period to 25.3% in the 1996 Period. The decrease in gross margin was attributable to the full period effect in the 1997 Period of the change in mix of the Company's services resulting from the BABSS acquisition, partially offset by improved gross profit margins attributable to the efficiencies and productivity improvements described above during the second and third quarters of the 1997 Period. As a result of the BABSS acquisition, a significantly smaller portion of the Company's revenues was derived from proprietary systems which typically generate higher profit margins than services for non-proprietary systems.

   Selling, General and Administrative Expenses: Selling, general and administrative expenses increased by $5.9 million, or 26.5%, from $22.3 million for the 1996 Quarter to $28.2 million for the 1997 Quarter. This increase was attributable primarily to the Memorex Telex acquisition, including increased sales force salaries and commissions, as well as increased travel and bad debt expenses. As a percentage of revenues, selling, general and administrative expenses increased from 12.9% for the 1996 Quarter to 13.8% for the 1997 Quarter. Selling, general and administrative expenses increased by $29.1 million, or 58.8% from $49.5 million in the 1996 Period to $78.6 million in the 1997 Period. This increase was due primarily to the acquisition of BABSS in October 1995. Selling, general and administrative expenses as a percentage of revenue increased from 13.4% for the 1996 Period to 13.7% for the 1997 Period.

   Amortization of Intangibles: Amortization of intangible assets increased by $1.5 million, or 30.6%, from $4.9 million for the 1996 Quarter to $6.4 million for the 1997 Quarter. This increase was attributable principally to the amortization of intangibles, primarily goodwill, arising from acquisitions during the 1997 Period, principally Memorex Telex in November, 1996.

   Amortization of intangible assets increased by $6.3 million, or 59.4%, from $10.6 million for the 1996 Period to $16.9 million for the 1997 Period. This increase was attributable principally to the amortization of intangibles resulting from the BABSS and Memorex Telex acquisitions.

   Employee severance and unutilized lease costs (credit): The Company recorded charges of $4.3 million and $7.0 million, respectively, in the second quarter of 1997 and 1996 for estimated future employee severance costs and unutilized lease/contract losses in connection with specific acquisitions. See Note 4 to the Unaudited Condensed Consolidated Financial Statements.

   Interest Expense: Interest expense, net of interest income, decreased by $2.1 million, or 36.2%, from $5.8 million for the 1996 Quarter to $3.7 million for the 1997 Quarter. This decrease was primarily attributable to the Company's reduced average borrowing rate on long-term indebtedness, which equaled approximately 9.0% and 6.4%, respectively, for the corresponding periods. The decrease in the average borrowing rate resulted from the refinancing of the Company's revolving credit facility in April, 1996. This interest rate-related decrease, coupled with lower average outstanding borrowings in the 1997 Quarter resulted in decreased overall interest expense.

   Interest expense, net of interest income, decreased by $0.5 million, or 4.6%, from $11.2 million for the 1996 Period to $10.7 million for the 1997 Period. This decrease was also due primarily to the factors noted above.

   Income Taxes: The Company's income tax provisions for the 1997 Quarter and the 1997 Period reflect an estimated effective income tax rate of approximately 42%, while the effective income tax rate for the 1996 Quarter and the 1996 Period was approximately 40%. This increase in the Company's anticipated effective income tax rate was due primarily to the prior-year impact of certain non-recurring foreign income tax benefits relating to net operating loss carryforwards.

FISCAL 1996 COMPARED TO FISCAL 1995

   Revenues: Revenues increased by $377.2 million, or 231.4%, from $163.0 million for the fiscal year ended June 30, 1995 to $540.2 million for the fiscal year ended June 30, 1996. The increase is largely a result of acquisitions, principally the BABSS acquisition in October 1995 which accounted for approximately $350 million of the increase.

   Gross profit: Gross profit increased by $88.4 million, or 178.6%, from $49.5 million during the fiscal year ended June 30, 1995 to $137.9 million for the fiscal year ended June 30, 1996. As a percentage of revenues, gross profit decreased from 30.4% to 25.5%, reflecting the change in mix of services resulting from the acquisition of BABSS. As a result of that acquisition, a smaller portion of revenues was derived from proprietary systems which typically generate higher profit margins than services for non-proprietary systems.

   Selling, general and administrative expenses: Selling, general and administrative expenses increased by $47.2 million, from $22.0 million for the fiscal year ended June 30, 1995 to $69.2 million for the fiscal year ended June 30, 1996, principally as a result of the additional expenses relating to the revenue growth discussed above. As a percentage of revenues, selling, general and administrative decreased from 13.5% to 12.8%, respectively, reflecting economies of scale.

   Amortization and write-off of intangibles: Amortization of intangibles increased by $8.9 million, from $6.8 million for the fiscal year ended June 30, 1995 to $15.7 million for the fiscal year ended June 30, 1996, principally due to the amortization of intangibles arising from the BABSS acquisition.

   Employee severance and unutilized lease costs (credit): During fiscal 1996, the Company recorded $3.6 million (net of adjustments recording during the year) in employee severance and unutilized lease costs. These costs were related principally to future rent obligations and related costs for facilities of the Company that the Company determined were no longer required as a result of the acquisition of BABSS.

   Interest expense: Interest expense increased by $12.2 million, from $2.5 million for the fiscal year ended June 30, 1995 to $14.7 million for the fiscal year ended June 30, 1996, principally as a result of the indebtedness incurred to finance the acquisition of BABSS. See Note 10 of the Notes to the Company's Consolidated Financial Statements.

   Provision for income taxes: The income tax provision for the fiscal year ended June 30, 1996 was based on an effective tax rate of approximately 40%. For the fiscal year ended June 30, 1995, the Company reported an income tax benefit equivalent of approximately 126%, arising primarily from the recognition of future tax benefits of tax loss carry-forwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.

   Extraordinary item--early extinguishment of debt: Upon consummation of Holdings' initial public offering in April 1996, the Company was required to pay the total outstanding principal amount of its $30 million of 10.101% subordinated debentures due October 20, 2001. This prepayment resulted in the write-off of unamortized original issue discount of approximately $1.9 million, net of income tax effect of $1.3 million, related to warrants issued with the debentures.

FISCAL 1995 COMPARED TO FISCAL 1994

   Revenues: Revenues increased by $54.6 million, or 50.4%, from $108.4 million for fiscal 1994 to $163.0 million for fiscal 1995. The increase principally reflected the benefit throughout the period of the

Company's acquisition of certain assets and liabilities of Servcom in August 1994. Servcom had a monthly revenue base of approximately $5 million at the time of the acquisition.

   Gross profit: Gross profit increased by $18.1 million, or 57.6%, from $31.4 million in fiscal 1994 to $49.5 million in fiscal 1995. As a percentage of revenues, gross profit increased from 29.0% to 30.4%, principally as a result of increased revenues from service contracts without a proportionate increase in personnel costs.

   Selling, general and administrative: Selling, general and administrative expenses increased by $5.5 million, from $16.5 million in fiscal 1994 to $22.0 million in fiscal 1995. The increase is related predominantly to the Servcom acquisition, which required additional administrative and selling support for the Servcom customer contracts. As a percentage of revenues, selling, general and administrative expenses decreased from 15.2% to 13.5%, due to economies of scale.

   Amortization and write-off of intangibles: Amortization of intangibles increased by $1.4 million, from $5.4 million in fiscal 1994 to $6.8 million in fiscal 1995. The amortization in fiscal 1994 included a $2.9 million write-off of intangibles relating to acquisitions in prior years. Furthermore, amortization of intangibles arising from acquisitions made in 1991 and 1992 ended during fiscal 1994, offsetting, in part, the additional amortization of intangibles recorded during fiscal 1995 as a result of the August 1994 acquisition of Servcom.

   Employee severance and unutilized lease costs (credit): During fiscal 1994, the Company recorded a benefit of $6.4 million arising from the settlement of lease obligations for facilities no longer used in the Company's business, which obligations had previously been accrued in fiscal 1993. During fiscal 1995, there were no comparable lease settlements.

   Interest expense: Interest expense decreased $2.3 million, from $4.8 million in fiscal 1994 to $2.5 million in fiscal 1995, due to the restructuring of indebtedness of the Company in 1994 (see Note 10 of the Notes to the Company's Consolidated Financial Statements) and a decrease in the prevailing interest rates on bank loans.

   Income taxes: During fiscal 1995, the Company recorded a $23.1 million income tax benefit related to the expected utilization of tax loss carryforwards (which is net of a $10 million offsetting charge for potential limitations on their use) and the future tax benefit of other deductible temporary differences. As of June 30, 1995, based on its ability to generate taxable income, the Company recorded the appropriate deferred taxes. See Note 11 of the Notes to the Company's Consolidated Financial Statements. The effective tax rate in 1994 was approximately 9.2%, which resulted from application of alternative minimum income tax and state taxes.

   Discontinued operations: During fiscal 1995, the Company revised its estimates of certain accruals created as a result of the disposal of its computer products division during fiscal 1993. The reversal of certain accruals resulted in $1.1 million in additional net income in fiscal 1995. See Note 3 of the Notes to the Company's Consolidated Financial Statements.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX CREDITS

   As of June 30, 1996, the Company had tax loss carryforwards of approximately $38.1 million and $15.2 million for Federal and state income tax purposes, respectively, which are scheduled to expire between 1997 and 2009. The Company also had minimum tax credits of approximately $1.2 million as of June 30, 1996, with no applicable expiration period. These carryforwards and credits may be utilized, as applicable, to reduce future taxable income. Holdings' initial public offering resulted in an "ownership change" pursuant to Section 382 of the Code, which in turn resulted in the usage, for U.S. federal income tax purposes, of these carryforwards and credits during any future period being limited to approximately $20 million per annum. See Note 11 to the Company's Consolidated Financial Statements for the year ended June 30, 1996. In addition, the Merger will cause another "ownership change" of Holdings under Section 382 of the Code, and the Company, therefore, estimates that, for U.S. federal income tax purposes, the limitation on its use of tax loss carryforwards and other credits in any post-Merger period will be reduced to approximately $9.0 million per annum. The Company anticipates that fees and expenses incurred in connection with the Merger will result in additional tax loss carryforwards arising in fiscal 1998. For financial reporting purposes, the anticipated tax benefit associated with these carryforwards will be limited due primarily to the length of the period during which the anticipated tax benefit is expected to be realized.

LIQUIDITY AND CAPITAL RESOURCES

 Post-Merger

   Following the Merger, the Company's principal sources of liquidity will be cash flow from operations and borrowings under the New Credit Facility. The Company's principal uses of cash will be debt service requirements, capital expenditures, purchases of repairable parts and acquisitions, and working capital. The Company expects that ongoing requirements for debt service, capital expenditures, repairable parts and working capital will be funded from operating cash flow and borrowing under the New Credit Facility. In connection with future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof.

   The Company will incur substantial indebtedness in connection with the Merger and the Merger Financing. On a pro forma basis, after giving effect to the Merger, the Merger Financing and the application of the proceeds thereof, the Company would have had approximately $653.8 million of indebtedness outstanding as of March 31, 1997 as compared to $246.7 million of indebtedness outstanding as of March 31, 1997. In addition, on the same pro forma basis, the Company would have a stockholders' deficit of $125.1 million at March 31, 1997 as compared to a stockholders' equity of $201.1 million as of March 31, 1997. The Company's significant debt service obligations following the Merger could, under certain circumstances, have material consequences to security holders of the Company. See "Risk Factors."


   In connection with the Merger, Quaker expects to raise $85 million through the issuance of the Debentures, which may be sold together with Public Warrants to purchase the Quaker Common Stock in the public markets (or, alternatively, through the issuance of preferred stock to the DLJMB Funds). At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Debentures and any Public Warrants issued together with the Debentures, and the Public Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. In addition, the Issuer expects to issue the Senior Subordinated Notes for approximately $150 million of gross proceeds, and expects to enter into the New Credit Facility providing for term loans of $470 million and revolving loans of up to $105 million. At the Effective Time, the Issuer is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of the Company after the Merger. Approximately $299 million of the proceeds to the Issuer from the initial borrowings under the New Credit Facility and the Senior Subordinated Notes will be dividended or loaned to Holdings to fund a portion of the Cash Merger Consideration and fees and expenses of Holdings in connection therewith. Each financing is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such financing.

   The DLJMB Funds and certain Institutional Investors also expect to purchase approximately 9,782,508 shares of Quaker Common Stock and the DLJMB Warrants (or the Direct Shares) for approximately $225 million. Upon the effectiveness of the Merger, the proceeds of such purchase will become an asset of Holdings. The proceeds of the Debentures, the Senior Subordinated Notes, the initial borrowings under the New Credit Facility and the purchase of common stock by DLJMB Funds will be used to finance the payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of the Company and to pay expenses incurred in connection with the Merger.


   The term loan facility under the New Credit Facility will consist of (i) a $195 million Term Loan A, (ii) a $150 million Term Loan B and (iii) a $125 million Term Loan C. Term Loan A will mature six years after the closing date, Term Loan B will mature seven years after the closing date and Term Loan C will mature eight years after the closing date. Commitments under the revolving credit facility of the New Credit Facility will terminate six years after the closing date.


   Borrowings under the New Credit Facility will bear interest based on a margin over, at the Company's option, the base rate or LIBOR. The applicable margin will vary based on the Company's ratio of consolidated indebtedness to Adjusted EBITDA. The Company's obligations under the New Credit Facility will be secured by substantially all of the assets of the Company, including a pledge of the capital stock of all of its direct material subsidiaries, subject to certain limitations with respect to foreign subsidiaries. In addition, Holdings will guarantee the obligations of the Company under the New Credit Facility. Such guarantee will only be recourse to Holdings' pledge of all of the outstanding capital stock of the Company to secure the Company's obligations under the New Credit Facility. The New Credit Facility will contain customary covenants and events of default, including substantial restrictions on the Company's ability to make dividends or other distributions to Holdings.

   The Debentures will be issued by Quaker and, at the Effective Time, will become obligations of Holdings. The Debentures will not be guaranteed by the Company or any of the Company's subsidiaries. The Debentures will mature in
2008. No interest will accrue or be payable on the Debentures until    ,
2002. Thereafter, interest on the Debentures will be payable semi-annually in cash. The Debentures will contain customary covenants and events of default, including covenants that limit the ability of Holdings and its subsidiaries to incur debt, pay dividends and make certain investments.


   The Senior Subordinated Notes will be issued by the Issuer and, upon issuance, will not be guaranteed by Holdings or any of the Issuer's subsidiaries. The Senior Subordinated Notes will mature in 2007. Interest on the Senior Subordinated Notes will be payable semi-annually in cash. The Senior Subordinated Notes will contain customary covenants and events of default, including covenants that limit the ability of the Issuer and its subsidiaries to incur debt, pay dividends and make certain investments.

   As of March 31, 1997, the Company had no material commitments for purchases of repairable parts or for capital expenditures.

   The Company has budgeted approximately $10 million in incremental expenditures for information systems to be incurred in fiscal 1998. The initiatives to be funded include the following: (i) enhancements to the Company's service entitlement process which will further ensure that customers are billed for all work performed; (ii) improvements to the Company's dispatch system and field engineer data collection and technical support tools which are designed to increase productivity; (iii) enhancements to the Company's help desk and central dispatch systems to provide an integrated support solution to the customer base, and (iv) improvements to the Company's field inventory tracking system which will facilitate increased transfer of inventory among field locations and reduce purchases of repairable parts. There can be no assurance that these amounts will be so expended by the Company, nor when these amounts will be so expended.

   The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. See "Risk Factors--Substantial Leverage; Ability to Service Indebtedness; Stockholders' Deficit."

 Historical

   Financing: Until Holdings' initial public offering in April 1996, the Company's principal sources of capital had been borrowings from banks (primarily to finance acquisitions), private placements of equity and debt securities with principal stockholders and cash flow generated by operations. In April 1996, Holdings completed an initial public offering raising $106 million through the issuance of 6.3 million shares of common stock. The proceeds of the initial public offering were used to repay approximately $70 million of the Company's then existing term loan (the "1995 Term Loan") and the Affiliate Notes.

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
   The Company has relied on banks as the primary source of funds required for larger acquisitions, such as the August 1994 acquisition of certain assets and liabilities of Servcom and the October 1995 acquisition of BABSS. Since July 1993, the Company's smaller acquisitions have been funded primarily through a combination of seller financing, cash and the assumption of liabilities under acquired prepaid service contracts.

   In April 1996, the Company converted the 1995 Term Loan and an existing $30 million revolving credit facility into a $225 million variable rate, unsecured revolving credit facility (the "1996 Revolving Credit Facility"). During November 1996, in connection with the acquisition of certain assets of the U.S. computer service business of Memorex Telex, the Company's lender approved a $75 million increase to the 1996 Revolving Credit Facility, raising the total loan commitment to $300 million. See Note 3 to the unaudited Condensed Consolidated Financial Statements.

   The 1996 Revolving Credit Facility provides for revolving borrowings up to $300 million. The commitments thereunder terminate on April 26, 2001. The interest rate applicable to the 1996 Revolving Credit Facility varies, at the Company's option, based upon LIBOR (plus an applicable margin not to exceed 1%) or the prime rate. The Company has entered into interest rate swap agreements resulting in fixed Euro dollar interest rates of 5.4% on $40.0 million through December 1997 and 5.5% on another $40.0 million through December 1998. See Notes 2 and 10 to the Company's audited Consolidated Financial Statements. Although it may be exposed to losses in the event of nonperformance by counterparties to such swap agreements, the Company does not expect such losses, if any, to be material. As of March 31, 1997, the interest rate applicable to loans under the 1996 Revolving Credit Facility was LIBOR plus .75%, or an effective rate of approximately 6.5%, and available borrowings under the 1996 Revolving Credit Facility were $55.5 million.

   Borrowings incurred under the 1996 Revolving Credit Facility in the 1997 Quarter and the 1997 Period were approximately $2.6 million and $52.9 million, respectively. Borrowings incurred during the 1997 Period included substantially all of the funding required with respect to the Memorex Telex acquisition. The obligations of the Company thereunder are guaranteed by Holdings and certain of the Company's subsidiaries, except for its Canadian subsidiary. In connection with the Merger, the Merger Financing and the application of the proceeds thereof, all indebtedness outstanding under the 1996 Revolving Credit Facility will be repaid.

   Cash Flow and Leverage: Cash flow from operating activities for the 1997 Quarter was approximately $36.7 million. These funds, together with borrowings under the 1996 Revolving Credit Facility, provided the required capital to fund capital expenditures of approximately $31.0 million, as well as the acquisition of assets from complementary businesses for approximately $3.5 million. Cash flow from operating activities for the 1997 Period was approximately $57.7 million. These funds, together with borrowings under the 1996 Revolving Credit Facility, provided the capital required to fund capital expenditures of approximately $70.9 million, as well as the acquisition of assets from complementary businesses for approximately $34.4 million.

   Reducing cash flow from operating activities for the 1997 Quarter and the 1997 Period was a $1.8 million payment to the Internal Revenue Service in full satisfaction of certain interest liabilities related to prior tax periods. See Note 9 to the Company's audited consolidated financial statements for the fiscal year ended June 30, 1996. The Company had adequately accrued for this liability prior to payment, and no further amounts are due with regard to these matters.


   In fiscal years 1996, 1995, and 1994, the Company generated net cash flow from operating activities of $51.9 million, $38.4 million, and $28.7 million, respectively. Cash required to fund the purchase of repairable parts and for capital expenditures totaled $70.8 million, $14.9 million and $2.2 million, during fiscal 1996, 1995 and 1994, respectively.

   The majority of the Company's capital expenditures have historically consisted of purchases of repairable parts needed to meet the service requirements of customers under computer maintenance contracts. These repairable parts are generally purchased from OEMs and other third parties. The Company expended $86.4 million for the purchase of repairable parts in fiscal 1997 including purchases relating to the Company's Compaq "End of Life" Program. As of March 31, 1997, the Company had no material commitments for purchases of repairable parts or for capital expenditures other than those in the ordinary course of business.


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
   The Company maintains a significant inventory of expendable and repairable parts. Expendable parts are expensed as they are used in the operations of the business. Repairable parts are recorded at cost at the time of their acquisition and amortized over five years. The Company maintains a high level of inventories due to the wide range of products serviced, ranging from mainframe to personal computers.

   The Company provides for obsolescence when accounting for expendable inventories and reviews obsolescence as it applies to its repairable parts. The Company believes it has provided adequate reserves for obsolescence for expendable inventories. The Company believes that accumulated amortization on repairable parts renders the need for an obsolescence reserve with respect to repairable parts unnecessary.

   The most significant of the Company's acquisitions during the 1997 Period was the Memorex Telex acquisition on November 15, 1996. The base purchase price was $50.4 million, comprised of the Company's assumption of $26.0 million of liabilities under acquired customer maintenance contracts, and $24.4 million in cash after taking into account certain purchase price adjustments.

   The balance sheet reflects working capital (deficiency) as of March 31, 1997 of $10.1 million, and as of June 30, 1996, 1995, and 1994, of $12.9 million, ($51.8) million and ($34.0) million, respectively, which deficits for 1995 and 1994 were primarily attributable to the use of short-term liabilities to fund the purchase of long-term assets.

   The allowance for uncollectible accounts at March 31, 1997 and 1996 amounted to 7.9% and 9.4% of trade receivables, respectively. The allowance for uncollectible accounts at June 30, 1996 and 1995 amounted to 9.4% and 19.2% of trade receivables, respectively, because of the Company's write-off experience with respect to accounts receivable obtained by acquisition and the potential offset against an OEM's trade receivable in respect of unreturned, unused and replaced parts.

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the U.S. Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party in respect of a fourth, related site, but has not received any other communication in respect of that site. The Company has estimated that its share of the costs of the clean-up of one of the sites will be approximately $500,000, which has been provided for in liabilities related to the discontinued products division in the Company's financial statements. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company. See Note 16 of the Notes to the Company's Consolidated Financial Statements. See "Risk Factors--Potential Environmental Liabilities."

EFFECT OF INFLATION; SEASONALITY

   Inflation has not been a material factor affecting the Company's business. In recent years, the cost of electronic components has remained relatively stable due to competitive pressures within the industry, which has enabled the Company to contain its service costs. The Company's general operating expenses, such as salaries, employee benefits, and facilities costs, are subject to normal inflationary pressures.

   The operations of the Company are generally not subject to seasonal fluctuations.

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
                                   BUSINESS

OVERVIEW

   The Company is the largest independent provider of multivendor computer maintenance and technology support services in the United States, based on Dataquest estimates for calendar year 1996. The Company offers its customers a single source solution for virtually all of their computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/help desk services, network support and other technology support services. The Company believes it is the most comprehensive independent (i.e., not affiliated with an OEM) provider of these services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. The Company provides support for over 15,000 hardware products manufactured by more than 1,000 OEMs. The Company also supports most major operating systems and over 150 shrink-wrapped software applications. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout the United States and Canada and strategic alliances in selected international markets.

   DecisionOne has emerged as the leading independent, multivendor provider of computer maintenance and technology support services by (i) consummating over 35 complementary acquisitions since the beginning of fiscal 1993, (ii) expanding maintenance capabilities and introducing new technology support services, (iii) increasing sales to existing customers by increasing equipment under contract and by selling existing customers new technology support services, (iv) adding new corporate customers and (v) providing outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. As a result, the Company's revenues have grown at a compound annual rate of 69.2% to approximately $820.4 million for the annualized quarter ended March 31, 1997 from $114.1 million in fiscal 1993. Over the same period, the Company's Adjusted EBITDA has grown at a 74.2% compound annual rate to approximately $120.3 million for the annualized quarter ended March 31, 1997 from $15.0 million in fiscal 1993.

   In 1996, based on Dataquest projections, the Company estimates it had a 9% market share of the $8.8 billion independent, multivendor segment of the $40.5 billion U.S. hardware maintenance and technology support services market. The independent, multivendor segment is projected by Dataquest to grow at a 14% compound annual rate from $8.8 billion in 1996 to $14.8 billion in 2000. The Company believes this growth is being driven by the proliferation of computer equipment as well as outsourcing trends, including:
(i) the outsourcing by corporate customers of hardware maintenance and technical support requirements and (ii) the outsourcing by major hardware OEMs and software publishers of maintenance services (including warranty and post-warranty services) and end-user technical support requirements. In addition, the Company believes that demand for its services is being driven by the increasing complexity of computing environments which has resulted from the migration of computer systems from single OEM, centralized systems to multivendor, decentralized systems. The Company believes that this increased complexity has generally surpassed the technical capabilities of many in-house support staffs and has accelerated the pace of outsourcing. The Company believes that customers are increasingly turning to independent service providers when outsourcing due to the increased use of multiple vendors for hardware and the perception that OEM service providers are biased toward specifying their own equipment as computer purchase requirements arise. Furthermore, many OEMs such as Sun and Compaq are outsourcing certain non-core customer service activities, including maintenance services (including warranty and post-warranty services) and product support services (such as end-user help desk services) to independent service organizations such as the Company.

COMPETITIVE STRENGTHS

   The Company believes that it possesses a number of competitive strengths that have allowed it to become the leading independent provider of multivendor computer maintenance and technology support services, including:

   EXTENSIVE SERVICE INFRASTRUCTURE. The Company provides customers with high quality service through an extensive infrastructure including: (i) approximately 4,000 highly trained field technicians, (ii)

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
over 150 geographic locations throughout the United States and Canada, (iii) a substantial spare parts inventory to ensure supply and rapid response times, (iv) a broad service offering which enhances the Company's ability to provide customers with a single source solution, (v) an extensive proprietary database of historical failure rates for over 15,000 hardware products manufactured by over 1,000 OEMs, (vi) a detailed record of major customers' hardware and software assets and a record of such customers' maintenance patterns and (vii) proprietary dispatch systems to ensure rapid customer response times.


   INDEPENDENT, MULTIVENDOR SERVICE PROVIDER. The Company provides customers with an independent, multivendor solution for their computer maintenance and technology support needs. As an independent service provider, the Company believes it is viewed by customers as impartial to any particular OEM's products. As a multivendor service provider, the Company supports over 15,000 hardware products manufactured by more than 1,000 OEMs as well as most major operating systems and over 150 shrink-wrapped software applications. OEM, specialty and local service providers do not offer either the breadth of services or the geographic presence throughout the United States and Canada provided by the Company.

   CONTRACT-BASED REVENUES. Approximately 85% of the Company's revenues in fiscal 1996 were derived from contracts, under which equipment and services may be added and deleted. Furthermore, the Company believes that its extensive service infrastructure and its unique knowledge of its customers' hardware and software service requirements enhance the Company's ability to provide superior service. The Company believes that the resulting track record of service to existing customers affords it a competitive advantage in renewing existing contracts and winning new contracts. Although many of the Company's existing customer contracts are currently terminable on short notice, 49 out of the Company's top 50 customers in fiscal 1994 are still customers today.


   DIVERSIFIED AND STABLE FORTUNE 1000 CUSTOMER BASE. The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. In fiscal 1996, the Company's top 10 customers represented 23% of revenues and the top 100 customers represented 47% of revenues. The Company's customers include a diverse group of national and multinational corporations, including SABRE Group, Inc. (an affiliate of American Airlines, Inc.), Sun, Compaq, NationsBank, DuPont, Chevron Corporation and Netscape. The Company believes that the scope of its service offerings and the breadth of its geographic presence in the United States and Canada allow it to serve this diverse group of national and multinational customers as well as thousands of smaller customers who also require customized services.

   MITIGATED TECHNOLOGY AND RECESSION RISKS. The Company provides services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. Consequently, although each segment of the computer hardware and software industry is subject to shifts in technology, the Company believes that the diversity of computing environments for which it provides services mitigates the potential adverse effects of technological changes in any one segment. Furthermore, the Company believes that because computer maintenance requirements are based primarily on usage, the Company's hardware maintenance business may be insulated from the adverse effects of declines in spending during recessionary periods, so long as computer usage continues to necessitate maintenance spending.

BUSINESS STRATEGY

   DecisionOne has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow and which includes the following elements:

   PROVIDE A SINGLE SOURCE TECHNOLOGY SUPPORT SOLUTION. The Company intends to continue its strategy of offering its customers a broad and expanding range of computer technology support services in a single interface format. The Company believes it meets the customer's preference for a single interface by offering maintenance and technology support services across most leading brands of hardware and software within virtually all computing environments. In addition, the Company's single source solution enables the Company to retain customers when customers change, substitute or upgrade their computing environments.

   OFFER ADDITIONAL SERVICES TO EXISTING CUSTOMERS. The Company generates new revenues from existing customers by adding new equipment to existing hardware maintenance contracts and by providing existing customers with additional support services. Recent revenue growth attributable to the expansion of additional support services has been derived primarily from (i) end-user support services such as help desk services, (ii) network support services such as LAN administration, security management and fault management, (iii) logistics services such as parts repair, inventory and asset management, and warranty parts management and (iv) program management services such as technology deployment and computer and software moves, adds and changes. The Company believes that the breadth of its additional support services has permitted, and will continue to permit, the Company to leverage its historic strength in hardware maintenance to increase revenues from existing customers and has enabled the Company to grow sales to its top 50 customers in fiscal 1994 by 33.3% through fiscal 1996.


   LEVERAGE EXISTING SERVICE INFRASTRUCTURE. The Company believes that, due to the large scale of the Company's service infrastructure, the Company enjoys substantial operating leverage and has positioned itself to increase productivity and profitability whether the Company grows internally or through acquisitions. The principal areas in which the Company expects to realize the benefits of operating leverage include: (i) increased customer call density in a region permitting field service technicians in the region to complete a greater number of service calls per day, (ii) increased comparable equipment density allowing the Company to operate with proportionally lower inventory of spare parts and (iii) productivity gains driven by new services such as end-user support services which reduce unnecessary trips by field technicians to existing customers and by the addition of new equipment under existing maintenance contracts. The Company intends to further improve the productivity of its existing infrastructure by investing in upgrades of its management information systems.

   PURSUE COMPLEMENTARY ACQUISITIONS. The Company believes it is well positioned strategically to participate in the further consolidation of the computer maintenance and technology support services market and expects to continue to evaluate complementary acquisitions. Further, the Company believes that pursuing complementary acquisitions is an attractive growth strategy due to the significant synergies which the Company may achieve when it successfully consolidates acquisitions into its service infrastructure. Since the beginning of fiscal 1993, the Company has completed over 35 acquisitions. The Company's typical acquisition consists principally of customer maintenance and support contracts as well as the accompanying spare parts inventory. The Company generally reduces the cost structure necessary to service the acquired customer contracts by leveraging DecisionOne's extensive service infrastructure, spare parts inventory and administrative function. For example, the Company was able to service the contracts acquired from Memorex Telex in November 1996 with approximately 36% fewer employees than previously required by Memorex Telex. In addition, the Company seeks to increase sales and profitability by offering acquired customers additional services.

   CAPITALIZE ON OUTSOURCING TREND AMONG OEMS, SOFTWARE PUBLISHERS AND SYSTEMS INTEGRATORS. The Company expands its marketing reach by offering its services through outsourcing arrangements and indirect channels. For fast growing hardware OEMs and software publishers concerned with cost savings and time-to-market issues such as Sun, Netscape and Compaq, the Company provides outsourced customer support services such as help desk services, warranty and post-warranty maintenance services, and technical product support services. For systems integrators, the Company provides maintenance and technology support services on a subcontract basis to several large outsourcing clients of EDS and Computer Sciences Corp.


INDUSTRY BACKGROUND

   The United States market for computer hardware maintenance and technology support services is large and growing. According to Dataquest projections, the hardware maintenance and technology support services market was approximately $40.5 billion in 1996 and is projected to grow at a compound annual rate of 5.6% to $50.3 billion by the year 2000. Within the market surveyed by Dataquest, Dataquest estimates that the independent, multivendor segment was approximately $8.8 billion in 1996 and projects the segment to grow at a 14% compound annual rate to $14.8 billion by the year 2000. According to Dataquest, independent, multivendor service providers such as the Company are taking market share from the OEM service providers faster than OEMs are contracting new business. The Company believes that this is occurring for several reasons including:
(i) customers are looking for single-source providers who support multiple computer hardware and software platforms, (ii) independent service providers are viewed as being unbiased toward computer purchase decisions and (iii) OEMs are increasingly outsourcing customer maintenance service (including warranty and post-warranty services) and technical customer support such as help desk services to independents in order to focus on their core design, technology and marketing competencies. According to Dataquest, within the independent, multivendor segment, hardware maintenance was the dominant service, accounting for approximately 71% of 1996 revenues, with technology support services, including software support, network support and end-user training, comprising the remaining 29% of 1996 revenues.

   The independent, multivendor segment is also fragmented and consolidating. According to Dataquest, the top 10 participants accounted for less than 50% of the market in 1995. Participants in the independent multivendor segment include: (i) several large independent service providers, (ii) the multivendor segments of OEM service organizations and (iii) hundreds of smaller independent companies servicing either product niches or limited geographical areas of the United States. The significant market position of OEMs is due largely to their traditional role of servicing their own installed base of equipment and their customers' former reliance on centralized, single vendor solutions (i.e. mainframe systems).

COMPANY SERVICES

   The Company provides a comprehensive range of core technology support services to customers across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. The Company customizes its service offerings to the individual customer's needs in response to the nature of the customer's requirements, the term of the contract and the combination of services that are provided. Services are bundled to match the support requirements of customers and include hardware support, end-user and software support, network support, management information services, program management, planning support and ancillary support services.

 Hardware Support

   Hardware support services consist of remedial and preventive maintenance for computers and computer peripheral devices. The Company supports over 15,000 different hardware products manufactured by more than 1,000 OEMs. The Company's customer support centers ("CSCs") handle over 330,000 calls per month regarding hardware support. The Company maintains and manages an inventory of over 3.5 million parts representing more than 300,000 part numbers. The Company also has access to a network of computer equipment vendors, brokers and highly skilled repair suppliers, as well as access to certain IBM Designated Parts Sales Locations.

   In addition to its on-site diagnostic tools, the Company uses industry and proprietary software diagnostic capabilities to monitor system performance on a remote basis. Also, large customers are provided remote, on-line access to certain of the Company's systems to log service requests and track service delivery.

   The Company prices its products and services on either a fixed fee or per incident basis. Pricing is based on various factors including equipment failure rates, cost of repairable parts and labor expenses.

 End-User and Software Support

   The Company's CSCs handle over 90,000 calls per month for help desk and software support. Levels of support range from basic and network support for corporate end-users to advanced operating system support for systems administrators. Customized support also is available for vertical market applications and OEM accounts. Operational services are available seven days per week, twenty-four hours a day.

   The Company currently provides support for PC/workstation operating systems such as Windows(Registered Trademark) 95, Windows(Registered Trademark), MS-DOS(Registered Trademark), and Sun Microsystems' Solaris(Registered Trademark), as well as support on network operating systems such as Novell Netware(Registered Trademark) and Windows(Registered Trademark) NT. Groupware products like Lotus Notes and Internet browsers such as Netscape also are fully supported. Additionally, over 100 PC software products ranging from spreadsheets and word processing to communications and graphics are supported, as are numerous on-line services.

   The Company is a Microsoft Authorized Support Center, providing help desk support for a broad range of Microsoft business software applications and operating systems. Technical support is delivered through the Company's network of CSCs and ranges from basic end-user software support to second level professional support, and work in conjunction with Microsoft desktop applications and operating systems, like Microsoft Windows(Registered Trademark) 95 and Windows(Registered Trademark) NT.

 Network Support

   The Company provides support services for networked computing environments, including management, administration, and operations support for both local area networks and wide area networks ("WANs"). Network support services are designed to reduce the cost of ownership of networked computing, improve productivity of network users, and supplement customers' internal support staffs. The Company's remote network management services provide monitoring of fault and performance data in customers' networks and problem resolution from the Company's network management center. The Company also provides on-site network services to assist customers with network administration, operations, and remedial support. Network specialists may be resident at the customer site or dispatched as necessary.

 Logistics Services

   The Company also repairs and refurbishes computer parts and assemblies at seven depot repair centers in the United States. In addition to supporting its own business, these services are provided primarily for OEMs, distributors and other third-party maintenance companies. Subassemblies repaired include system logic boards, hard disk drive assemblies, peripherals, power supplies and related equipment. The Company's depot repair facilities located in Malvern, Pennsylvania; Boston, Massachusetts; Milwaukee, Wisconsin; and San Francisco, California are certified to ISO-9002 standards.

   The Company also provides logistics services, including the planning and forecasting of parts requirements and parts sourcing, inventory and warranty management, for Compaq and other manufacturers. Under terms of the Compaq logistics service contract, the Company handles orders from customers, dealers and distributors in North America for parts that are no longer produced by Compaq. The parts are used to repair Compaq desktops, laptops and servers and include such components as flat panels (LCDs), motherboards, monitors, power supplies and related parts. In addition to repair and replacement work, the Company manages the program's logistics requirements and parts warranty reimbursement activities.

 Program Management

   The Company provides ongoing management services for companies that wish to outsource all or a portion of their services management requirements. Typical services include third-party vendor management, on-site personnel support and program evaluation, as well as a variety of support capabilities required to prepare a system for operation and improve its efficiency. These support capabilities include support for system installation, de-installation, moves, upgrades, reconfigurations, system configuration audits, inventory tracking services and data restoration assistance.

 Planning Support

   The Company assists customers in defining their enterprise service requirements, establishing service delivery benchmarks, recommending process improvements and auditing the results of implemented programs over time. The objective of these consulting services is to assist customers in reducing the total cost of ownership and improving operating efficiency in their service environments.

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
 Information Services

   The Company makes service improvement recommendations to customers based on information accumulated from its hardware, network and end-user support services. Management information services allow customers to make informed decisions relating to hardware and software procurements as well as the need for increased employee training. The Company believes these services differentiate it from OEMs and software developers that may favor their own products.

   The Company's AssetOne(Trademark) service tracks customers' desktop assets and provides information on hardware configuration, software utilization, warranty status, equipment location and user profiles. This information can then be used to improve the way customers' assets are deployed, serviced, and used in order to reduce costs and increase end-user productivity.

 Support Partner Programs

   The Company maintains strategic alliances with several significant companies in order to provide customers with comprehensive technology support solutions. The Company does not receive revenues for services provided by its strategic partners. Key relationships include: General Electric Computer Leasing Corp., which provides computer acquisition, disposition and financing services; SunGard Recovery Services Inc., which provides disaster recovery services; and MicroAge, Inc., which supplies hardware products such as personal computers, peripherals, network products and related devices.

SALES AND MARKETING

   The Company's core product capabilities are bundled to match the support requirements of customers. Individual service portfolios exist for data center, mid-range and desktop environments. In addition, a product portfolio exists for OEMs who seek support for parts sourcing and repair, inventory management and related logistics services.

   The Company sells its services through both direct and indirect sales channels. The Company's direct sales force consists of approximately 275 sales professionals who are organized into a general commercial sales group as well as into several dedicated groups including: a Federal Group, which sells to the Federal Government; a National Accounts Group, which focuses on large and multinational corporate customers; and a Telesales Group, which focuses on small accounts.

   The Company also sells its services through its indirect sales force comprised of approximately 25 sales professionals. Product support relationships exist with OEMs such as Sequent Computer Corporation, EMC(2) Corporation ("EMC"), Sun and Compaq, and software developers such as Netscape, Novell, Inc., Microsoft Corporation and SunSoft, Inc.

INTERNATIONAL BUSINESS PARTNERS

   In order to provide international service to its multinational customers, the Company supplements its broad North American infrastructure with strategic alliances in selected international markets. The Company maintains relationships with International Computers Limited ("ICL") and FBA Computer Technology Services ("FBA"). The Company licenses many of its proprietary multivendor support tools to FBA and to ICL Sorbus Ltd. ("ICL Sorbus"), which is ICL's multivendor services group in Western Europe. As a result, the Company is able to offer its multinational customers service in Western Europe, Asia and Australia.

   ICL is a leading information technology company that has approximately 23,000 employees operating in about 80 countries around the world. In Western Europe, the ICL Sorbus companies provide multivendor services in 17 countries with approximately 250 service locations and about 5,000 employees. Several of the Company's major customers, including SABRE Group, Inc. and DuPont benefit from the agreement between the Company and ICL Sorbus, whereby ICL Sorbus agrees to provide services at the European locations of the Company's multinational customers. Through ICL Sorbus, the Company utilizes the service branches of both ICL and ICL's parent company, Fujitsu Ltd., to provide worldwide multivendor support throughout Asia, the Pacific Rim, the Middle East and Africa.

   FBA, an affiliate of Fujitsu Ltd., provides multivendor services in Australia and New Zealand from 21 locations with 150 employees. In addition to providing technical support to FBA, the Company has supplied various management and sales support personnel to FBA. FBA also provides services to certain of the Company's multinational customers, including Sun.

SERVICE INFRASTRUCTURE

   Centralized Dispatch. When a customer places a call for remedial maintenance, the Company uses its Dispatch Data Gathering system ("DDG") to manage the process. When a customer is identified, the DDG system displays the customer's service level requirements and covered equipment. Specific information on the symptoms of the problem and the products that are malfunctioning are entered into the system to begin tracking the service event. The Company's Customer Support Representative ("CSR") selects, based upon the requirements of the service event, the appropriate Customer Service Engineer ("CSE") from a list of pre-assigned primary and back-up personnel and passes this information to the selected CSE.

   The Company maintains three CSCs in Malvern, Pennsylvania; Bloomington, Minnesota; and Tulsa, Oklahoma. Customers can reach the CSCs by calling one toll-free telephone number. The CSCs currently are staffed with over 575 CSRs and 29 staff/operations managers. There is a duty manager on call in each center at all times. CSCs are available on a 24 hour, 7 day per week basis. Redundancy for disaster recovery purposes is designed into the CSC system through the three locations' use of automatic telecommunications switching.

   Inventory Logistics. In order to meet customer computer repair requirements, the Company maintains a tiered approach to inventory management. Parts or assemblies with low failure rates are stocked in either the Company's central distribution center located in Malvern, Pennsylvania or in its critical parts center in Dallas, Texas. The Company also maintains six regional distribution centers in Atlanta, Georgia; Newark, New Jersey; Los Angeles, California; San Francisco, California; Chicago, Illinois; and Wilmington, Ohio for critical parts needed more frequently throughout the United States. In order to service customers whose response time requirements are two to four hours, higher usage parts are maintained at the Company's branch offices or local attended stocking locations. Customer site parts storage is arranged when customer response time requirements are two hours or less.

   The Company's field inventory system ("FIS") is a real-time system which tracks the inventory and repairable parts assigned to its field workforce and located at seven distribution centers, field offices or at customer sites. Parts information processed through FIS is integrated with the Company's other key systems, including DDG and International Support Information System ("ISIS").

SERVICE TECHNOLOGY

   The Company has developed several proprietary technologies for use in service planning, support and delivery. These service tools include proprietary databases, remote diagnostic and system monitoring software, and instructional documentation. These technical support tools not only provide remote and on-site predictive and remedial service support, but also enable the Company to collect extensive, objective systems performance measurement information (on the customer's environment as well as benchmarking against the Company's database) which its customers can use to identify potential efficiencies, evaluate competing products and technologies, and determine whether its requirements are being met.

   The Company's proprietary service technologies include ISIS, SERVICE EDGE and MAXwatch(Trademark). The Company licenses certain of these technologies and provides other technical support to certain foreign multivendor service providers, including ICL Sorbus in Europe, FBA in Australia and New Zealand, and PT Metrodata Electronics in Indonesia.

   International Support Information Systems. ISIS is a database accessible to the Company's customer service engineers that is comprised of diagnostic and symptom fix data for thousands of products, service updates, and service planning information, such as machine performance and parts usage information, and remote support capabilities for large IBM systems, including automatic "call home" to the Company. The Company believes that ISIS is the most comprehensive service-related database of any independent computer service organization.

   SERVICE EDGE. SERVICE EDGE is a PC-based system installed at the customer's site which monitors error messages and collects and reports service data to help customers predict potential system failures and provide customers with system performance information.

   MAXwatch(Trademark). MAXwatch(Trademark) is an on-site program for products of Digital Equipment Corporation ("Digital") which monitors system integrity, proactively detects and corrects certain system errors, and automatically "calls home" for remote technical support when pre-defined error thresholds are exceeded. A similar product, MAX400, is available for IBM AS/400 systems.

   DecisionOne, AssetOne(Trademark), ISIS, SERVICE EDGE and
MAXwatch(Trademark) are service marks or trademarks owned by the Company. All other brand names, service marks or trademarks appearing herein are the property of their respective owners.

TRAINING

   The Company maintains the technical expertise of its engineers through training programs designed to teach the various techniques for determining the status of a customer's total computer operations. The Company's training offers support professionals a broad exposure to various computer system technologies.

   The Company's training facilities include 26 classrooms, 23,000 square feet of hands-on lab space, 26 full-time instructors and video specialists and a curriculum of over 80 courses. The Company has five training centers and labs located in Frazer, Pennsylvania; Malvern, Pennsylvania; Bloomington, Minnesota; Milwaukee, Wisconsin; and Phoenix, Arizona. Six months following course work, the Company surveys the engineers to gauge the effectiveness and applicability of its training curriculum.

CUSTOMERS

   The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. The Company sells services to five types of customers: large businesses that have complex computing support needs and typically maintain a data center, distributed computing and work group environments; medium-sized businesses that rely primarily on distributed systems for their computing needs; small businesses that principally use LANs and WANs for computing; individuals who use stand-alone computing systems; and OEMs and software developers that contract with the Company for warranty services, logistic support services or help desk support. A significant portion of the Company's revenues are attributable to large businesses with complex computing support needs.

COMPETITION

   Competition among computer support service providers, both OEM and independent service organizations, is intense. The Company believes that approximately 80% of that portion of the hardware maintenance services market that is related to mainframes and stand-alone midrange systems is currently serviced by OEM service organizations. In addition, the Company believes that OEM service organizations provide a smaller, but still significant, portion of the computer maintenance services related to distributed systems, workgroups and PCs. The remainder of the market is serviced by a small number of larger, independent companies, such as the Company, offering a broader range of service capabilities, as well as numerous small companies focusing on narrower areas of expertise.

   The Company considers its principal competitors to include: IBM and its affiliate Technology Service Solutions, Digital, and Wang Laboratories, Inc., the multivendor service divisions of certain other OEMs, other national independent service organizations that are not affiliated with OEMs such as Vanstar Corporation, Entex Corporation and Stream International, Inc., and various regional service providers.

   The Company believes that the primary competitive factors in the computer services industry are the quality of a company's services, the ability to service a wide range of products supplied by a variety of vendors, the geographic coverage of a company's services and the cost to the customer of those services. The Company believes that customers are increasingly looking for service providers capable of providing a single-source solution for their increasingly complex multivendor systems. See "Risk Factors--Competition; Competitive Advantages of OEMs."

FACILITIES

   The Company leases certain office and warehouse facilities under operating leases and subleases that expire at various dates through November 30, 2005. The Company's executive offices are located at the Frazer, Pennsylvania facilities listed below. The principal facilities currently leased or subleased by the Company are as follows:

                                             SQUARE
LOCATION                                     FOOTAGE  LEASE EXPIRATION
------------------------------------------ --------- ----------------
Frazer, Pennsylvania (Office) .............  109,800 November 2005
Frazer, Pennsylvania (Office) .............   35,968 April 2003
Malvern, Pennsylvania (Depot/Call Center)    200,000 May 2000
Horsham, Pennsylvania (Warehouse)  ........  100,000 December 1999
Bloomington, Minnesota (Call Center) ......   66,000 March 1998
Hayward, California (Depot) ...............   91,000 September 1999
Northborough, Massachusetts (Depot)  ......   52,778 July 1998
Wilmington, Ohio (Warehouse)...............   83,000 January 2001
Grove City, Ohio (Depot)...................  118,500 January 2002

   In addition, the Company owns two facilities located in Tulsa, Oklahoma (multi-purpose) and the suburbs of Milwaukee, Wisconsin (logistics services). The Company's management believes that its current facilities will be adequate to meet its projected growth for the foreseeable future.

EMPLOYEES

   As of June 30, 1997, the Company had approximately 6,500 full-time and 60 part-time employees. None of the Company's employees is currently covered by collective bargaining agreements. Management considers employee relations to be good.

LEGAL PROCEEDINGS

   The Company is a party, from time to time, to lawsuits arising in the ordinary course of business. The Company believes it is not currently a party to any material legal proceedings. However, within the past several years, several OEMs have been involved in litigation with independent service organizations, including the Company, in which such OEMs have claimed infringement of software copyrights held by the OEMs. The Company currently is not involved in any such litigation. See "Risk Factors--Copyright Issues."

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund Sites: (i) PAS Irwin Dump Site, Oswego, New York (and six satellite sites, including the Fulton Terminals Site, Fulton, New York); (ii) North Penn Area 6 Site, Lansdale, Pennsylvania; and (iii) Revere Chemical Site, Nockamixon, Pennsylvania. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to the Boarhead Farms Site, Bridgeton, Pennsylvania, at a site related to the Revere Chemical site, but has not received any additional communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company has estimated that its share of the costs of the clean-up of one of the sites will be approximately $500,000, which has been provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1996, 1995 and 1994. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company. See Note 16 of the Notes to the Company's Consolidated Financial Statements.


REGULATION

   Under the National Industrial Security Operating Manual, companies with contracts or subcontracts with the U.S. government that involve access to classified information must, if they will come under foreign ownership, control or influence ("FOCI"), notify the U.S. Department of Defense. If they wish to retain their security clearances such companies must propose a plan of action to mitigate or negate the FOCI. The Company currently requires security clearances in order to perform services under certain classified contracts. As a result, on May 13, 1997, Holdings notified the Defense Department of the proposed Merger, and on June 27, 1997, it submitted to the Defense Department its plan to mitigate or negate FOCI through use of a Special Security Agreement. Among other things, the Company has proposed to mitigate the FOCI by the addition of two independent directors to the board of directors of the Company. There is no deadline by which the Department of Defense must approve a plan. If no plan has been approved by the date of the Merger, the status of existing contracts will be subject to case-by-case review and the Company will be unable to bid on new classified government work until and unless such an approval is forthcoming.

                                  MANAGEMENT

THE COMPANY

   The following table sets forth certain information concerning the current directors and executive officers of the Company. It is expected that such persons will serve in such capacities with the Company following the Effective Time.

 NAME                    AGE POSITION
---------------------- ----- -------------------------------------------------
Kenneth Draeger .......  56  Chairman and Chief Executive Officer and Director
Stephen J. Felice  ....  40  President
Thomas J. Fitzpatrick    39  Vice President and Chief Financial Officer
Joseph S. Giordano  ...  42  Senior Vice President--Operations
James J. Greenwell  ...  38  Senior Vice President--Sales & Marketing
Thomas M. Molchan  ....  42  General Counsel and Corporate Secretary
Dwight T. Wilson ......  41  Vice President--Human Resources


   Kenneth Draeger has been the Chief Executive Officer, and a Director of the Company since October 1995, and Chairman of the Company since November 1995. From July 1992 to October 1995, he was the Chief Executive Officer and a Director of the Company's predecessor, Servcom. From 1988 to 1991, Mr. Draeger was President of Agfa/Compugraphic, a manufacturer of electronic pre-press equipment. Mr. Draeger is also a director of Galileo Corporation.

   Stephen J. Felice has been the President of the Company since October 1995. Mr. Felice joined BABSS in March 1987. He served as Vice President and General Manager, Sales and Operations of BABSS from January 1991 to October 1995 and was responsible for all service delivery, sales activity, customer management, and marketing channels with management responsibility over almost 3,000 employees.

   Thomas J. Fitzpatrick has been the Vice President and Chief Financial Officer of the Company since August 1996. Prior to August 1996 Mr. Fitzpatrick was Vice President of Network Finance at Bell Atlantic Network Services, Inc. Mr. Fitzpatrick served more than eight years at BABSS, including over four years as Vice President and Chief Financial Officer.

   Joseph S. Giordano has been Senior Vice President--Operations of the Company since October 1995. From October 1993 to October 1995, Mr. Giordano was Vice President Sales and Service Delivery of BABSS. From January 1991 to October 1993, he was an Area General Manager of BABSS.

   James J. Greenwell has been Senior Vice President--Sales & Marketing of the Company since October 1995, and was Vice President Sales and Marketing of Servcom from 1993 to October 1995. From January 1992 to 1993, Mr. Greenwell was Director of Operations of Servcom's Qantel operation. Prior to January 1992, he was Vice President, Sales and Marketing of Qantel Corporation.

   Thomas M. Molchan has been General Counsel and Corporate Secretary of the Company since October 1995. From December 1986 to October 1995, he was Vice President and General Counsel of BABSS.

   Dwight T. Wilson has been Vice President--Human Resources of the Company since October 1995. From April 1994 to October 1995, Mr. Wilson was Vice President--Human Resources of BABSS. From October 1990 to March 1994, Mr. Wilson was Director, Human Resources Policies and Planning of BABSS.

   In addition, it is expected that at the Effective Time, Peter T. Grauer and Kirk B. Wortman will become directors of the Company.


   Peter T. Grauer has been a Managing Director of DLJ Merchant Banking II, Inc. since September 1992. From April 1989 to September 1992, he was Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto, Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Grauer is a director of Doane Products Co., SDW Holdings, Inc. and Total Renal Care, Inc. (NYSE:(TRL)).

   Kirk B. Wortman has been a Principal of DLJ Merchant Banking II, Inc. since February 1997. For the five years prior to joining DLJ Merchant Banking, Inc. he worked in the Leveraged Finance Group within DLJ's Investment Banking Group, most recently as a Senior Vice President.


   In connection with the Company's efforts to ensure continuance of certain existing contracts with the U.S. government, the Company has submitted a Special Security Agreement to the Department of Defense for approval. If approved, the agreement would provide, among other things, that at least two individuals (the "Outside Directors") would have no prior relationship with the Company or any of its affiliates will be named to its Board of Directors. The agreement would also require that the Board of Directors include at least one officer of the Company (an "Officer Director") and that the total number of Outside Directors and Officer Director always be greater than the number of directors representing Holdings. The agreement would also provide that the Outside Directors could be removed, and new or replacement Outside Directors or Officer Directors could not serve, unless approved by the Defense Investigative Service. See "Business--Regulation."


HOLDINGS

   The following table sets forth the name, age and position with Holdings of each person who is expected to serve as a director of Holdings following the Effective Time.

 NAME                      AGE POSITION
------------------------ ----- -------------------------------------------------
Kenneth Draeger .........  56  Chairman and Chief Executive Officer and Director
Peter T. Grauer .........  51  Director
Lawrence M.v.D. Schloss    42  Director
Tom G. Greig ............  49  Director
Kirk B. Wortman .........  34  Director


   In addition, it is expected that two additional directors, not affiliated with DLJMB or Holdings, will be appointed at the Effective Time.

   Lawrence M.v.D. Schloss has been the Managing Partner of DLJ Merchant Banking II, Inc. since November 1995. Prior to November 1995, he was the Chief Operating Officer and Managing Director of DLJ Merchant Banking, Inc. Mr. Schloss currently serves as Chairman of the Board of McCulloch Corporation and as a director of Wilson, Greatbatch, Inc. Mr. Schloss has previously served as a director of GTECH Corporation (NYSE:GTK), Krueger International, Inc., OSi Specialties, Inc. and MPB Corporation.

   Tom G. Greig is a Managing Director in the Investment Banking Division of DLJ and serves as co-head of the Technology Investment Banking Group. Mr. Greig is a director of Manufacturers Services Limited, a contract electronics manufacturer. Mr. Greig has over 20 years of experience in the investment banking industry, the majority of which he has spent working with technology based companies.

                            EXECUTIVE COMPENSATION

   The following table sets forth for the years ended June 30, 1997, 1996 and 1995 certain compensation paid by the Company to its Chief Executive Officer and the four other most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for the year ended June 30, 1997. Certain members of management are expected to enter into new employment agreements at the Effective Time which may alter their compensation arrangements.

                          SUMMARY COMPENSATION TABLE


                                                           ANNUAL                           LONG TERM
                                                        COMPENSATION                      COMPENSATION
                                    ---------------------------------------------------  --------------
                                                                                           SECURITIES
                                                                              OTHER        UNDERLYING
                                                SALARY         BONUS          ANNUAL      OPTIONS/SARS
NAME AND PRINCIPAL POSITION           YEAR       ($)            ($)            ($)             (#)
----------------------------------  ------  ------------  --------------  ------------   --------------
Kenneth Draeger                       1997     425,000             -- (1)         --          50,000
 Chief Executive Officer              1996     355,000        484,500 (2)         --          70,000
                                      1995     250,625        375,000             --              --

Stephen J. Felice                     1997     225,000         60,000 (1)         --           9,000
 President                            1996     157,500(3)     130,340 (3)         --         100,000
                                      1995          --             --             --              --

Thomas J. Fitzpatrick                 1997     168,077 (4)     59,866 (1)(4) 224,908 (5)     100,000
 Vice President and Chief             1996          --             --             --              --
 Financial Officer                    1995          --             --             --              --

Thomas M. Molchan                     1997     139,300         27,500 (1)         --          10,000
 General Counsel and Corporate        1996      90,020(3)      42,725 (3)         --          33,000
 Secretary                            1995          --             --             --              --

James J. Greenwell                    1997     140,500         22,500 (1)         --              --
 Senior Vice President--Sales and     1996     131,000         58,460             --          10,000
 Marketing                            1995     129,500         90,000             --          40,000


------------
(1) Final payment of bonuses for fiscal 1997 will be determined in August 1997. Therefore, there may be additional bonus payments for fiscal 1997 which have not been determined at the time of filing.
(2) Mr. Draeger's bonus for fiscal 1996 was paid in two parts. $357,000 of this bonus was paid on August 15, 1996. The remaining $127,500 was paid on May 15, 1997 after completion of ten consecutive trading days where the share price of Holdings Common Stock closed above $18.00.
(3) Messrs. Felice and Molchan joined the Company and were named executive officers on October 21, 1995. The salaries and bonuses shown reflect the amount earned after such date through June 30, 1996.
(4) Mr. Fitzpatrick joined the Company and was named an executive officer on August 12, 1996. The salary and bonus reflect the amount earned after such date through June 30, 1997. Of the bonus amount, $30,000 was a one-time signing bonus.
(5) Of this amount, $223,908 is for relocation assistance. The other $1,000 was for tax preparation assistance.

   The following table summarizes stock options to purchase Holdings Common Stock granted during fiscal 1997 to the persons named in the Summary Compensation Table.

                                      HOLDINGS' OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                           VALUE AT
                                                                               ASSUMED ANNUAL RATES OF
                      -------------------------------------------------------
                                                                                     STOCK PRICE
                        NUMBER OF                                                 APPRECIATION FOR
                        SECURITIES    PERCENT OF                                   OPTION TERM(1)
                        UNDERLYING   TOTAL OPTIONS                            -----------------------
                         OPTIONS      GRANTED TO     EXERCISE OF
                        GRANTED(1)   EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME(2)                    (#)        FISCAL 1997      ($/SH)         DATE       5%($)       10%($)
--------------------- ------------  --------------- ------------- ------------ ---------- ------------
Kenneth Draeger.......    50,000          4.3%         $16.750      12/04/06   $  526,699  $1,334,759
Stephen J. Felice ....     9,000          0.8           16.750      12/04/06       94,806     240,257
Thomas J.                100,000 (3)      8.7           22.875      08/12/06    1,438,596   3,645,686
 Fitzpatrick..........   100,000          8.7           14.000      09/08/06      880,452   2,231,239
Thomas M. Molchan ....    10,000          0.9           16.750      12/04/06      105,340     266,952
James J. Greenwell ...        --           --               --            --           --          --

------------
(1) Options vest in four equal annual installments commencing on the first anniversary of the date of grant. Unvested options are subject to termination upon termination of the optionee's service with the Company.
(2) Potential Realizable Values are based on an assumption that the share price of Holdings Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the share price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.
(3) This grant, which was issued on August 13, 1996 was subsequently cancelled and, as shown in the table, replaced by another grant on September 9, 1996.

   The following table summarizes option exercises during fiscal 1997 and the value of vested and unvested options for the persons named in the Summary Compensation Table at June 30, 1997. Year-end values are based upon a price of $22.75 per share, which was the closing market price of a share of Holdings Common Stock on June 30, 1997, the last trading day of the fiscal year.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END HOLDINGS'
                              OPTION/SAR VALUES

                                                                                       VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                           AT JUNE 30, 1997              AT JUNE 30, 1997
                                                    ----------------------------- -----------------------------
                           SHARES
                         ACQUIRED ON
                          EXERCISE    VALUE REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                         (#)           ($)            (#)            (#)            ($)            ($)
---------------------- ------------- -------------- ------------- --------------- ------------- ---------------
Kenneth Draeger........    25,000         337,500      1,109,780       102,500      24,561,355      1,074,375
Stephen J. Felice  ....     3,000          24,750         22,000        84,000         324,500      1,160,250
Thomas J. Fitzpatrick          --              --             --       100,000              --        600,000
Thomas M. Molchan......        --              --          8,250        34,750         121,688        425,063
James J. Greenwell ....    60,000       1,040,000         79,000        27,500       1,629,000        445,625

   Neither the Company nor Holdings currently grants any long-term incentives, other than stock options, to its executives or other employees, nor does it sponsor any defined benefit or actuarial plans at this time.

   Immediately prior to the Effective Time, all outstanding options granted to employees and directors, whether or not vested, will be cancelled, and the holders of such options will receive a cash payment in respect of such options following the Effective Time. Alternatively, a portion of such options may be converted into options to purchase Holdings Common Stock following the Merger. See "The Merger and Merger Financing."


EXISTING EMPLOYMENT AND SEVERANCE AGREEMENTS


   Mr. Draeger entered into an employment agreement with Decision Data Inc., the predecessor of a wholly owned subsidiary of Holdings, in October 1992. The employment agreement, which is terminable at will by either party, provides for a base salary of not less than $250,000 plus an annual bonus awarded pursuant to a target formula developed by the Board of Directors of Holdings. The employment agreement also provides for a bonus to be paid to Mr. Draeger in the event of a change of control of Holdings, ranging from $300,000 if the Equity Value (as defined in the employment agreement) of the transaction is at least $40.0 million, to an amount equal to $2.0 million plus 2% of any excess in Equity Value over $100.0 million for transactions with an Equity Value in excess of $100.0 million. The amount payable to Mr. Draeger upon consummation of the Merger is approximately $13.9 million. In addition, severance benefits are payable to Mr. Draeger in the event that his employment is terminated, other than for cause (as defined in the agreement), death or disability, for a period of 18 months following such termination in a monthly amount equal to one-twelfth of his annual salary. Mr. Draeger has agreed not to compete with Holdings or any of its affiliates (as defined in the agreement) for a one year period after termination of his employment for any reason. Mr. Draeger is expected to enter into a new employment agreement with Holdings or the Company at the Effective Time.


   Messrs. Felice, Fitzpatrick, Giordano, Greenwell, Molchan and Wilson have severance arrangements with the Company which in various instances provide for a severance payment of up to one times base annual salary, a pro-rata portion of accrued bonus, and the continuation of certain benefits for up to one year in the event of termination without cause.

COMPENSATION OF DIRECTORS

   Currently, directors of the Company receive no compensation in their capacity as directors of the Company.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF HOLDINGS

   All of the Company's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Holdings Common Stock immediately following the consummation of the Merger by (i) any person or group who beneficially owns more than five percent of Holdings Common Stock and (ii) all directors and executive officers of Holdings and the Company as a group.


                                                            SHARES BENEFICIALLY OWNED      PERCENTAGE OF OUTSTANDING
                                                            AFTER THE RECAPITALIZATION           COMMON STOCK
                                                         ------------------------------ -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER:
--------------------------------------------------------
DLJ Merchant Banking Partners II, L.P.
 and related investors (1)(2) ...........................           11,199,789                       88.37%
Lawrence M.v.D. Schloss (3) .............................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
Peter T. Grauer (3) .....................................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
Thomas G. Greig (3) .....................................                   --                          --
 Donaldson, Lufkin & Jenrette Securities Corporation
 277 Park Avenue
 New York, NY 10172
Kirk B. Wortman (3) .....................................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
All directors and officers as a group
 (11 persons)(3)(4) .....................................                   --                          --



                                                 (footnotes on following page)

------------
(1) Includes 1,417,180 shares of Holdings Common Stock issuable upon the exercise of the DLJMB Warrants. The number of DLJMB Warrants will be reduced by the number of Public Warrants issued. See "The Merger and the Merger Financing."
(2) Consists of shares held directly by the following investors related to DLJ Merchant Banking Partners II, L.P. ("DLJMB"): DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners--A L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, and DLJ First ESC LLC, a Delaware limited liability company ("DLJ First"). See "Certain Relationships and Related Transactions" and "Underwriting." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millenium, Millenium A, DLJ First and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. The DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds. In no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds under the Investors' Agreement. The Institutional Investors include Apollo Advisors II, L.P. ("Apollo"), Bain Capital, Inc. ("Bain Capital"), Thomas H. Lee Company ("THL"), certain investment funds associated with DLJ Capital Corp. ("Sprout") and Ontario Teacher's Pension Plan Board ("Teachers").
       Any investment by Apollo in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would be made by Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of England ("Apollo UK Partners") (collectively, "Apollo Entities"). Each of the Apollo Entities is principally engaged in the business of investment securities.
       Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is the general partner of AIF III and the managing general partner of Overseas Partners and Apollo UK Partners. Advisors is principally engaged in the business of providing advice regarding investments by, and serving as the general partner of, the Apollo Entities. The address of Apollo is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.
       Any investment by Bain Capital in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would by made by Bain Capital Fund V, L.P., Bain Capital Fund, V-B, L.P., BCIP Associates, and BCIP Trust Associates, L.P. Bain Capital Investors V, Inc. is the general partner of Bain Capital Partners V, L.P. ("BCP V"), a Delaware limited partnership. BCP V is the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. (the "Bain Fund Vs"), both of which are Delaware limited partnerships. The Bain Fund Vs' primary business activity is to make investments in private equity securities and other interests in business organizations, domestic and foreign.
       BCIP Associates, a general partnership, and BCIP Trust Associates, L.P., a limited partnership (together the "BCIPs"), are both organized under the laws of the State of Delaware. The BCIPs' primary business activity is to make investments in private equity securities and other interests in business organizations, domestic and foreign. The address of Bain Capital is Two Copley Place, Boston, Massachusetts 02116.

       Any investment by THL in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would be made by Thomas
       H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Fund III"), Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund"), THL Co-Investors III-A, LLC, a Massachusetts limited liability company ("Co-Investors A"), and THL Co-Investors III-B, LLC, a Massachusetts limited liability company ("Co-Investors B"). The general partner of each of Fund III and Foreign Fund is THL Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Equity Advisors"). The general partner of Equity Advisors is THL Equity Trust III, a Massachusetts business trust, the beneficial owners of which are affiliates of Thomas H. Lee Company. The manager of each of Co-Investors A and Co-Investors B is Thomas H. Lee. The address of THL is 75 State Street, 26th Floor, Boston, Massachusetts 02109.
       DLJ Capital Corporation ("DLJCC"), a Delaware corporation, Sprout Growth II, L.P., a Delaware limited partnership, The Sprout CEO Fund, L.P., a Delaware limited partnership, and one additional entity managed by the Sprout Group, the Venture Capital affiliate of DLJ, may also acquire capital stock of Quaker. DLJCC is a wholly owned subsidiary of DLJ. Sprout Growth II, L.P. has two general partners: DLJCC is also the managing general partner and DLJ Growth Associates II, L.P. is the general partner. DLJ Growth Associates II, L.P. is a Delaware limited partnership, whose general partners are a group of individual employees of DLJCC and DLJ Growth Associates (II), Inc., a Delaware corporation which is a wholly owned subsidiary of DLJCC. DLJCC is the managing general partner of The Sprout CEO Fund. The address of Sprout is 277 Park Avenue, New York, New York 10172.
       Teachers is an independent corporation established in 1990 to administer the benefits and manage the investments of the pension plan for over 200,000 Ontario teachers. At year end 1996, the fund assets stood at a total of Cdn $51 billion. The address of Teachers is 5650 Yonge Street, 5th Floor, North York, Ontario M2M 4H5.

(3) Messrs. Schloss, Grauer and Wortman are officers of DLJ Merchant Banking II, Inc., an affiliate of DLJMB and the Underwriter. Mr. Greig is an officer of DLJSC. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(4) Does not include Holding Common Stock owned at the Effective Time or options which may be issued to or retained by certain employees of the Company under Holdings' stock option plan or shares which may be purchased by certain employees of the Company under Holdings' stock purchase plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   In connection with the Merger, DLJMB has proposed that an Investors' Agreement be entered into, at the Effective Time, among the Company, the DLJMB Funds, the Institutional Investors and the members of management who own shares of Holdings Common Stock (the "Management Shareholders"). It is expected that the terms of the Investors' Agreement will restrict transfers of the shares of Holdings Common Stock by the Management Shareholders, permit the Management Shareholders to participate in certain sales of shares of Holdings Common Stock by the DLJMB Funds, require the Management Shareholders to sell shares of Holdings Common Stock in certain circumstances should the DLJMB Funds choose to sell any such shares owned by the DLJMB Funds, permit the Management Shareholders and the Institutional Shareholders to purchase equity securities proposed to be issued by the Company on a preemptive basis in the event the DLJMB Funds choose to acquire any such equity securities, and provide for certain registration rights. It is also expected that the Investors' Agreement will provide that the DLJMB Funds have the right to appoint a majority of the members of the Board of Directors of Holdings.


   In addition, DLJ Capital Funding received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the New Credit Facility and as a lender thereunder. DLJSC received customary fees in connection with the underwriting of the Senior Subordinated Notes and the Debentures. DLJSC will receive a merger advisory fee of $5.0 million in cash from Quaker upon consummation of the Merger. It is also expected that DLJSC will receive an annual fee from Holdings for financial advisory services.


   Each DLJMB Warrant, if any that is issued, will entitle the holder thereof to purchase one share of Holdings Common Stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on August 15, 2007. The exercise of the DLJMB Warrants also will be subject to applicable federal and state securities laws. Each Public Warrant will have the same terms as the DLJMB Warrants, other than the exercise price and certain antidilution provisions.

   The DLJMB Funds will be entitled to request six demand registrations with respect to the DLJMB Warrants (together with all or any portion of the Senior Preferred Stock owned by them) and the Holdings Common Stock owned by them, which demand registration rights will be immediately exercisable subject to customary deferral and cutback provisions. In addition, the holders of the DLJMB Warrants will also be entitled to unlimited piggyback registration rights with respect to such Warrants (together with all or any portion of the Senior Preferred Stock) subject to customary cutback provisions. If the DLJMB Warrants are sold in connection with a registered sale or a sale under Rule 144A of the Securities Act of the Senior Preferred Stock, the Holdings will (not earlier than the time the Company registers the Senior Preferred Stock (or exchange securities in the case of a Rule 144A offering)) file a shelf registration statement covering the Holdings Common Stock underlying such DLJMB Warrants.

                      DESCRIPTION OF NEW CREDIT FACILITY


   The New Credit Facility will be provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger (the "Arranger"), DLJ Capital Funding, as
syndication agent (the "Syndication Agent") and       , as administrative
agent (the "Administrative Agent"). The New Credit Facility will include a $470.0 million Term Loan Facility and a $105.0 million Revolving Credit Facility (subject to adjustment as provided below), which will provide for loans and up to $25.0 million of letters of credit. The Term Loan Facility is comprised of a term A facility of $195.0 million (the "Term A Facility"), which will have a maturity of six years, a term B facility of $150.0 million (the "Term B Facility"), which will have a maturity of seven years, and a term C facility of $125.0 million (the "Term C Facility"), which will have a maturity of eight years. The revolving facility will terminate six years after the date of initial funding of the New Credit Facility and is subject to an increase of up to $50.0 million at the Company's request at any time prior to the revolving facility termination date.


   The New Credit Facility will bear interest, at the Company's option, at the Administrative Agent's alternate base rate or reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of
(i) in the case of alternate base rate loans (x) 1.25% for revolving and Term A loans, (y) 1.50% for Term B loans and (z) 1.75% for Term C loans and (ii) in the case of LIBOR loans (x) 2.50% for revolving and Term A loans, (y) 2.75% for Term B loans and (z) 3.00% for Term C loans.

   The Company will pay a commitment fee calculated at a rate of 1/2 of 1.00% per annum on the daily average unused commitment under the Revolving Credit Facility (whether or not then available). Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Facility (whether at stated maturity or otherwise).

   Beginning six months after the consummation of the Merger and the Merger Financing, the applicable margins for the Term A Facility and the Revolving Credit Facility, as well as the commitment fee, will be subject to reductions based on the ratio of consolidated debt to Adjusted EBITDA (as defined in the New Credit Facility).

   The Company will pay a letter of credit fee calculated at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility plus a fronting fee on the stated amount of each letter of credit. Such fees will be payable quarterly in arrears. In addition, the Company will pay customary transaction charges in connection with any letters of credit.

   The Term Loan Facility will be subject to the following amortization schedule:

 YEAR    TERM LOAN A   TERM LOAN B   TERM LOAN C
------ ------------- ------------- -------------
   1       $  0.00       $  1.50       $  1.25
   2          9.75          1.50          1.25
   3         19.50          1.50          1.25
   4         39.00          1.50          1.25
   5         48.75          1.50          1.25
   6         78.00          1.50          1.25
   7            --        141.00          1.25
   8            --            --        116.25
------ ------------- ------------- -------------
           $195.00       $150.00       $125.00


   The Term Loan Facility will be subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions, (ii) with 100% of the net cash proceeds of asset sales, subject to certain exceptions, (iii) with 50% of the Company's excess cash flow (as defined in the New Credit Facility) unless the Leverage Ratio (as defined in the New Credit Facility) equals or is less than 3.5 to 1.0, and (iv) with 50% of the net cash proceeds from the issuance of equity. The Company's obligations under the New Credit Facility will be secured by a first-priority perfected lien on: (i) all property and assets, tangible and intangible, of the Company including a pledge of the capital stock of all of the Company's direct material subsidiaries, and (ii) all intercompany indebtedness; provided, however, no more than 65% of the equity interests of the foreign subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis. Holdings will guarantee the obligations of the Company under the New Credit Facility. Such guarantee will only be recourse to Holdings' pledge of all of the outstanding capital stock of the Company to secure the Company's obligations under the New Credit Facility. In addition, obligations under the New Credit Facility will be guaranteed by all material (as defined in the New Credit Facility) domestic subsidiaries of the Company and all foreign subsidiaries of the Company if such foreign subsidiaries' guarantees will not have material adverse tax consequences on the Company. Currently, the Company has no material subsidiaries and therefore no such guarantees are required.

   The New Credit Facility will contain customary covenants and restrictions on the Company's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and (iii) severe restrictions on dividends, and other similar distributions.


   The New Credit Facility will also contain financial covenants requiring the Company to maintain a minimum level of Adjusted EBITDA (as defined in the New Credit Facility); a minimum Interest Coverage Ratio (as defined in the New Credit Facility); a minimum Fixed Charge Coverage Ratio (as defined in the New Credit Facility); and a maximum Leverage Ratio (as defined in the New Credit Facility).

                 DESCRIPTION OF THE SENIOR SUBORDINATED NOTES

GENERAL

   The Senior Subordinated Notes will be issued pursuant to the indenture (the "Senior Subordinated Note Indenture") between the Company and Fleet National Bank, as trustee (the "Trustee"). The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Subordinated Notes are subject to all such terms, and Holders of Senior Subordinated Notes are referred to the Senior Subordinated Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Senior Subordinated Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Subordinated Note Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Senior Subordinated Note Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to DecisionOne Corporation and not to any of its Subsidiaries.


   The Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company, whether outstanding on the date of the Senior Subordinated Note Indenture or incurred thereafter. See "--Subordination." The Senior Subordinated Notes will be effectively subordinated to all Indebtedness and other liabilities of the Company's Subsidiaries. On the date of issuance of the Senior Subordinated Notes, none of the Company's Subsidiaries will guarantee the Company's obligations under the Senior Subordinated Notes. However, the Company's obligations under the Senior Subordinated Notes may be unconditionally guaranteed on an unsecured, senior subordinated basis, jointly and severally, by each Subsidiary of the Company that executes and delivers a supplemental indenture to the Senior Subordinated Note Indenture pursuant to the terms of the covenant described below under the caption entitled "--Certain Covenants--Subsidiary Guarantees." See "--Certain Covenants--Subsidiary Guarantees." As of March 31, 1997, on a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds therefrom, the Company would have had Senior Debt of approximately $503.0 million and the Company's Subsidiaries would have had approximately $10.9 million of outstanding liabilities, including trade payables. The Senior Subordinated Note Indenture will permit the incurrence of certain additional Senior Debt and Indebtedness of the Company's Subsidiaries in the future. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


   As of the date of the Senior Subordinated Note Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Subordinated Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

   The Senior Subordinated Notes will be limited in aggregate principal
amount to $150.0 million and will mature on    , 2007. Interest on the Senior
Subordinated Notes will accrue at the rate of     % per annum and will be
payable semiannually in arrears on      and    , commencing on    , 1997, to
Holders of record on the immediately preceding      and     . Interest on the
Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Subordinated Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Subordinated Notes at their respective addresses set forth in the register of Holders of Senior Subordinated Notes; provided that all payments with respect to Senior Subordinated Notes represented by one or more permanent global Senior Subordinated Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Subordinated Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

SUBORDINATION


   The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Senior Subordinated Note Indenture, to the prior payment in full in cash or cash equivalents of all Senior Debt, whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter incurred.

   Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to Subordinated Note Obligations (except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), and until all Obligations with respect to Senior Debt are paid in full in cash or cash equivalents, any distribution to which the Holders of Senior Subordinated Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   The Company also may not make any payment upon or in respect of the Subordinated Note Obligations (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of (including reimbursement obligations in respect of both of letters of credit), premium, if any, or interest on, or commitment fees related to, Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt (or their representative). Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Merger, including the Offering and the initial borrowing under the New Credit Facility, the principal amount of Senior Debt outstanding at March 31, 1997 would have been approximately $503.0 million. The Senior Subordinated Note Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Designated Senior Debt" means (i) so long as Indebtedness is outstanding pursuant to the New Credit Facility, all such Indebtedness incurred under the New Credit Facility and, thereafter, (ii) any other

Senior Debt or Guarantor Senior Debt permitted under the Senior Subordinated
Note Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as "Designated Senior Debt."

   "Permitted Junior Securities" means Equity Interests in the Company or debt securities of the Company or the relevant Guarantor that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) or Guarantor Senior Debt (and any debt securities issued in exchange for Guarantor Senior Debt), as applicable, to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Debt or the Subsidiary Guarantees are subordinated to Guarantor Senior Debt, as applicable, pursuant to the Senior Subordinated
Note Indenture.


   "Senior Debt" means (i) all Obligations of the Company outstanding under the New Credit Facility and all Hedging Obligations payable to a lender under the New Credit Facility or any of its affiliates, including, without limitation, in each case, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding, (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Senior Subordinated Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Subsidiaries, (b) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (c) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the New Credit Facility, (d) any Indebtedness that is incurred in violation of the Senior Subordinated Note Indenture, (e) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (f) any Indebtedness, guarantee or obligation of the Company which is subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, (g) Indebtedness evidenced by the Senior Subordinated Notes and (h) Capital Stock of the Company.

   "Subordinated Note Obligations" means all Obligations with respect to the Senior Subordinated Notes, including, without limitation, principal, premium (if any) and interest payable pursuant to the terms of the Senior Subordinated Notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of recission or other rights of action (including claims for damages) or otherwise.


OPTIONAL REDEMPTION

   Except as provided in the next paragraph, the Senior Subordinated Notes
will not be redeemable at the Company's option prior to     , 2002.
Thereafter, the Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period beginning on      of the years indicated below:

                       PERCENTAGE OF
YEAR                  PRINCIPAL AMOUNT
-------------------- ----------------
2002 ................            %
2003 ................
2004 ................
2005 and thereafter       100.000%

   Prior to     , 2000, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes originally offered in the Offering at a redemption price
equal to     % of the principal amount thereof, plus accrued and unpaid interest
thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings by (i) the Company or (ii) Holdings to the extent the net cash proceeds thereof are contributed to the Company as a capital contribution to the common equity of the Company; provided that at least 65% of the original aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of each such Equity Offering.

MANDATORY REDEMPTION

   Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Notes pursuant to the procedures required by the Senior Subordinated Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Note Indenture by virtue thereof.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Subordinated Notes so tendered the Change of Control Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Senior Subordinated Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under all Senior Debt or offer to repay in full all outstanding amounts under all Senior Debt and repay the Obligations owed to each lender who has accepted such offer or obtain the requisite consents, if any, under all Senior Debt to permit the repurchase of the Senior Subordinated Notes required by this covenant.

   Except as described above with respect to a Change of Control, the Senior Subordinated Note Indenture does not contain provisions that permit the Holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar restructuring.

   The Company's other Senior Debt, including the New Credit Facility, contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Subordinated Notes of their right to require the Company to repurchase the Senior Subordinated Notes could cause a default under such other Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Subordinated Notes upon a repurchase may be limited by the Company's then existing financial resources.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Subordinated Notes to require the Company to repurchase such Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales


   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (I) cash or Cash Equivalents or (II) property or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities of the Company that are by their terms subordinated to the Senior Subordinated Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision; provided further, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.


   Within 365 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds (a) to permanently reduce Indebtedness under Senior Debt or Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto), to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor or Pari Passu Indebtedness (provided that if the Company shall so repay Pari Passu Indebtedness, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable or, if the Notes may not be then redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at 100% of the principal amount thereof the amount of Senior Subordinated Notes that would otherwise be redeemed or (b) to an investment in property, capital expenditures or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Senior Subordinated Note Indenture. To the extent that the aggregate amount of Senior Subordinated Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Subordinated Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture relating to such Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Note Indenture by virtue thereof.

 Selection and Notice

   If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed or, if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Senior Subordinated Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at its registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption.

CERTAIN COVENANTS

 Restricted Payments


   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is subordinated in right of payment to the Senior Subordinated Notes, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:


     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

     (b) immediately after giving effect to such transaction on a pro forma basis, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock," and


     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Senior Subordinated Note Indenture (excluding Restricted Payments permitted by clauses (i) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (c)), (ii), (iii), (v),
    (vi), (vii), (viii), (x), (xi), (xii), (xv) and (xvii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first calendar month commencing after the date of the Senior Subordinated Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the Qualified Proceeds received by the Company since the date of the Senior Subordinated
    Note Indenture from contributions to the Company's capital or the issue or sale since the date of the Senior Subordinated Note Indenture of Equity Interests of the Company or of convertible debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Designated Preferred Stock, Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (3) the amount equal to the net reduction in Investments in Persons after the date of the Senior Subordinated Note Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Company or any Restricted Subsidiary from such Persons,
    (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary designated as such pursuant to clause
    (ix) or (xvi) of the following paragraph) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Company's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation) not to exceed, in the case of clauses (x), (y) and (z), the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person, which amount was a Restricted Payment, plus (4) all cash payments received after the date of the Senior Subordinated Note Indenture by the Company from Holdings with respect to the Intercompany Note; provided that no proceeds received by the Company from the issue or sale of any Equity Interests of the Company will be counted in determining the amount available for Restricted Payments under this clause (c) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests or Subordinated Indebtedness of the Company pursuant to clauses (ii) and (iv) of the next succeeding paragraph.


   The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture;

        (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or Subordinated Indebtedness of the Company or any Guarantor in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

        (iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Holdings held by any member of the Company's or any of the Company's Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption or acquisition; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (I) $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (II)) of $10.0 million in any calendar year) plus (II) the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided further that the aggregate cash proceeds referred to in clause (II) above shall be excluded from clause (c)(2) of the preceding paragraph;

        (v) the payment of dividends or the making of loans or advances by the Company to Holdings not to exceed $2.0 million in any fiscal year for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of the Company;

        (vi) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (A) such dividend is paid pro rata to all holders of such class of common stock and (B) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;

        (vii) the repurchase of any class of common stock of a Restricted Subsidiary if (A) such repurchase is made pro rata with respect to such class of common stock and (B) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;

        (viii) payments to Holdings (A) pursuant to the Tax Sharing Agreement as in effect on the date of the Senior Subordinated Note Indenture and
       (B) pursuant to the Tax Sharing Agreement as amended from time to time; provided however; that in no event shall the amount permitted to be paid pursuant to this clause (viii) (B) exceed the amount the Company would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries;


        (ix) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (ix) since the date of the Senior Subordinated Note Indenture, does not exceed $30.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (ix), either as a result of
       (A) the repayment or disposition thereof for cash or (B) as a result of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (ix); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;


        (x) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Guarantor issued after the date of the Senior Subordinated Note Indenture in accordance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after such declaration or payment;

        (xi) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (xii) (A) payments made by the Company in respect of statutory appraisal rights (and any settlement thereof) and (B) payments made by the Company to fund the cash consideration payable in the Merger (including pursuant to statutory appraisal rights and any settlement thereof) to security holders of Holdings (including without limitation, the Cash Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds) and fees and expenses of the Company and Holdings in connection with the Merger and (C) dividends to Holdings for any such payments referred to in clause (B);

        (xiii) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings outstanding on the date of the Senior Subordinated Note Indenture and which are not held by the Principals or any member of management of Holdings or any Subsidiary of Holdings on the date of the Senior Subordinated Note Indenture (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any Equity Interests issued pursuant to any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this clause
       (xiii) shall not exceed $40.0 million, provided further that prior to the first anniversary of the consummation of the Merger, the aggregate amount of Restricted Payments made under this clause (xiii) shall not exceed $20.0 million, provided further that notwithstanding the foregoing proviso, the Company shall be permitted to make Restricted Payments under this clause (xiii) only if after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

        (xiv) the payment of dividends on the Company's common stock, following the first public offering of the Company's or Holdings' common stock after the date of the Senior Subordinated Note Indenture, of up to 6.0% per annum of (A) the net proceeds received by the Company from such public offering of its common stock or (B) the net proceeds received by the Company from such public offering of Holdings' common stock as common equity or preferred equity (other than Disqualified Stock), other than, in each case, with respect to public offerings with respect to the Company's or Holdings' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends;

        (xv) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the date of the Senior Subordinated Note Indenture; provided, however, immediately after the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (xvi) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xvi) since the date of the Senior Subordinated Note Indenture, does not exceed $20.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (xvi) either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (xvi); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; and

        (xvii) distributions or payments of Receivables Fees.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of (i) all Restricted Payments (other than Restricted Payments made in cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Company of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment and Qualified Proceeds shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock


   The Senior Subordinated Note Indenture will provide that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become, directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), (ii) that neither the Company nor any Guarantor will issue any Disqualified Stock and
(iii) the Company will not permit any of the Company's Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.


   The foregoing provisions will not apply to (collectively, "Permitted
Debt"):


     (i) the incurrence by the Company and the Guarantors of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the maximum face amount thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $625.0 million;


     (ii) the incurrence by the Company and any Guarantor of Indebtedness represented by the Senior Subordinated Notes and the Subsidiary Guarantees;

     (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in aggregate principal amount not to exceed $25.0 million at any time outstanding;

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     (iv) Existing Indebtedness;

     (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Senior Subordinated Note Indenture;

     (vi) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Senior Subordinated Notes; provided further that any subsequent issuance or transfer of any Capital Stock or other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

     (vii) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock of any Restricted Subsidiary to whom such Indebtedness is owed or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

     (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person that is permitted by the terms of the Senior Subordinated Note Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;


     (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

     (x) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $35.0 million;

     (xi) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; and

     (xiii) any guarantee by a Restricted Subsidiary of the Company of Senior Indebtedness or Pari Passu Indebtedness of the Company that was permitted to be incurred under the Senior Subordi-


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
    nated Note Indenture; provided that, prior to or concurrently with the issuance of such guarantee such Restricted Subsidiary complies with the terms of the covenant entitled "--Subsidiary Guarantees."


   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Sale and Leaseback Transactions


   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Guarantor may enter into a sale and leaseback transaction if (i) the Company or such Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption entitled "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Asset Sales."

 Anti-Layering

   The Senior Subordinated Note Indenture will provide that (i) the Company will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

 Liens

   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Senior Subordinated Notes or the Subsidiary Guarantees, as applicable, are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Subordinated Indebtedness, such Lien is subordinated to the Lien securing the Senior Subordinated Notes or the Subsidiary Guarantees, as applicable, to the same extent that such Subordinated Indebtedness is subordinated to the Senior Subordinated Notes or the Subsidiary Guarantees, as applicable.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or

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become effective any encumbrance or restriction on the ability of any
Restricted Subsidiary to: (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of
(a) Existing Indebtedness, as in effect on the date of the Senior Subordinated Note Indenture; (b) the New Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions in the aggregate than those contained in the New Credit Facility, as in effect on the date of the Senior Subordinated Note Indenture; (c) the Senior Subordinated Note Indenture and the Senior Subordinated Notes; (d) applicable law or any applicable rule, regulation or order; (e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (but not created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; or (i) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive with respect to such dividend and other payment restrictions in the aggregate than those contained in the agreements governing the Indebtedness being refinanced.

 Merger, Consolidation, or Sale of Assets

   The Senior Subordinated Note Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Note Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; (iv) the Company or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable one quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations under the Indenture and the Senior Subordinated Notes. The foregoing clause (iv) will not prohibit (a) a merger between the Company and a Wholly Owned Subsidiary of a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Company, (b) a merger between the Company

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
and a Wholly Owned Restricted Subsidiary or (c) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

 Transactions with Affiliates


   The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) if such Affiliate Transaction involves aggregate payments in excess of $5.0 million, the Company delivers to the Trustee either (x) a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction is approved by a majority of the members of the Board of Directors of the Company or (y) an opinion as to the fairness to the Holders of the Senior Subordinated Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that (a) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (b) transactions between or among the Company and/or its Restricted Subsidiaries, (c) transactions between the Company or its Restricted Subsidiaries on the one hand, and the Underwriter or its Affiliates on the other hand, involving the provisions of financial, consulting or underwriting services by the Underwriter or its Affiliates, provided that the fees payable to the Underwriter or its Affiliates do not exceed the usual and customary fees of the Underwriter and its Affiliates for similar services, (d) transactions in accordance with the Specified Agreements, as amended; provided that no such amendment contains any provisions that are materially adverse to the Holders of the Senior Subordinated Notes, (e) payment of employee benefits, including bonuses, retirement plans and stock options, in the ordinary course of business, consistent with past practice, (f) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; (g) Restricted Payments permitted by the provisions of the Senior Subordinated Note Indenture described above under clauses (i), (iv), (v), (vi), (vii), (viii),
(xi), (xii) and (xvii) of the second paragraph of the covenant described above under the caption entitled "--Restricted Payments," (h) payments and transactions in connection with the Merger and the application of the net proceeds from the Offering, including the payment of any fees and expenses with respect thereto, (i) transactions pursuant to the Intercompany Note and any forgiveness of Indebtedness thereunder, (j) transactions permitted by the provisions of the Indenture under the covenant described below under the caption entitled "--Sales of Accounts Receivable," in each case, shall not be deemed Affiliate Transactions and (k) transactions pursuant to the Management Loans.


 Subsidiary Guarantees

   (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt") unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Note Indenture providing for a Subsidiary Guarantee of payment of the Senior Subordinated Notes by such Restricted Subsidiary, (ii) if the Senior Subordinated Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Senior Subordinated Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Senior Subordinated Note Indenture, (iii) if the Guaranteed Debt is by its express terms

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
subordinated in right of payment to the Senior Subordinated Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Senior Subordinated Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Senior Subordinated Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee of the Senior Subordinated Notes has been duly executed and authorized and (B) such Subsidiary Guarantee of the Senior Subordinated Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

   (b) Notwithstanding the foregoing and the other provisions of the Senior Subordinated Note Indenture, any Subsidiary Guarantee by a Restricted Subsidiary of the Senior Subordinated Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Senior Subordinated Note Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

 Sales of Accounts Receivable


   The Company may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary; provided that (i) the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold, as determined by the Board of Directors in good faith, (ii) no less than 80% of the consideration received in each such sale consists of either cash or a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entities providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (the "Financier") and the remainder of such consideration consists of an Equity Interest in such Accounts Receivable Subsidiary; provided further that the Initial Sale will include all accounts receivable of the Company and/or its Restricted Subsidiaries that are party to such arrangements that constitute eligible receivables under such arrangements, (iii) the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Asset Sales," and (iv) the Company and its Restricted Subsidiaries will sell all accounts receivable that constitute eligible receivables under such arrangements to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

   The Company (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Restricted Subsidiaries to any other person except on an arms-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Company and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of 97% of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Company as payment for additional receivables or on the Promissory Notes or as a dividend, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum capital requirements based on then current market practices of rating agencies in similar transactions involving receivables of a similar type and quality, as determined by the Board of Directors in good faith and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of an Event of Default with respect to the Company and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.


 Reports

   The Senior Subordinated Note Indenture will provide that, whether or not required by the rules and regulations of the Securities an Exchange Commission (the "Commission"), so long as any Senior Subordinated Notes are outstanding, the Company will furnish to the Holders of Senior Subordinated Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

   The Senior Subordinated Note Indenture will provide that each of the following constitutes an Event of Default:

     (i) default for 30 days in the payment when due of interest on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

     (ii) default in payment when due of principal or premium, if any, on the Senior Subordinated Notes at maturity, upon redemption or otherwise (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

     (iii) failure by the Company or any Guarantor for 30 days after receipt of notice from the Trustee or Holders of at least 30% in principal amount of the Senior Subordinated Notes then outstanding to comply with the provisions of the covenants described under the captions entitled "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Sale and Leaseback Transactions" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

     (iv) failure by the Company or any Guarantor for 60 days after notice from the Trustee or the Holders of at least 30% in principal amount of the Senior Subordinated Notes then outstanding to comply with its other agreements in the Senior Subordinated Note Indenture or the Senior Subordinated Notes;

     (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Subordinated Note Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness,

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    together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed within 60 days after their entry;

     (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary; and

     (viii) the termination of any Subsidiary Guarantee for any reason not permitted by the Senior Subordinated Note Indenture, or the denial of any Guarantor or any Person acting on behalf of any Guarantor of such Guarantor's obligations under its respective Subsidiary Guarantee.


   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the New Credit Facility or (ii) five business days after the giving of written notice to the Company and the representative under the New Credit Facility of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Guarantor that constitutes a Significant Subsidiary, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. Holders of the Senior Subordinated Notes may not enforce the Senior Subordinated Note Indenture or the Senior Subordinated Notes except as provided in the Senior Subordinated Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.


   The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Note Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Senior Subordinated Notes. The Trustee may withhold from Holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders' interest.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Senior Subordinated Notes, the Subsidiary Guarantees or the Senior Subordinated Note Indenture or for any

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claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   The Company may, at its option and at any time, elect to have the obligation of the Company discharged with respect to the outstanding Senior Subordinated Notes and have each Guarantor's obligation discharged with respect to its Subsidiary Guarantee ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Subordinated Notes, except for (a) the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due, or on the redemption date, as the case may be, (b) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the legal defeasance provisions of the Senior Subordinated Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Senior Subordinated Note Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

   In order to exercise either legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Senior Subordinated Notes on the stated maturity or on the applicable optional redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Subordinated Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such legal defeasance or covenant defeasance

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will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Subordinated Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

TRANSFER AND EXCHANGE

   A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Note Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Note Indenture. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

   The registered Holder of a Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as provided in the next two succeeding paragraphs, the Senior Subordinated Note Indenture, the Senior Subordinated Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Subordinated Note Indenture or the Senior Subordinated Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes).

   Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any Senior Subordinated Note held by a non-consenting Holder): (i) reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption entitled "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Senior Subordinated Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes; (vi) waive a redemption or repurchase payment with respect to any Senior Subordinated Note (other a payment required by one of the covenants described above under the caption entitled "--Repurchase at the Option of Holders"), (vii) make any change in the foregoing amendment and waiver provisions or (viii) except

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as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Senior Subordinated Notes. Notwithstanding the foregoing, any (i) amendment or waiver to the covenant described above under the caption "--Repurchase at the Option of Holders--Change of Control," and (ii) any amendment or waiver relating to the subordination provisions of the Senior Subordinated Notes and the Subsidiary Guarantees will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Notes.

   Notwithstanding the foregoing, without the consent of any Holder of Senior Subordinated Notes, the Company, a Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Senior Subordinated Note Indenture, the Senior Subordinated Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Senior Subordinated Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Senior Subordinated Notes or that does not adversely affect the legal rights under the Senior Subordinated Note Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Subordinated Note Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the Senior Subordinated Notes.

CONCERNING THE TRUSTEE

   The Senior Subordinated Note Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

   The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee subject to certain exceptions. The Senior Subordinated Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Note Indenture at the request of any Holder of Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

   Anyone who receives this Prospectus may obtain a copy of the Senior Subordinated Note Indenture, without charge by writing to the Company, 50 East Swedesford Road, Frazer, Pennsylvania 19355, Attention: General Counsel.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Senior Subordinated
Note Indenture. Reference is made to the Senior Subordinated Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


   "Accounts Receivable Subsidiary" means any newly created, Wholly Owned Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted


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Subsidiaries, (ii) which is designated by the Board of Directors of the
Company as an Accounts Receivables Subsidiary pursuant to a Board of Directors' resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such designation with a book value not exceeding $500,000 plus the reasonable fees and expenses required to establish such Accounts Receivable Subsidiary and any accounts receivable financing, (iv) no portion of Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Company or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable or (II) any guarantee of any such accounts receivable financing by the Company that is permitted to be incurred pursuant to the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (v) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant described under the caption "--Certain Covenants--Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (vi) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under "--Certain Covenants--Sales of Accounts Receivable" or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person.

   "Adjusted Consolidated Net Income" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in calculating Consolidated Net Income, the sum of (i) 100% of the aggregate amortization of intangibles plus, with respect to the Company, up to $25 million arising from any write-off of intangibles reflected on the Company's balance sheet as of March 31, 1997 for such period of such Person and its Restricted Subsidiaries less any tax benefit recorded by such Person as a result of such amortization, (ii) 100% of non-cash compensation expense for such period incurred by such Person and its Restricted Subsidiaries related to stock options or other Equity Interests granted to the employees or directors of such Person and its Restricted Subsidiaries, (iii) expenses and charges of the Company related to the Merger which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger, and (iv) 100% of any loss realized in connection with the extinguishment of Indebtedness pursuant to the Intercompany Loan.


   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlling," "controlled by" and

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"under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business or (B) sales of accounts receivables to the Accounts Receivables Subsidiary in accordance with the covenant described under the caption entitled "--Certain Covenants--Sales of Accounts Receivable" (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Senior Subordinated Note Indenture described above under the caption entitled "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption entitled "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and (ii) the issue by any Restricted Subsidiaries of the Company of any Equity Interests of such Restricted Subsidiary and the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of clauses (i) and (ii), whether in a single transaction or series of related transactions (a) that have a fair market value in excess of $1.0 million or
(b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (3) a Restricted Payment that is permitted by the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments," (4) the sale and leaseback of any assets within 90 days of the acquisition of such assets, (5) foreclosures on assets and (6) a disposition of Cash Equivalents in the ordinary course of business will not be deemed to be Asset Sales.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Business" shall have the meaning assigned to such term in Article 11, Rule 11-01(d) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means, (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

   "Change of Control" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of

                               95
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related transactions, of all or substantially all of the assets of the
Company and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals and their Related Parties; (ii) the adoption of a plan for the liquidation or dissolution of the Company; (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either (1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Company is a direct or indirect Subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction; (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 50% of the voting power of the Voting Stock of the Company or any Holding Company of the Company or (v) the first day on which a majority of the members of the Board of Directors of the Company or any Holding Company of the Company are not Continuing Directors.


   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Fixed Charges of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents
(x) an accrual of or reserve for cash charges in any future period, (y) amortization of a prepaid cash expense that was paid in a prior period or (z) amortization attributable to rotable inventory which has been capitalized in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period, (iv) any net loss realized in connection with any Asset Sale and any extraordinary or non-recurring loss, in each case, on a consolidated basis determined in accordance with GAAP and (v) expenses and charges of the Company related to the Merger which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of: (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.


   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income or loss of any Person

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that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof in cash, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to, the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles, shall be excluded, and (iv) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors the Company or any Holding Company of the Company who (i) was a member of such Board of Directors immediately after consummation of the Merger, including the Offering and the application of the net proceeds thereof, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Designated Preferred Stock" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause
(c) of the covenant described under the caption entitled "--Certain Covenants--Restricted Payments."

   "Disqualified Stock" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party), or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Senior Subordinated Notes mature; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

   "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any (i) issuance of common stock or preferred stock by the Company (other than to Holdings and other than Disqualified Stock) or Holdings (other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, and (ii) any private issuance of common stock or preferred stock by the Company (other than to Holdings and other than Disqualified Stock) or Holdings (other than Disqualified Stock), excluding, in the case of clauses (i) and (ii) above, issuances of common stock pursuant to employee benefit plans of Holdings or the Company or otherwise as compensation to employees of the Company or Holdings.

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
   "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Senior Subordinated Note Indenture until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is guaranteed by the referent Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iii) the product of (a) all cash dividend payments of the Company and any Guarantor on any series of preferred stock of the Company or such Guarantor times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.


   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) the Consolidated Cash Flow of the Company shall include (a) the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the latest four-quarter period for which consolidated internal financial statements of the Company are available as derived from such financial statements plus or minus (b) with respect to any Business or Qualified Contracts that have been acquired by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, after the first day of the applicable four-quarter period and prior to the Calculation Date, the result of (1) the Consolidated Cash Flow of such Business or Qualified Contracts for the most recent three-month period prior to such acquisition for which internal financial statements in respect of such acquired Business or Qualified Contracts are available times four multiplied by (2) a fraction the numerator of which is 365 minus the number of days during the relevant four-quarter period for which the results of operations of such Business or Qualified Contracts were included in clause (a) of this sentence and the denominator of which is 365, (ii) the acquisition of any Business or Qualified Contracts that has been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions after the first day of the applicable four-quarter period and on or prior to the Calculation Date shall give pro forma effect to financing transactions (including the incurrence of Acquired Debt) in connection with the acquisition of such Business or Qualified Contracts, as if such acquisition had occurred at the beginning of the applicable reference period, and (iii) the Consolidated Cash Flow and expenses attributable to discontinued operations as determined in accordance with GAAP, and operations, Businesses and Qualified Contracts disposed of prior to the Calculation Date shall be excluded. For purposes of the foregoing clause (i), the Consolidated Cash Flow attributable to any Business or Qualified Contracts acquired by the Company or any Restricted Subsidiary of the Company shall be calculated utilizing the actual revenues attributable to such Business or Qualified Contracts for the applicable period and the expenses that would have been attributable to such Business or Qualified Contracts had the Company acquired such Business or Qualified Contracts at the beginning of the applicable three-month period, as determined in good faith by the Company, taking into account the Company's historical expenses in connection with the provision of similar services for similar equipment under similar contracts. If since the beginning of the applicable four-quarter period any Person (that subsequently becomes a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made or engaged in any Investment, disposition of operations, Businesses or Qualified Contracts, or merger or consolidation, or shall have discontinued any operations or acquired any Business or Qualified Contracts that would have required adjustment pursuant to this definition had such Person been a Restricted Subsidiary at the time of such Investment, disposition, merger, consolidation, discontinued operation or acquisition, then "Consolidated Cash Flow" shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.


   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the date of the Senior Subordinated Note Indenture; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or the Commission shall be prepared accordance with GAAP, as in effect on the date of such report or other financial information.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

   "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantor" means any Restricted Subsidiary that shall have guaranteed, pursuant to a supplemental indenture and the requirements therefor set forth in the Senior Subordinated Note Indenture, the payment of all principal of, and interest and premium, if any, on, the Senior Subordinated Notes and all other amounts payable under the Senior Subordinated Notes or the Senior Subordinated Note Indenture, which guarantee shall be subordinate to all Senior Debt and pari passu with or senior to all other Indebtedness of such Restricted Subsidiary.

   "Guarantor Senior Debt" means, with respect to any Guarantor, (i) all Indebtedness of such Guarantor outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Senior Subordinated Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by such Guarantor or any of its Subsidiaries, (b) any Indebtedness of such Guarantor to any of its Subsidiaries or other Affiliates, (c) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the New Credit Facility, (d) any Indebtedness that is incurred in violation of the Senior Subordinated Note Indenture, (e) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor, (f) any Indebtedness, guarantee or obligation of such Guarantor which is subordinate or junior to any other Indebtedness, guarantee or obligation of such Guarantor, (g) Indebtedness evidenced by the Subsidiary Guarantee of such Guarantor and (h) Capital Stock of such Guarantor.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

   "Holdings" means DecisionOne Holdings Corp., a Delaware corporation, the corporate parent of the Company, or its successors.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of preferred stock issued by such Person, in each case, if held by any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

   "Initial Sale" means (i) the first transaction after the commencement of any accounts receivable financing arrangement in which accounts receivable are sold by the Company and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary and (ii) the first transaction following any amendment to any such arrangement pursuant to which the class of eligible receivables to be purchased pursuant to such arrangement is expanded in which such expanded class of accounts receivable are sold by the Company and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.

   "Intercompany Note" means the note issued by Holdings to the Company on the Closing Date to evidence the loan by the Company to Holdings of $ million of the proceeds of the Offerings which proceeds, together with dividends to Holdings will fund the merger consideration and costs and expenses in connection therewith.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments."


   "Investors' Agreement" means the investors' agreement, dated as of    ,
1997, among the Company, the DLJMB Funds, the Institutional Investors and the Management Shareholders, as amended from time to time.


   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest).


   "Management Loans" means one or more loans by the Company or Holdings to officers and/or directors of the Company and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $10.0 million.


   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related

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
provision for taxes on such gain (but not loss), realized in connection with
(a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss), and (iii) with respect to the Company, the after-tax amount of any interest income with respect to the Intercompany Note.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness of the Company or any Restricted Subsidiary referred to in clause (a) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


   "New Credit Facility" means that certain credit agreement by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced refinanced from time to time, including any agreement extending the maturity of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.


   "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries; provided, however, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Senior Subordinated Note Indenture.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Other Qualified Notes" means any outstanding Indebtedness that ranks pari passu in right of payment with the Senior Subordinated Notes issued pursuant to an indenture or other agreement, in either case, having a provision substantially similar to the Asset Sale Offer provision contained in the Senior Subordinated Note Indenture.

   "Pari Passu Indebtedness" means Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment to the Senior
Subordinated Notes or any Subsidiary Guarantee.

   "Permitted Business" means the equipment maintenance or support services business or any business reasonably ancillary or related thereto.

   "Permitted Investments" means (i) Investments in the Company or in a Restricted Subsidiary of the Company, (ii) Investments in cash or Cash Equivalents, (iii) Investments by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (a) such person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or

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amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (iv) Investments in accounts and notes receivable acquired in the ordinary course of business, (v) any non-cash consideration received in connection with an Asset Sale that complies with the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Asset Sales," (vi) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business, (vii) any guarantees permitted to be made pursuant to the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (viii) Investments in any Accounts Receivable Subsidiary made in connection with the formation of an Accounts Receivable Subsidiary or received in consideration of sales of accounts receivable, in each case, in accordance with the covenant described under the caption entitled "--Certain Covenants--Sales of Accounts Receivable," (ix) the Intercompany Note and (x) the Management Loans.


   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Subordinated Notes on terms at least as favorable to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated or pari passu in right of payment to, the Senior Subordinated Notes on terms at least as favorable to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (v) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principals" means DLJ Merchant Banking, Inc., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners and DLJ First ESC LLC each of their respective Affiliates.

   "Qualified Contract" means any contract for the provision of computer maintenance and/or technology support services with respect to which the Company and its Restricted Subsidiaries have not received notice that the counterparty to such contract intends to terminate such contract prior to the expiration of its term or not to renew such contract at the end of its term.

   "Qualified Proceeds" means any of the following or any combination of the following:
(i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any receivables financing permitted pursuant to the covenant entitled "Sales of Accounts Receivable."

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   "Related Party" means, with respect to the Principals, (i) any controlling stockholder or partner of any Principal on the date of the Senior
Subordinated Note Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.


   "Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.


   "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor which is expressly by its terms subordinated in right of payment to the Senior Subordinated Notes or any Subsidiary Guarantee.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); provided, however, that the Accounts Receivable Subsidiary and its Subsidiaries shall not be deemed Subsidiaries of the Company or any of its other Subsidiaries.

   "Tax Sharing Agreement" means the tax sharing agreement, dated as of     ,
1997, between the Company and Holdings, as amended from time to time.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Subordinated Note Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness

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of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock" and (ii) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter" or "DLJSC"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, all of the Senior Subordinated Notes offered hereby.

   The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriter against certain liabilities and expenses, including liabilities under the Securities Act. The nature of the Underwriter's obligation is such that it is required to purchase all of the Senior Subordinated Notes if any Senior Subordinated Notes are purchased by the Underwriter.

   The Underwriter has advised the Company that it proposes initially to offer the Senior Subordinated Notes, in part, directly to the public at the public offering price set forth on the cover of this Prospectus and in part
to selected dealers at such price less a concession not in excess of   % of
the aggregate principal amount at stated maturity of the Senior Subordinated Notes. The Underwriter may allow, and such dealers may reallow, a discount
not in excess of   % of the aggregate principal amount at stated maturity of
the Senior Subordinated Notes to certain other dealers. After the initial public offering of the Senior Subordinated Notes, the offering price and the other selling terms may be changed by the Underwriter.


   The Senior Subordinated Notes are a new security for which no public market exists. The Senior Subordinated Notes will not be listed on any securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices Holders of the Senior Subordinated Notes would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the Senior Subordinated Notes, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the Senior Subordinated Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the Senior Subordinated Notes after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the Senior Subordinated Notes will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Senior Subordinated Notes, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the Senior Subordinated Notes are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates (as defined in the rules and regulations under the Securities Act) is required to deliver a prospectus in connection with sales of the Senior Subordinated Notes, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.


   The Underwriter has informed the Company that it does not intend to confirm sales of the Senior Subordinated Notes to any accounts over which it exercises discretionary authority.

   In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Subordinated Notes. Specifically, the Underwriter may overallot the Offering, creating a syndicate short position. The Underwriter may bid for and purchase the Senior Subordinated Notes in the open market to cover syndicate short positions. In addition, the Underwriter may bid for and purchase the Senior Subordinated Notes in the open market to stabilize the price of the Senior Subordinated Notes. These activities may stabilize or maintain the market price for the Senior Subordinated Notes above independent market levels. The Underwriter is not required to engage in these activities, and may end these activities at any time.

   Under Rule 2720 of the Conduct Rules ("Rule 2720") of the National Association of Securities Dealers, Inc. ("NASD"), the Underwriter may be deemed to be an "affiliate" of the Company and to have a "conflict of interest" with the Company by virtue of the fact that affiliates of the Underwriter may be deemed to beneficially own greater than 10% of the voting stock of the Company. Under Rule 2720, when a member of the NASD, such as the Underwriter, proposes to underwrite or otherwise assist in the distribution of an affiliate's debt securities in a public offering, the yield at which such securities are to be distributed to the public must not be lower than that recommended by a "qualified independent underwriter", who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of due diligence with respect thereto. In accordance with such requirements, Ladenburg Thalmann & Co. Inc. (the "QIU") has agreed to act as the qualified independent underwriter in connection with the Offering, has participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part and has exercised the usual standards of due diligence with respect thereto will be no lower than that recommended by the QIU. The QIU will receive an aggregate fee of $62,500 and will be reimbursed for certain other expenses, all of which will be paid by the Company. In addition, the Company has agreed to indemnify the QIU against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the QIU may be required to make in respect thereof.


   The Underwriter is also acting as underwriter in connection with a concurrent offering by Holdings of Debentures and will receive customary discounts and commissions in connection therewith. In addition, the Underwriter is acting as Arranger and DLJ Capital Funding, an affiliate of the Underwriter, is the syndication agent and a lender under the New Credit Facility. DLJ Capital Funding and the Underwriter will receive fees pursuant to the New Credit Facility customary to performing such services.

   DLJMB and certain related entities, all of which are affiliates of the Underwriter, will own a significant amount of Holdings Common Stock following the Merger and Merger Financing. See "Certain Relationships and Related Transactions--Transactions with DLJ and its Affiliates."

   DLJSC will receive customary fees in connection with the underwriting, purchase or placement of the Senior Subordinated Notes and Debentures as well as a merger advisory fee of $5.0 million in cash from Quaker upon consummation of the Merger. It is also expected that DLJSC will receive an annual fee from Holdings for financial advisory services.

                                LEGAL MATTERS

   The validity of the Senior Subordinated Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Latham & Watkins, New York, New York.

                                   EXPERTS

   The Consolidated Financial Statements of the Company as of June 30, 1996 and for each of the three years in the period ended June 30, 1996 and the Consolidated Financial Statements of DecisionOne Corporation (formerly BABSS (the "Predecessor")) as of December 31, 1994 and October 20, 1995 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995, and the related financial statement schedules appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports included herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DECISIONONE CORPORATION
Audited Financial Statements:
Independent Auditors' Report..............................................................    F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996..................................    F-3
Consolidated Statements of Operations for the Years Ended
 June 30, 1994, 1995 and 1996.............................................................    F-4
Consolidated Statements of Shareholder's Equity for the Years Ended
 June 30, 1994, 1995 and 1996.............................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
 June 30, 1994, 1995 and 1996.............................................................    F-6
Notes to Consolidated Financial Statements................................................    F-7
Unaudited Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of June 30, 1996 and March 31, 1997 ...   F-22
Unaudited Condensed Consolidated Statements of Operations for the
 Nine Months Ended March 31, 1996 and 1997................................................   F-23
Unaudited Condensed Consolidated Statements of Cash Flows for the
 Nine Months Ended March 31, 1996 and 1997................................................   F-24
Unaudited Notes to Condensed Consolidated Financial Statements............................   F-25
PREDECESSOR FINANCIAL STATEMENTS--

DECISIONONE CORPORATION (FORMERLY BELL ATLANTIC BUSINESS SYSTEMS SERVICES, INC.)
Audited Financial Statements:
Independent Auditors' Report..............................................................   F-27
Consolidated Balance Sheets as of December 31, 1994 and October 20, 1995 .................   F-28
Consolidated Statements of Operations for the Years Ended December 31, 1993
 and 1994 and the Period January 1, 1995 to October 20, 1995..............................   F-29
Consolidated Statements of Shareholder's Equity for the Years Ended December 31, 1993
 and 1994 and for the Period January 1, 1995 to October 20, 1995..........................   F-30
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993
 and 1994 and for the Period January 1, 1995 to October 20, 1995..........................   F-31
Notes to Consolidated Financial Statements................................................   F-32

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of DecisionOne Corporation:

   We have audited the accompanying consolidated balance sheets of DecisionOne Corporation (a wholly owned subsidiary of DecisionOne Holdings Corp.) and subsidiaries (the "Company") as of June 30, 1995 and 1996, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Corporation, Inc. and subsidiaries at June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, on May 29, 1997, DecisionOne Holdings Corp. completed a restructuring of the legal organization of certain of its subsidiaries. The Company's consolidated financial statements have been presented giving effect to the reorganization for all periods presented in a manner similar to a pooling of interests.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
May 30, 1997

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            JUNE 30, 1995 AND 1996
                                (IN THOUSANDS)

                                                                 1995       1996
                                                             ---------- ----------
                            ASSETS
Current Assets:
 Cash and cash equivalents...................................  $  2,659   $  8,221
 Accounts receivable, net....................................    27,758     92,650
 Inventories.................................................     4,024     30,130
 Prepaid expenses, income tax receivable and other assets ...       763      4,752
 Deferred tax asset..........................................     8,503      8,018
                                                             ---------- ----------
  Total current assets.......................................    43,707    143,771
                                                             ---------- ----------
Repairable Parts, net........................................    27,360    154,970
Property and Equipment, net..................................     4,429     32,430
Deferred Tax Asset, net......................................    25,011     16,405
Intangibles, net.............................................    34,568    164,659
Other Assets.................................................       478      2,275
                                                             ---------- ----------
Total Assets.................................................  $135,553   $514,510
                                                             ========== ==========
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Current portion of long-term debt...........................  $ 19,414   $  2,321
 Accounts payable............................................    11,412     53,347
 Accrued expenses............................................    21,773     36,217
 Deferred revenues...........................................    40,222     38,485
 Income taxes payable........................................     1,648
 Net liabilities related to discontinued products division ..     1,056        479
                                                             ---------- ----------
  Total current liabilities..................................    95,525    130,849
                                                             ---------- ----------
Revolving Credit Loan and Long-Term Debt.....................     6,157    188,582
Other Liabilities............................................    12,383     14,286
Shareholder's Equity:
 Common stock, no par value; one share authorized, issued
 and  outstanding in 1995 and 1996 ..........................
 Additional paid-in capital..................................   114,891    255,535
 Accumulated deficit.........................................   (92,378)   (73,516)
 Foreign currency translation adjustment.....................       680        622
 Pension liability adjustment................................    (1,705)    (1,848)
                                                             ---------- ----------
  Total shareholder's equity.................................    21,488    180,793
                                                             ---------- ----------
Total Liabilities and Shareholder's Equity...................  $135,553   $514,510
                                                             ========== ==========

               See notes to consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                                (IN THOUSANDS)

                                                             1994       1995       1996
                                                          --------- ---------- ----------
Revenues:
 Service.................................................. $ 97,548   $154,044   $526,703
 Other....................................................   10,868      8,976     13,488
                                                          --------- ---------- ----------
                                                            108,416    163,020    540,191
                                                          --------- ---------- ----------
Cost of Revenues:
 Service..................................................   70,502    107,922    393,311
 Other....................................................    6,478      5,561      9,005
                                                          --------- ---------- ----------
                                                             76,980    113,483    402,316
                                                          --------- ---------- ----------
Gross Profit..............................................   31,436     49,537    137,875
Operating Expenses:
 Selling, general and administrative expenses.............   16,474     21,982     69,237
 Amortization and write-off of intangibles................    5,380      6,776     15,673
 Credit for unused leases, net............................   (6,401)
 Employee severance and unutilized lease costs  ..........       --         --      3,592
                                                          --------- ---------- ----------
Operating Income..........................................   15,983     20,779     49,373
Interest expense, net of interest income of $132 in 1994,
 $53 in 1995 and $239 in 1996.............................    4,847      2,468     14,714
                                                          --------- ---------- ----------
Income from continuing operations before income taxes
 (benefit), discontinued operations and extraordinary
 item.....................................................   11,136     18,311     34,659
Provision for income taxes (benefit)......................    1,024    (23,104)    13,870
                                                          --------- ---------- ----------
Income before discontinued operations and extraordinary
 item.....................................................   10,112     41,415     20,789
Discontined operations--income from operations of
 discontinued products division...........................       --      1,113         --
                                                          --------- ---------- ----------
Income before extraordinary item..........................   10,112     42,528     20,789
Extraordinary item, net of tax benefit of $1,284 .........       --         --      1,927
                                                          --------- ---------- ----------
Net Income................................................ $ 10,112   $ 45,528   $ 18,862
                                                          ========= ========== ==========

               See notes to consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                                (IN THOUSANDS)

                                                                       FOREIGN
                                          ADDITIONAL                  CURRENCY      PENSION
                                           PAID-IN     ACCUMULATED   TRANSLATION   LIABILITY
                                           CAPITAL       DEFICIT     ADJUSTMENT    ADJUSTMENT
                                        ------------ ------------- ------------- ------------
Balance, June 30, 1993..................   $ 87,413     $(145,018)      $445        $  (986)
  Net income............................                   10,112
  Adjustment to pension liability.......                                               (639)
  Foreign currency translation
   adjustment ..........................                                  12
  Capital contribution..................     27,470            --         --             --
                                        ------------ ------------- ------------- ------------
Balance, June 30, 1994..................    114,883      (134,906)       457         (1,625)
  Net Income............................                   42,528
  Adjustment to pension liability.......                                                (80)
  Foreign currency translation
   adjustment ..........................                                 223
  Contributed capital...................          8            --         --             --
                                        ------------ ------------- ------------- ------------
Balance, June 30, 1995..................    114,891       (92,378)       680         (1,705)
  Net income............................                   18,862
  Adjustment to pension liability.......                                               (143)
  Contributed capital...................    142,090
  Foreign currency translation
   adjustment ..........................                                 (58)
  Dividends declared....................     (1,446)           --         --             --
                                        ------------ ------------- ------------- ------------
Balance, June 30, 1996..................   $255,535     $ (73,516)      $622        $(1,848)
                                        ============ ============= ============= ============

               See notes to consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                                (IN THOUSANDS)

                                                             1994       1995       1996
                                                         ---------- ---------- -----------
Operating Activities:
  Net income.............................................  $ 10,112   $ 42,528   $  18,862
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Income from discontinued operations...................               (1,113)
   Write-down of intangible assets.......................     2,932         70
   Net credit on unused leases, net......................    (6,401)
   Depreciation and amortization of property and
    equipment ...........................................     1,781      1,778       8,309
   Amortization of intangibles...........................     2,448      6,706      15,673
   Amortization of repairable parts......................     5,929      7,688      37,869
   Deferred income taxes.................................              (23,104)     (7,579)
   Provision (recovery of loss) on accounts receivable...      (162)     1,930      (3,434)
   Provision for inventory obsolescence..................     1,580      1,995       1,171
   Extraordinary item....................................                            1,927
   Changes in operating assets and liabilities, net of
    effects from companies acquired, which provided
    (used) cash:
    Accounts receivable..................................    (3,498)    (8,836)     (1,900)
    Inventories..........................................     1,107        931      (1,248)
    Accounts payable.....................................      (787)     4,552          29
    Accrued expenses.....................................       264     (5,723)        227
    Deferred revenues....................................     9,547      6,811     (33,928)
   Net changes in other assets and liabilities...........     3,870      2,202      (6,110)
                                                         ---------- ---------- -----------
     Net cash provided by operating activities...........    28,722     38,415      51,894
                                                         ---------- ---------- -----------
Investing Activities:
  Capital expenditures--net of retirements...............      (304)    (2,786)     (7,278)
  Repairable parts purchases.............................    (1,857)   (12,154)    (63,514)
  Purchases of companies.................................    (1,187)   (39,331)   (275,562)
                                                         ---------- ---------- -----------
     Net cash used in investing activities...............    (3,348)   (54,271)   (346,354)
                                                         ---------- ---------- -----------
Financing Activities:
  Proceeds from issuance of subordinated debentures......                           26,600
  Capital contribution...................................     2,250                142,090
  Proceeds from borrowings...............................    11,000     32,000     703,720
  Payment on subordinated debentures.....................                          (30,000)
  Payments on borrowings.................................   (37,713)   (14,463)   (537,548)
  Principal payments under capital leases................                           (3,423)
  Payment of dividends...................................                           (1,446)
  Other..................................................      (483)        --          29
                                                         ---------- ---------- -----------
     Net cash provided by (used in) financing activities.   (24,946)    17,537     300,022
                                                         ---------- ---------- -----------
Net increase in cash and cash equivalents................       428      1,681       5,562
Cash and cash equivalents, beginning of year.............       550        978       2,659
                                                         ---------- ---------- -----------
  Cash and cash equivalents, end of year.................  $    978   $  2,659   $   8,221
                                                         ========== ========== ===========
Supplemental Disclosures of Cash Flow Information:
  Net cash paid during the year for:
   Interest..............................................  $    485   $  2,065   $  14,838
   Income taxes..........................................       397      1,009       5,344
  Noncash investing/financing activities:
   Interest exchanged for debt...........................     2,073
   Issuance of seller notes in connection with
   acquisitions .........................................     1,313      2,866         587

               See notes to consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS

   DecisionOne Corporation (a wholly owned subsidiary of DecisionOne Holdings Corp.) and its wholly owned subsidiaries (the "Company") are providers of multi-vendor computer maintenance and technology support services. The Company's services include hardware support, user and software support, network support and other support services. These services are offered by the Company across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers and related peripherals. The Company maintains approximately 3,900 technical personnel located in over 150 service locations in North America.

   Through June 30, 1995, the Company's services predominantly involved the provision of maintenance services to the midrange computer market. On October 20, 1995, the Company acquired Bell Atlantic Business Systems Services, Inc. ("BABSS") (see Note 4). BABSS provided computer maintenance and technology support services for computer systems ranging from the data center, which includes both mainframe and midrange systems, to desk top. Subsequent to the acquisition, DecisionOne Holdings Corp.'s principal operating subsidiary, Decision Servcom, Inc., was merged into BABSS, which had changed its name to DecisionOne Corporation. As a result, DecisionOne Corporation is the principal operating subsidiary of the Company.

   On May 29, 1997, DecisionOne Holdings Corp. ("Holdings") completed a restructuring of the legal organization of its subsidiaries (the "Corporate Reorganization"). The Corporate Reorganization involved Holdings' contribution to DecisionOne Corporation of ownership interests in its subsidiaries, all of which were under Holdings' control (the "Contributed Subsidiaries"). The Corporate Reorganization has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's consolidated financial statements include the accounts of the Contributed Subsidiaries for all periods presented.

   The Company's wholly owned, international subsidiaries are not significant to the Company's financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION -- The consolidated financial statements include the accounts of DecisionOne Corporation and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase.

   INVENTORIES -- Inventories are stated at the lower of cost or market, cost principally being determined using the weighted average method. The Company previously determined cost using the FIFO (first-in, first-out) method. The change has no material effect on the financial statements.

   REPAIRABLE PARTS -- Repairable parts are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized principally using the straight-line method over three to five years, their estimated useful life. Repairable parts are repaired by the Company based upon anticipated need and generally have an economic life that extends beyond the normal life cycle of the applicable product. Costs of refurbishing parts are charged to operations as incurred. Repairable parts are stated at cost, less accumulated amortization of $46,554 and $45,064 as of June 30, 1995 and 1996, respectively. Repairable parts amortization expense for the years ended June 30, 1994, 1995 and 1996 was $5,929, $7,688 and $37,869 respectively.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

   INTANGIBLE ASSETS -- Intangible assets are comprised of excess purchase price over net assets acquired (goodwill), debt issuance costs and other intangible assets, including the fair value of contractual profit participation rights, acquired customer contracts, tradenames, other intangibles, and amounts assigned to noncompete agreements.

   Goodwill is being amortized on a straight-line basis over 20 years. Other intangibles are being amortized, primarily on a straight-line basis, over 3 to 8 years for customer contracts; 20 years for contractual profit participation rights; 1 to 6 years for tradenames and other intangibles; and over four-year terms for specific noncompete agreements. Debt issuance costs are amortized using the interest method over the term of the related debt.

   CARRYING VALUE OF LONG-TERM ASSETS -- The Company evaluates the carrying value of long-term assets, property and equipment, repairable parts and intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

   REVENUE -- The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recognized ratably over the terms of such contracts. Revenues from multi-period contracts are recorded as deferred revenues and are recognized ratably over the term of the contracts.

   Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed.

   Revenues derived from other technology support services are recognized as the service is performed or ratably over the term of the contract.

   Estimated losses on contracts, if any, are charged against earnings in the period in which such losses are identified.

   FOREIGN CURRENCY TRANSLATION -- Gains and losses resulting from foreign currency translation are accumulated as a separate component of shareholder's equity. Gains and losses resulting from foreign currency transactions are included in operations.

   CREDIT RISK -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

   INCOME TAXES -- Effective July 1, 1993, the Company changed its policy of accounting for income taxes to conform to Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. The Company previously followed Financial Accounting Standards No. 96, Accounting for Income Taxes. SFAS No. 109 requires, among other things, the accrual of deferred tax liabilities for future taxable amounts, deferred tax assets for future deductions and operating loss carryforwards and a

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

valuation allowance to reduce deferred tax assets to the amounts that are more likely than not to be realized. The adoption of SFAS No. 109 on July 1, 1993 did not have a material effect on the Company's consolidated financial position or results of operations.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

   CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE -- The carrying amount of these items are a reasonable estimate of their fair value.

   SHORT-TERM DEBT AND LONG-TERM DEBT -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

   POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS -- Effective July 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, ("SFAS No. 106") Employers' Accounting for Postretirement Benefits Other Than Pensions, and Statement of Financial Accounting Standards No. 112 ("SFAS No. 112"), Employers' Accounting for Postemployment Benefits. The adoption of SFAS No. 106 and SFAS No. 112 did not have a material effect on the Company's consolidated financial position or results of operations.

   DERIVATIVE FINANCIAL INSTRUMENTS -- Derivative financial instruments, which constitute interest rate swaps (see Note 10), are used by the Company in the management of its interest rate exposure and are accounted for on an accrual basis. These derivative financial instruments are used to hedge risk caused by fluctuating interest rates. Hedged financial instruments are accounted for based on settlement accounting. Income and expense are recorded in the same category as that arising from the related asset or liability. The amounts to be paid or received under interest rate swap agreements are recognized as interest income or expense in the periods in which they accrue. Gains and losses resulting from effective hedges of existing assets, liabilities or firm commitments are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. Gains realized on termination of interest rate swap contracts are deferred and amortized over the remaining terms of the original swap agreements. The Company does not hold or issue any derivative financial instruments for trading purposes.

3. DISCONTINUED OPERATIONS

   On February 9, 1993, the Company sold all of the inventory, fixed assets and other intangible assets, as defined in the asset purchase agreement, of its products division. The remaining assets and liabilities of the discontinued operations consisted mainly of accounts receivable and accrued expenses for warranty, lease commitments and other accrued costs. In 1993, the Company established liabilities based on the best available information. In 1995, the Company revised its estimates as a result of settlement of these liabilities and the consolidated statement of operations for 1995 reflects an increase in net income of $1,113 for the change in estimate.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

3. DISCONTINUED OPERATIONS  (Continued)

    In conjunction with the sale of the products division, the Company entered into a maintenance service agreement with the purchaser. The agreement provides that the Company has the option to be the exclusive provider of warranty, extended warranty and maintenance services of products marketed by the purchaser for a term of 5 years after the date of the sale.

4. BUSINESS ACQUISITIONS

   During the years ended June 30, 1994, 1995 and 1996, the Company acquired certain net assets of a series of service companies as follows:

                                        CONSIDERATION
                               -----------------------------
                                                     TOTAL
                   NUMBER OF                        PURCHASE      OTHER
YEARS ENDED       ACQUISITIONS    CASH     NOTES     PRICE     INTANGIBLES   GOODWILL
--------------- -------------- --------- -------- ---------- ------------- ----------
Significant business acquisitions:
 June 30, 1995 .       1        $ 27,413   $2,094   $ 29,507     $15,600     $ 7,394
 June 30, 1996 .       1         250,549             250,549      72,581      60,533
Nonsignificant business and
 maintenance contract acquisitions:
 June 30, 1994 .       5             975    1,490      2,465       3,193
 June 30, 1995 .       5           9,327      255      9,582       4,577       8,680
 June 30, 1996 .       5          14,853      578     15,431       6,522       6,318

   The Company purchased substantially all of the operating assets and assumed certain liabilities of the acquired entities. These acquisitions have been accounted for as purchase transactions, with the purchase price of each acquisition allocated to the assets and liabilities acquired based on their respective estimated fair values at the dates of acquisition. The results of operations of the acquired entities have been included in the accompanying consolidated financial statements from the dates of acquisition.

   On August 31, 1994, the Company purchased certain net assets and liabilities of IDEA/Servcom, Inc. ("Servcom") for approximately $29,500. This acquisition was funded by cash and the issuance of a $2,600 noninterest-bearing note to the seller. See seller notes payable section of
Note 10. The excess of asset purchase price over the fair value of assets acquired at the date of purchase resulted in goodwill of approximately $7,400.

   On October 20, 1995, the Company acquired all of the outstanding common stock of BABSS, a subsidiary of Bell Atlantic Corporation ("BAC") for approximately $250,549. The acquisition was funded with the proceeds from the issuance by Holdings of $30,000 of Series C preferred stock, $30,000 of subordinated debentures issued by the Company and the balance from additional bank borrowings. The proceeds from the issuance of preferred stock was contributed to the Company. The excess of asset purchase price over the fair value of assets acquired at the date of purchase resulted in goodwill of approximately $58,796 initially recorded. Subsequent to the acquisition, the Company recorded a net adjustment increasing goodwill by $1,737 and adjusted other balance sheet accounts principally by the same amount. This resulted from the adjustment and reclassification of certain tax accruals offset by favorable negotiations on certain leased facilities (see Note 9). As part of the acquisition, the Company purchased from BAC contractual profit participation rights whereby the Company will receive a fixed percentage of the annual operating profits (3.2% or 3.5%, depending upon the level of profits) earned by a former foreign affiliate of BAC which provides computer maintenance and technology support services in Europe. The value of the discounted estimated future cash flows over a twenty-year period from these contractual profit participation rights is $25,000.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

4. BUSINESS ACQUISITIONS  (Continued)

    The following summarized unaudited pro forma information for significant acquisitions that have a material effect on the Company's results of operations for the years ended June 30, 1995 and 1996 assumes that the Servcom and BABSS acquisitions occurred as of July 1, 1994. The nonsignificant business and maintenance contract acquisitions are not considered material individually or in the aggregate. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions been in effect on the dates indicated or which may result in the future.

                                                            YEARS ENDED JUNE 30,
                                                           ---------------------
                                                               1995       1996
                                                           ---------- ----------
                                                                 (UNAUDITED)
Revenues...................................................  $679,284   $697,676
Income from continuing operations before extraordinary
 item......................................................    20,153     31,080
Net income.................................................    21,266     29,153

5. ACCOUNTS RECEIVABLE

   Accounts receivable consisted of the following:

                                                JUNE 30,
                                          -------------------
                                             1995      1996
                                          --------- ---------
Trade receivables ........................  $33,843  $ 99,762
Other ....................................      531     2,468
                                          --------- ---------
                                             34,374   102,230
Less allowance for uncollectible
 accounts.................................   (6,616)   (9,580)
                                          --------- ---------
                                            $27,758  $ 92,650
                                          ========= =========

6. INVENTORIES

   Inventories consisted of the following:

                                                 JUNE 30,
                                          ---------------------
                                              1995       1996
                                          ---------- ----------
Consumable parts..........................  $ 15,243   $ 40,564
Finished goods............................       569        360
                                          ---------- ----------
                                              15,812     40,924
Less allowance for uncollectible
 accounts.................................   (11,788)   (10,794)
                                          ---------- ----------
                                            $  4,024   $ 30,130
                                          ========== ==========

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

7. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                                 JUNE 30,
                                          ---------------------
                                              1995       1996
                                          ---------- ----------
Land and buildings........................             $  2,055
Equipment.................................  $  5,682     13,858
Computer hardware and software............     8,359     27,277
Furniture and fixtures....................     4,306      8,051
Leasehold improvements....................     1,450      4,125
                                          ---------- ----------
                                              19,797     55,366
Accumulated depreciation and
 amortization.............................   (15,368)   (22,936)
                                          ---------- ----------
                                            $  4,429   $ 32,430
                                          ========== ==========

   The principal lives (in years) used in determining depreciation and amortization rates of various assets are: buildings (40); equipment (3-10); computer hardware and software (3-5); furniture and fixtures (5-10) and leasehold improvements (term of related leases).

   Depreciation and amortization expense was approximately $1,781, $1,778, and $8,309, for the fiscal years ended 1994, 1995 and 1996.

8. INTANGIBLES

   Intangibles consisted of the following:

                                               JUNE 30,
                                        --------------------
                                           1995       1996
                                        --------- ----------

Goodwill................................  $16,074   $ 82,355
Customer contracts......................   20,248     64,758
Contractual profit participation
 rights.................................              25,000
Noncompete agreement....................    3,000      4,500
Other intangibles.......................    2,250      7,671
Tradename...............................    1,500         --
                                        --------- ----------
                                           43,072    184,284
Accumulated amortization................   (8,504)   (19,625)
                                        --------- ----------
                                          $34,568   $164,659
                                        ========= ==========

   Based upon the results of an impairment evaluation for the years ended June 30, 1994 and 1995, management determined that customer contracts should be written down $2,932 and $70, respectively. There were no write-downs of intangibles in 1996.

   Amortization expenses relating to intangibles were approximately $2,448, $6,706 and, $15,673 for the fiscal years ended 1994, 1995 and 1996.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

9. ACCRUED EXPENSES

   Accrued expenses consisted of the following:

                                        JUNE 30,
                                  -------------------
                                     1995      1996
                                  --------- ---------
Compensation and benefits ........  $11,046   $22,115
Interest..........................    2,246     1,505
Unused leases.....................      857     3,485
Pension accrual...................    1,262     1,258
Accrued accounting and legal
 fees.............................      920     1,073
Other accrued expenses............    5,442     6,781
                                  --------- ---------
                                    $21,773   $36,217
                                  ========= =========

   Prior to 1994, the Company received $2,600 in tax bills (primarily interest) from the Internal Revenue Service ("IRS") related to claims for tax and interest for the years ended 1981 through 1987. The Company paid approximately $500 of the claims upon receipt of the bills. As the Company disputes the tax bills, no payments were made in 1994 nor 1995. In 1996, an IRS mandated payment of $828 was made. As of June 30, 1995 and 1996, the Company has an accrued liability of $2,500 and $1,883, respectively. Subsequent to June 30, 1996, the Company provided the IRS with a letter of credit in the amount of $1,768 to collateralize the outstanding balance.

   In connection with the acquisition of BABSS, which has been accounted for using the purchase method of accounting (see Note 4), the Company recorded approximately $11,000 in liabilities resulting from planned actions with respect to BABSS, which included the costs to exit certain leased facilities and to involuntarily terminate employees. The provision of approximately $3,500 for the costs to exit certain leased facilities principally relates to future lease payments on a warehouse in California which has been made idle. Approximately $4,000 was provided for severance and termination benefits of approximately 210 employees in the field, operations support, sales and administration. Approximately $3,000 was provided in connection with the exit plan for write-downs of inventory and equipment at two California facilities which will not be utilized in future operations. The provision for various other charges of approximately $500 consisted of costs to complete the exit plan. As of June 30, 1996, the Company has settled all of these liabilities, except for the lease liabilities on idle facilities approximating $1,200 for which payments will continue through 1999.

   As a result of successful negotiations of unutilized leased facilities, during 1996, the Company recorded a reduction of approximately $975 to both the provisions for leased facilities and goodwill.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT

   Debt consists of the following:

                                                                        JUNE 30,
                                                                 --------------------
                                                                    1995       1996
                                                                 --------- ----------

Revolving credit loan............................................            $186,400
Bank debt........................................................  $21,000
Promissory note, noninterest-bearing, due August 31, 1998 .......    2,256      3,485
Seller noninterest-bearing notes payable.........................    2,122      2,118
Capitalized lease obligations, payable in varying installments amounting to $1,413 and $972 in 1997 and 1998, respectively, at interest rates ranging from 7.25% to 13.01% at June 30, 1996, net of interest of approximately $6 and $187 in 1995 and 1996,
 respectively....................................................      193      2,385
                                                                 --------- ----------
                                                                    25,571    190,903
Less current portion.............................................   19,414      2,321
                                                                 --------- ----------
                                                                   $ 6,157   $188,582
                                                                 ========= ==========

 Bank Debt and Revolving Credit Loan

   On October 20, 1995, in connection with the BABSS acquisition (see Note 4) the Company entered into a Credit Agreement which provided for a term loan (the "1995 Term Loan") of $230,000 and a revolving credit facility of up to a maximum of $30,000. The 1995 Term Loan provided for 19 equal quarterly principal payments of $10,000 to be due and payable on the last day of each calendar quarter commencing December 31, 1995 with a final payment due on September 30, 2000. Loans under the revolving credit facility were to mature on September 30, 2000. Interest on the 1995 Term Loan and the revolving credit facility were at varying rates based, at the Company's option, on the Eurodollar rate or the Alternative Base Rate (NationsBank prime rate), plus the Applicable Margins. Margins were based on the ratio of Total Funded Debt to EBITDA; the Eurodollar Margin ranged from 1.75% to 2.5%, while the Alternative Base Rate Margin ranged from 0.5% to 1.25%.

   In April 1996, Holdings completed an initial public offering. Holdings contributed the proceeds of the offering to the Company. The Company used a portion of the proceeds to repay approximately $70,000 of the 1995 Term Loan.

   Also in April 1996, the Company converted the 1995 Term Loan and the existing $30,000 Revolving Credit Facility into a $225,000 variable rate, unsecured revolving credit facility ("the 1996 Revolving Credit Facility"). The 1996 Revolving Credit Facility is at floating interest rates, based either on the LIBOR or prime rate, in either case plus an Applicable Margin, at the Company's option. As of June 30, 1996, the applicable rate was LIBOR plus .75% or 6.32%. The 1996 Revolving Credit Facility enables the Company to borrow up to $225,000 in the form of revolving credit loans with a maturity date of April 26, 2001 and with interest periods determined principally on a quarterly basis. To offset the variable rate characteristics of the borrowings, the Company has entered into interest rate swap agreements with two banks resulting in fixed interest rates of 5.4% on $40,000 notional principal amount through December 1997 and 5.5% on another $40,000 notional principal amount through December 1998, thereby leaving approximately $100,000 subject to floating rates under the 1996 Revolving Credit Facility.

   Under the swap agreements, the Company receives interest payments at a floating rate based on the pricing of the three-month LIBOR and pays interest on the same notional amounts at an average fixed

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT  (Continued)

rate of 5.45%. The floating rate is 5.44% for the three-month period ended June 30, 1996. For the three-month period ending September 30, 1996, the floating rate is 5.57%. The agreements convert a portion of the Company's debt obligation from a floating rate to a fixed rate basis. The fair value of the interest rate swap agreements generally reflects the estimated amount that the Company would receive or pay to terminate the agreements. As of June 30, 1996, the Company would receive approximately $1,100 to terminate the swap agreements.

   The Company attempts to minimize its credit exposure by entering into interest rate swap agreements only with major financial institutions. Although the Company may be exposed to losses in the event of nonperformance by counterparties, the Company does not expect such losses, if any, to be significant.

   Under the terms of the 1996 Revolving Credit Facility, the Company may use up to $25,000 for letters of credit, subject to the limitation of $225,000 in total credit. As of June 30, 1996, letters of credit in the face amount of $3,498 were outstanding.

   The loan agreement relating to the 1996 Revolving Credit Facility contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, liens, investments, disposition of assets and mergers and acquisitions and require the Company, among other things, to maintain minimum levels of consolidated net worth and certain minimum financial ratios.

   The borrower under the 1996 Revolving Credit Facility is the Company. Repayment of the debt is guaranteed by Holdings and the Company's other subsidiaries except for its Canadian subsidiary. The Canadian subsidiary is not significant to the Company's consolidated financial statements.

   The Company had average borrowings of $24,379 and $172,065 during 1995 and 1996, respectively, at an average interest rate of 10.34% and 8.69%, respectively. Maximum borrowings during 1995 and 1996 were $32,648 and $268,748, respectively.

 Seller Notes Payable

   In connection with various acquisitions, the Company issued noninterest-bearing notes, the principal of which is payable monthly, primarily based upon a percentage of monthly maintenance contract revenues billed during the previous month (ranging from 12.5% to 30.0%). Aggregate maturities of these notes are as follows: 1997-$908; 1998-$647, 1999-$475, and 2000-$88. As of June 30, 1996, the notes are presented at their estimated net present value based on imputed interest rates ranging from 7.25% to 11.00%.

 Promissory Note

   As part of the August 31, 1994 acquisition of certain assets and liabilities of IDEA/Servcom, Inc., the Company issued a $2,600 noninterest-bearing note which was due in annual installments of $650 over four years. The liability was reflected on the Company's books, net of a $506 discount calculated at the Company's then incremental borrowing rate of 9.50%. The loan was scheduled to mature on August 31, 1998. During the year ended June 30, 1996, the Company prepaid the entire outstanding loan balance. The resulting gain from prepayment was not material.

 SUBORDINATED DEBENTURES

   In connection with the BABSS acquisition (see Note 4) on October 20, 1995, the Company issued and sold to Holdings' principal shareholders, an aggregate $30,000 principal amount of 10.101% debentures

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT  (Continued)

(the "Affiliate Notes") due on October 20, 2001. The Affiliate Notes were subordinated to the 1995 Term Loan and the revolving credit facility. Interest on the Affiliate Notes was payable semiannually on the last business day of June and December of each year commencing on December 31, 1995.

   In connection with the issuance of the debentures, Holdings issued 468,750 Common Stock Purchase Warrants (the "Warrants"). Each Warrant initially entitled the owner to buy one share of Holdings' Common Stock for $0.10. The number of shares that can be purchased per Warrant steps up over 24 months in conjunction with the increasing conversion privilege applicable to the Preferred Stock such that, at the end of 24 months, each Warrant entitled the holder to buy approximately 1.21 shares of Common Stock at a price of $0.10 per share. The Warrants were exercisable from October 20, 1997 until October 20, 2001, provided that if Holdings had a public offering of its Common Stock meeting certain requirements before October 20, 1997, the Warrants became exercisable at the time of the public offering and the number of shares that could be purchased on exercise was fixed at that time and no longer increased in steps. The Warrants also became exercisable upon retirement of the debentures. Each Warrant had an assigned value of $7.25333 which resulted in an original issue discount of $3,400 which was being amortized over the term of the Affiliate Notes. Upon consummation of Holdings' initial public offering in April 1996, the Company was required to pay up to the total amount outstanding under the Affiliate Notes and, accordingly, the Company used $30,000 of the proceeds to retire the Affiliate Notes. As a result, the Company recorded an extraordinary loss in the amount of $3,211, net of taxes of $1,284, due to the acceleration of the amortization of original issue discount.

 1994 DEBT RESTRUCTURING

   On January 27, 1994, the Company amended its then current Credit Agreement to provide an $11,000 term loan and an $8,000 Revolving Credit Facility. The term loan provided for 29 equal monthly payments of $350 beginning January 31, 1994 through May 31, 1996. Interest was at the "Base Rate" (the higher of the bank's base rate or 1/2 percent above the Federal Funds Effective Rate) plus 1-1/2 percent. The Revolving Credit Facility was due on demand and bore interest at the Base Rate plus 1-1/2 percent. The loans were collateralized by all of the Company's assets. The proceeds of the term loan were used to extinguish certain subordinated notes. The term loan was prepaid in June 1994. There were no borrowings under the Revolving Credit Facility through June 30, 1994.

   Also, on January 27, 1994, the Company and Holdings agreed with certain noteholders to restructure its equity capitalization and subordinated debt. The noteholders forgave debt approximating $46,698 of principal and interest in exchange for cash and equity interest in Holdings which resulted in a net gain of approximately $20,031 which was recorded as additional paid-in capital of the Company.

11. INCOME TAXES

   The Company is a wholly owned subsidiary of Holdings and is included in Holdings' consolidated tax returns. The Company participates in a tax sharing arrangement with Holdings whereby consolidated income tax expense or benefit is allocated to the Company based on the proportion of the Company's taxable income or loss to Holding's consolidated total.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

11. INCOME TAXES  (Continued)

    The provision (benefit) for income taxes consists of the following:

                                               YEARS ENDED JUNE 30
                                         -----------------------------
                                            1994       1995      1996
                                         --------- ---------- --------
Current:
 Federal.................................  $ 2,485   $ 16,065  $ 2,892
 State...................................      760      4,599    1,595
 Foreign.................................              (1,272)    (548)
Deferred:
 Federal.................................             (29,897)   8,945
 State...................................              (3,617)     641
 Foreign.................................                         (499)
Benefit of operating loss carryforwards:
 Federal.................................   (1,861)    (7,729)
 State...................................     (360)    (1,253)
 Foreign.................................       --         --     (252)
                                         --------- ---------- --------
 Provision (benefit) for income taxes ...  $ 1,024   $ 23,104  $13,870
                                         ========= ========== ========

   The tax effects of temporary differences consisted of the following:

                                                          YEARS ENDED JUNE
                                                                 30,
                                                        -------------------
                                                           1995      1996
                                                        --------- ---------

Gross deferred tax assets:
  Accounts receivable...................................  $ 1,443   $ 1,341
  Inventory.............................................    3,299     2,586
  Accrued expenses......................................    3,761     6,378
  Unused leases.........................................    1,353
  Fixed assets..........................................      100       299
  Goodwill and other intangibles........................      598     5,670
  Operating loss carryforwards..........................   25,482    14,252
  Minimum tax carryforward..............................      632     1,170
  Gross deferred tax asset..............................   36,668    31,696
  Net valuation allowance...............................     (686)
  Gross deferred tax liabilities--repairable spare
  parts.................................................   (2,468)   (7,273)
                                                        --------- ---------
  Net deferred tax asset................................  $33,514   $24,423
                                                        ========= =========

   The change in the valuation allowance from 1995 to 1996 is principally due to the utilization of foreign net operating loss carryforwards.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

11. INCOME TAXES  (Continued)

    Net operating loss and minimum tax credit carryforwards available at June 30, 1996 expire in the following years:

                                     YEAR OF
                           AMOUNT   EXPIRATION
                         -------- ------------
Federal operating
 losses..................  38,136    2002-2009
State operating losses  .  15,223    1997-2009
Minimum tax credit ......   1,170   INDEFINITE

   As a result of the Parent's initial public offering, an "ownership change" occurred pursuant to Section 382 of the Internal Revenue Code. Accordingly, net operating loss and tax credit carryforwards of the Company and its Parent are limited during any future period to approximately $20,000 per annum.

   A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory federal income tax rate of 34% for 1994, 35% for 1995 and 35% for 1996 to income before income taxes, and the actual provision (benefit) for income taxes follows:

                                                            1994     1995     1996
                                                         -------- --------- -------
Federal income tax provision at statutory tax rate  .....   34.0%     35.0%   35.0%
State income taxes, net of federal income tax provision .    4.5       3.5     4.6
Foreign income taxes ....................................             (6.9)
Unused lease credit .....................................  (18.1)     (0.1)
Write-off of intangibles ................................   12.6
Benefit of operating loss carryforward ..................  (19.9)    (49.1)   (0.8)
Change in valuation allowance ...........................           (108.9)   (1.4)
Other ...................................................   (3.9)     (0.3)    2.6
                                                         -------- --------- -------
Actual income tax provision (benefit) effective tax rate     9.2%    126.2%   40.0%
                                                         ======== ========= =======

12. OTHER LIABILITIES

   Other liabilities consisted of the following:

                                                             JUNE 30,
                                                       ------------------
                                                          1995      1996
                                                       --------- --------
Accrued rent, unused facilities and deferred revenues    $ 2,334  $ 4,237
Other noncurrent liabilities ..........................   10,049   10,049
                                                       --------- --------
                                                         $12,383  $14,286
                                                       ========= ========

   Other noncurrent liabilities include provisions for possible liabilities relating to various tax matters.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

13. LEASE COMMITMENTS

   The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring on various dates through 2005. The future minimum lease payments for operating leases having initial or remaining noncancelable terms in excess of one year for the five years succeeding June 30, 1996 and thereafter are as follows:

1997.........  20,477
1998.........  16,080
1999.........  13,300
2000.........  10,811
2001.........   4,621
Thereafter ..  12,150
             --------
               77,439
             ========

   On December 29, 1993, the Company entered into a settlement agreement to terminate an existing lease on an unused facility, resulting in a payment to the lessor amounting to $1,000. The payment was structured in the form of cash and a $250 five-year, noninterest-bearing note payable. The settlement resulted in a credit of approximately $8,000 recorded in the consolidated statement of operations net of the provision of $1,599 for additional unused leases for the year ended June 30, 1994. The outstanding balance of the $250 five-year, noninterest-bearing note payable was repaid in full during the year ended June 30, 1995.

   Rental expense, exclusive of unused rental expense and credits under all noncancelable operating leases, amounted to approximately $5,128, $5,878 and $13,149 for the fiscal years ended 1994, 1995 and 1996, respectively.

14. RETIREMENT PLANS

   The Company maintains a 401(k) plan for its employees which is funded through the contributions of its participants. A similar plan exists for former employees of an acquired company for which eligibility and additional contributions were frozen in September 1988.

   In addition, the Company assumed the liability of the defined benefit pension plan applicable to employees of a company acquired in 1986. The eligibility and benefits were frozen as of the date of the acquisition.

   Pension expense for the defined benefit pension plan was computed as follows:

                                YEARS ENDED JUNE 30,
                              -----------------------
                                1994    1995    1996
                              ------- ------- -------
Interest cost.................  $ 461   $ 482   $ 495
Actual return on plan assets .   (271)   (312)   (449)
Net amortization and
 deferral.....................    (72)    (42)    (72)
                              ------- ------- -------
Periodic pension costs........  $ 118   $ 128   $ 118
                              ======= ======= =======

   The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and the expected long-term rate of return on assets was 8.5% for 1994, 1995 and 1996.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

14. RETIREMENT PLANS  (Continued)

    The following table sets forth the funded status of the frozen pension plan as of May 1, 1995 and 1996:

                                              1995      1996
                                           --------- --------
Accumulated benefits (100% vested) ........  $ 6,757   $7,116
Fair value of plan assets..................    5,432    5,800
                                           --------- --------
 Unfunded projected benefit obligation ....    1,325    1,316
Unrecognized net loss......................    1,705    1,848
Unrecognized net transition obligation ....      536      504
Adjustment to recognized minimum
 liability.................................   (2,241)   2,352
                                           --------- --------
 Accrued pension costs.....................  $ 1,325   $1,316
                                           ========= ========

15. EMPLOYEE SEVERANCE AND UNUTILIZED LEASE COSTS

   In the second quarter of fiscal year 1996, in connection with the BABSS acquisition, the Company recorded a $7,000 charge for $6,900 of leases of duplicate facilities (the former headquarters, several large repair depots, and numerous field offices of the Company) and $100 of severance of former employees of the Company. Such amounts were based on management estimates.

   In the fourth quarter of fiscal year 1996, the Company reversed $3,400 of the charge. The reversal was the result of the Company's ability to utilize and sublease various facilities identified in the original charge. Such information was unknown to the Company when the original charge was recorded.

16. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect to three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fourth related site, but has not received any other communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company originally estimated that its share of the costs of the clean-up of one of these sites would be approximately $500 which is provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1995 and 1996. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company.

   The Company is also party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, these actions can be successfully defended or resolved without a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

17. RELATED PARTY TRANSACTIONS

   Prior to 1994, the Company entered into an agreement to purchase printer products from Genicom Corporation (Genicom). The Company and Genicom are under common ownership. The initial term of the agreement is for five years with an option to extend based on mutual agreement of the parties. Purchases from Genicom for the years ended June 30, 1994, 1995 and 1996 were approximately $1,421, $1,972 and $1,512, respectively. Accounts payable to Genicom amounted to approximately $42 and $14 as of June 30, 1995 and 1996, respectively.

   During the year ended June 30, 1996, the Company entered into a contract with a related party for cleaning services. The approximate annual value of the contract approximates $150.

   During the year ended June 30, 1996, the Company paid approximately $125 for expense reimbursements to certain shareholders for services rendered in connection with an acquisition in prior years. The amount was accrued for in prior years.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                      JUNE 30,   MARCH 31,
                                                                        1996       1997
                                                                    ---------- -----------
                               ASSETS
Current Assets:
  Cash and cash equivalents  .......................................  $  8,221   $ 12,886
  Accounts receivable, net of allowances of $9,580 and $11,727  ....    92,650    136,401
  Inventories, net of allowances of $19,537 and $19,928  ...........    30,130     35,186
  Other  ...........................................................    12,770      7,637
                                                                    ---------- -----------
   Total current assets  ...........................................   143,771    192,110
Repairable Parts, Net of Accumulated Amortization of $105,462 and
 $144,158 ..........................................................   154,970    195,656
Intangibles, Net of Accumulated Amortization of $19,625 and $36,164    164,659    197,675
Property, Plant and Equipment, Net of Accumulated Depreciation of
 $22,936 and $36,530 ...............................................    32,430     33,283
Other ..............................................................    18,680     22,953
                                                                    ---------- -----------
Total Assets .......................................................  $514,510   $641,677
                                                                    ========== ===========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Current portion of long-term debt  ...............................  $  2,321   $  4,756
  Accounts payable and accrued expenses  ...........................    89,564    101,156
  Deferred revenues  ...............................................    38,485     72,096
  Other  ...........................................................       479      3,691
                                                                    ---------- -----------
   Total current liabilities  ......................................   130,849    182,059
Revolving Credit Loan and Long-term Debt ...........................   188,582    241,915
Other Liabilities ..................................................    14,286     16,608
Shareholder's Equity:
  Common stock, no par value, one share authorized, issued and
   outstanding in 1996 and 1997 ....................................        --         --
  Additional paid-in capital  ......................................   255,535    255,969
  Accumulated deficit  .............................................   (73,516)   (53,600)
  Other  ...........................................................    (1,226)    (1,274)
                                                                    ---------- -----------
   Total Shareholder's Equity  .....................................   180,793    201,095
                                                                    ---------- -----------
Total Liabilities and Shareholder's Equity .........................  $514,510   $641,677
                                                                    ========== ===========

          See notes to condensed consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                            THREE MONTHS ENDED     NINE MONTHS ENDED
                                                 MARCH 31,             MARCH 31,
                                          --------------------- ---------------------
                                              1996       1997       1996       1997
                                          ---------- ---------- ---------- ----------
Revenues .................................  $172,673   $205,070   $369,167   $572,749
Cost of Revenues .........................   129,962    150,372    272,708    427,969
                                          ---------- ---------- ---------- ----------
Gross Profit .............................    42,711     54,698     96,459    144,780
Operating Expenses:
  Selling, general and administrative
   expenses  .............................    22,303     28,228     56,519     82,878
  Amortization of intangibles  ...........     4,872      6,390     10,617     16,861
                                          ---------- ---------- ---------- ----------
    Total Operating Expenses  ............    27,175     34,618     67,136     99,739
Operating Income .........................    15,536     20,080     29,323     45,041
                                          ---------- ---------- ---------- ----------
Interest Expense, Net of Interest Income       5,801      3,689     11,220     10,704
                                          ---------- ---------- ---------- ----------
Income Before Income Taxes ...............     9,735     16,931     18,103     34,337
Provision for Income Taxes ...............     3,893      6,884      7,237     14,421
                                          ---------- ---------- ---------- ----------
Net Income ...............................  $  5,842   $  9,507   $ 10,866   $ 19,916
                                          ========== ========== ========== ==========

          See notes to condensed consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                                (In thousands)

                                                                              NINE MONTHS ENDED
                                                                                  MARCH 31,
                                                                          -----------------------
                                                                              1996        1997
                                                                          ----------- -----------
Operating Activities:

  Net income..............................................................  $  10,866   $  19,916
Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization of property and equipment.................      5,611       9,836
  Amortization of intangibles.............................................     10,617      16,861
  Amortization of repairable parts........................................     23,017      45,642
  Changes in assets and liabilities, net of effects of business
   acquisitions...........................................................    (14,622)    (34,601)
                                                                          ----------- -----------
   Net cash provided by operating activities..............................     35,489      57,654
                                                                          ----------- -----------
Investing Activities:

  Business acquisitions...................................................   (273,725)    (34,433)
  Capital expenditures, net of retirements................................     (3,331)     (6,093)
  Repairable parts purchases..............................................    (31,715)    (64,803)
                                                                          ----------- -----------
   Net cash used in investing activities..................................   (308,771)   (105,329)
                                                                          ----------- -----------
Financing Activities:

  Capital contribution....................................................     36,549         434
  Proceeds from issuance of subordinated debentures ......................     26,600          --
  Proceeds from borrowings................................................    260,945      52,915
  Payments on borrowings..................................................    (48,062)        ---
  Principal payments under capital leases.................................         --        (961)
                                                                          ----------- -----------
   Net cash provided by financing activities..............................    276,032      52,388
                                                                          ----------- -----------
 Effect of exchange rates on cash.........................................        (20)        (48)
                                                                          ----------- -----------
Net change in cash and cash equivalents...................................      2,730       4,665
Cash and cash equivalents beginning of period.............................      2,659       8,221
                                                                          ----------- -----------
Cash and cash equivalents end of period...................................  $   5,389   $  12,886
                                                                          =========== ===========

          See notes to condensed consolidated financial statements.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 1: BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements of DecisionOne Corporation (a wholly-owned subsidiary of DecisionOne Holdings Corp.) and Subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for presentation of financial position, results of operations and cash flows required by generally accepted accounting principles. The June 30, 1996 balance sheet was derived from the Company's audited consolidated financial statements. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations and cash flows. The results of operations for the three and nine month periods ended March 31, 1996 and 1997 are not necessarily indicative of the operating results to be expected for the full fiscal year.

   On May 29, 1997, DecisionOne Holding Corp. ("The Parent") completed a restructuring of the legal organization of its subsidiaries (the "Corporate Reorganization"). The Corporate Reorganization involved the Parent's contribution to the Company of ownership interests in its subsidiaries, all of which were under the Parent's control (the "Contributed Subsidiaries"). The Corporate Reorganization has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's consolidated financial statements include the accounts of the Contributed Subsidiaries for all periods presented.

NOTE 2: BUSINESS ACQUISITION

   On November 15, 1996, the Company acquired substantially all of the assets of the U.S. computer service business (the "Business") of Memorex Telex Corporation and certain of its affiliates (collectively, "Memorex Telex"). Memorex Telex had filed a petition in bankruptcy in the United States Bankruptcy Court in the District of Delaware on October 15, 1996; the Court approved the sale to the Company on November 1, 1996. The base purchase price was $52,500, comprised of the assumption of certain liabilities under contracts of the Business (the "Deferred Revenues"), which were estimated at closing to be $26,015, and base cash consideration of $26,485, excluding transaction and closing costs. The purchase price is subject to further adjustment based upon the actual amount of Deferred Revenues, the amount of revenues of the Business for the two calendar months prior to closing, and the actual amount of inventory. The estimated fair market values of certain assets acquired, as well as liabilities assumed, are also subject to further adjustment as additional information becomes available to the Company. During the third quarter of fiscal 1997, the estimated Deferred Revenue liability was increased by approximately $2,300.

   The primary source of funds used for the acquisition was the Company's revolving credit facility, which was increased from $225,000 to $300,000 on November 13, 1996.

NOTE 3: EMPLOYEE SEVERANCE AND EXIT COSTS

   In the second quarter of fiscal 1997, in connection with the Memorex Telex acquisition, the Company recorded a $3,400 pre-tax charge for estimated future employee severance costs, and a $0.9 million pre-tax charge for unutilized lease/contract losses ("exit costs"), primarily associated with duplicate facilities to be closed. The $3,400 charge, recorded in accordance with Statement of Financial Accounting Standards No. 112 ("SFAS 112"), Employers' Accounting for Postemployment Benefits, reflects the actuarially-determined benefit costs for the separation of employees who are entitled to benefits under pre-existing separation pay plans. These costs are included in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations for the nine month period ended March 31, 1997. For further information regarding the Memorex Telex acquisition, see Note 2.

                   DECISIONONE CORPORATION AND SUBSIDIARIES
     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 3: EMPLOYEE SEVERANCE AND EXIT COSTS  (Continued)

    In the second quarter of fiscal 1996, in connection with the acquisition of Bell Atlantic Business Systems Services ("BABSS"), the Company recorded pre-tax charges for exit costs of $6,900, and estimated future employee severance costs of $100. During the fourth quarter of fiscal 1996, the Company reversed $3,400 of these employee severance and exit cost liabilities. The reversal was primarily the result of the Company's ability to utilize and sublease various facilities identified in the original $7,000 combined liability. Such information was unknown to the Company when the original liability was recorded.

NOTE 4: SUBSEQUENT EVENT

   On May 4, 1997, the Company and Quaker Holding Co. ("Quaker") an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds and other entities, entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Quaker will merge with and into the Company, and, subject to the following sentence, the holders of each share of the Company's common stock can elect to receive $23 in cash for such share or to retain such share in the merged Company. In any event, holders will be required to retain 5.3% of the Company's common stock outstanding immediately prior to the merger. In addition, the Company and Quaker entered into a voting agreement with certain partnerships affiliated with Welsh, Carson, Anderson & Stowe and J.H. Whitney & Co., pursuant to which these partnerships, subject to certain conditions, have agreed to vote in favor of the merger 8,345,349 of the 14,837,501 shares of Company common stock owned by them, exclusive of warrants to purchase 468,750 shares of common stock at $0.10 per share. The 8,345,349 shares represent approximately 30% of the Company's common stock outstanding on April 21, 1997.

   The proposed merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by Company stockholders. The transaction is estimated to have an aggregate value of approximately $957,000, including refinancing of the Company's existing revolving credit facility. The Company expects the merger to close by September, 1997.


   As a result of the proposed merger, the Company and Quaker will incur various costs, currently estimated to range between $95,000 and $105,000, on a pretax basis, in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. Although the exact timing, nature and amount of these merger transaction costs are subject to change, the Company expects that a one-time pre-tax charge for these costs of approximately $76 million ($69 million after tax) will be recorded in the quarter during which the merger is consummated.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.):

   We have audited the accompanying consolidated balance sheets of DecisionOne Corporation (formerly, Bell Atlantic Business Systems Services, Inc.) and subsidiary (the "Company") as of December 31, 1994 and October 20, 1995, and the related consolidated statements of operations, stockholder's equity and of cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Corporation and subsidiary as of December 31, 1994 and October 20, 1995, and the results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postemployment benefits as of January 1, 1993.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 29, 1995

           DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC BUSINESS
                    SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                               DECEMBER 31,   OCTOBER 20,
                                                                   1994          1995
                                                             -------------- -------------
Assets
Current Assets:
Cash and cash equivalents....................................   $   6,456             --
 Accounts receivable, net....................................      50,743         66,426
 Inventories, net............................................      28,620         24,371
 Deferred tax asset--current.................................       6,910             --
 Prepaid expenses and other assets...........................       2,754          2,990
                                                             -------------- -------------
   Total current assets......................................      95,483         93,787
Repairable parts, net........................................      91,012         91,486
Property and equipment, net..................................      24,925         28,352
Intangibles, net.............................................      52,345         50,747
Deferred tax asset, net......................................      12,814          1,062
Other assets.................................................       1,005            499
                                                             -------------- -------------
Total assets.................................................   $ 277,584      $ 265,933
                                                             ============== =============
Liabilities and Stockholder's Equity
Current Liabilities:
 Accounts payable............................................   $  24,767      $  26,260
 Accrued expenses............................................      20,160         18,384
 Deferred revenues...........................................      14,582         29,231
 Current capitalized lease obligations.......................       1,627          1,525
 Income taxes payable........................................       1,548             --
 Due to Bell Atlantic affiliates.............................      39,579             --
                                                             -------------- -------------
   Total current liabilities.................................     102,263         75,400
Noncurrent capitalized lease obligations.....................       3,128          1,880
Due to Bell Atlantic affiliates..............................         773            862
Other liabilities............................................      23,377          1,293
Commitments and contingent liabilities
Stockholder's equity:
 Common stock, no par value; one share authorized, issued
 and  outstanding in 1994 and 1995...........................          --             --
 Additional paid-in capital..................................     276,619        314,262
 Accumulated deficit.........................................    (127,730)      (127,134)
 Foreign currency translation adjustment.....................        (846)          (630)
                                                             -------------- -------------
   Total stockholder's equity................................     148,043        186,498
                                                             -------------- -------------
Total liabilities and stockholder's equity...................   $ 277,584      $ 265,933
                                                             ============== =============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)



                                                          YEAR ENDED DECEMBER 31,     PERIOD
                                                          ----------------------   JANUARY 1 TO
                                                                                   OCTOBER 20,
                                                               1993       1994         1995
                                                           ---------- ---------- --------------
Revenues:
 Service...................................................  $375,977   $457,675     $388,203
 Other.....................................................    27,405     28,418       24,283
                                                           ---------- ---------- --------------
                                                              403,382    486,093      412,486
                                                           ---------- ---------- --------------
Cost of revenues:
 Service...................................................   304,334    369,596      316,964
 Other.....................................................    21,856     21,281       20,348
                                                           ---------- ---------- --------------
                                                              326,190    390,877      337,312
                                                           ---------- ---------- --------------
Gross profit...............................................    77,192     95,216       75,174
Operating expenses:
 Selling, general and administrative expenses..............    71,096     74,627       69,980
 Amortization of intangibles...............................     4,383      3,884        1,652
                                                           ---------- ---------- --------------
Operating income...........................................     1,713     16,705        3,542
Interest expense...........................................    (3,341)    (2,203)      (1,855)
Interest income............................................       206         54          218
                                                           ---------- ---------- --------------
Income (loss) before income taxes and cumulative effect of
 accounting change.........................................    (1,422)    14,556        1,905
Provision for income taxes.................................       132      6,595        1,309
                                                           ---------- ---------- --------------
Income (loss) before cumulative effect of accounting
 change....................................................    (1,554)     7,961          596
Cumulative effect of accounting change.....................     1,881
                                                           ---------- ---------- --------------
   Net income..............................................  $    327   $  7,961     $    596
                                                           ========== ========== ==============


               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 1993 AND 1994 AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                   (in thousands, except number of shares)



                                  COMMON STOCK                               CUMULATIVE
                              ---------------------                           FOREIGN
                                                  ADDITIONAL                 CURRENCY         TOTAL
                               NUMBER OF           PAID-IN    ACCUMULATED   TRANSLATION    STOCKHOLDER'S
                                SHARES    AMOUNT   CAPITAL     DEFICIT       ADJUSTMENT       EQUITY
                             ----------  -------- ---------  -----------    ------------   -------------
Balance, January 1, 1993  ...      1         $0      $295,419     $(136,018)      $(312)       $159,089
  Net income  ...............                                           327                         327
  Foreign currency
  translation  adjustment  ..                                                      (215)           (215)
  Distributions to BAC  .....                          (1,900)                                   (1,900)
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, December 31, 1993  .      1          0       293,519      (135,691)       (527)        157,301
  Net income  ...............                                         7,961                       7,961
  Foreign currency
  translation  adjustment  ..                                                      (319)           (319)
  Distributions to BAC  .....                         (16,900)                                  (16,900)
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, December 31, 1994  .      1          0       276,619      (127,730)       (846)        148,043
  Net income  ...............                                           596                         596
  Foreign currency
  translation  adjustment  ..                                                       216             216
  Distributions to BAC  .....                            (800)                                     (800)
  Contributed capital  ......                          38,443                                    38,443
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, October 20, 1995  ..      1         $0      $314,262     $(127,134)      $(630)       $186,498
                             =========== ======== ============ ============= ============= ===============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                        PERIOD
                                                         YEARS ENDED DECEMBER 31,    JANUARY 1,
                                                         -----------------------    TO OCTOBER 20,
                                                                1993        1994        1995
                                                              --------    --------   -------------
Operating activities:
  Net income  ...............................................  $    327   $  7,961     $    596
  Adjustments to reconcile net income to net cash provided
  by  operating activities:
       Depreciation and amortization of property and
        equipment............................................     7,572      8,499        7,171
       Amortization of intangibles...........................     4,383      3,884        1,652
       Amortization of repairable parts......................    43,443     43,450       28,767
       Loss on fixed asset retirements ......................       259        215          165
       Provision for accounts receivable ....................     1,213        810          810
       Provision for inventory obsolescence .................     5,351      4,802        6,365
       Changes in operating assets and liabilities, net of
       effects  from contributed capital, which provided
       (used) cash:
           Accounts receivable  .............................    (9,448)    (7,660)     (18,305)
           Inventories  .....................................    (4,321)    (3,800)      (2,116)
           Accounts payable  ................................     5,673      7,755        1,493
           Accrued expenses  ................................     3,734      3,391        2,953
           Deferred revenues  ...............................     5,154       (757)      14,649
           Net changes in income taxes, deferred taxes,
           other  assets and liabilities  ...................    (2,865)      (189)       4,415
           ------------------------------------------------------------ ---------- --------------
             Net cash provided by operating activities  .....    60,475     68,361       48,615
           ------------------------------------------------------------ ---------- --------------
Investing activities:
  Capital expenditures  .....................................    (8,336)    (9,585)     (10,763)
  Repairable parts purchases  ...............................   (29,833)   (45,907)     (29,241)
  Proceeds from sale of fixed assets  .......................       124         --           --
                                                             ---------- ---------- --------------
         Net cash used in investing activities  .............   (38,045)   (55,492)     (40,004)
                                                             ---------- ---------- --------------
Financing activities:
  Distributions to shareholder  .............................    (1,900)   (16,900)      (3,475)
  Net borrowings (repayments) on affiliated debt  ...........   (19,029)     7,544      (10,242)
  Additions to capital lease obligations  ...................     1,825      2,283
  Payments on capital lease obligations  ....................    (1,309)    (1,357)      (1,350)
                                                             ---------- ---------- --------------
         Net cash used in financing activities  .............   (20,413)    (8,430)     (15,067)
                                                             ---------- ---------- --------------
Net increase (decrease) in cash and cash equivalents  .......     2,017      4,439       (6,456)
Cash and cash equivalents, beginning of year ................        --      2,017        6,456
                                                             ---------- ---------- --------------
Cash and cash equivalents, end of year ......................  $  2,017   $  6,456           --
                                                             ========== ========== ==============
Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
    Interest  ...............................................  $  3,409   $  2,307     $  1,986
    Income taxes  ...........................................     1,598      8,366        5,237
Noncash investing and financing activities:
  Assets and liabilities contributed to capital by
  stockholder:
    Accounts receivable  ....................................                          $  1,812
    Accounts payable  .......................................                            (4,729)
    Notes payable  ..........................................                           (29,248)
    Income tax payable  .....................................                             1,675
    Deferred taxes  .........................................                            17,079
    Employee related liabilities  ...........................                           (27,707)
                                                                                   --------------
                                                                                       $(41,118)
                                                                                   ==============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

1. NATURE OF BUSINESS

   The consolidated financial statements include the accounts of DecisionOne Corporation (formerly, Bell Atlantic Business Systems Services, Inc. ("BABSS")) and its wholly-owned subsidiary, Sorbus Canada Ltd. (the "Company"). Prior to the acquisition discussed below, BABSS had been wholly owned by Bell Atlantic Business Systems, Inc., a subsidiary of Bell Atlantic Enterprises International, Inc., and, ultimately by Bell Atlantic Corporation ("BAC"). The Company is a provider of multivendor computer maintenance service and technology support services.

   On September 19, 1995, BAC entered into a stock purchase agreement (the "Agreement") to sell all of the outstanding common stock of BABSS to Decision Servcom, Inc. ("Operating Co."), an independent provider of computer maintenance services in the mid-range computer market, for a cash purchase price of approximately $250,000. In connection with the acquisition, the Company's name was changed from BABSS to DecisionOne Corporation, and Operating Co. was merged into it.

   The Company's wholly-owned international subsidiary is not significant to the Company's financial statements.

2. BASIS OF PRESENTATION

   The Company was acquired effective October 20, 1995, through a transaction accounted for using the purchase method of accounting. The accounts of the Company do not reflect the allocation of the purchase price.

   BAC's retention of certain of the Company's liabilities, and net of certain assets (including cash and cash equivalents), has been accounted for as a contribution of capital in the Company's accompanying consolidated statements of stockholder's equity for the period ended October 20, 1995. See
Note 4.

   Obligations arising out of employee benefit and pension plans accrued prior to October 20, 1995, as well as certain claims and causes of action related to the Company's actions or omissions that occurred prior to October 20, 1995 have been retained by BAC. Therefore, no accruals for the aforementioned have been made in the Company's accompanying consolidated balance sheet as of October 20, 1995.

3. SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION -- The consolidated financial statements include the accounts of BABSS and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase.

   INVENTORIES -- Inventories are stated at the lower of cost or market, cost being determined using the weighted average method. Inventories consist of consumable replacement parts which are charged to operations when used. Inventories are stated net of a provision for obsolescence of $21,718, $22,742 and $23,852 at December 31, 1993 and 1994 and October 20, 1995,
respectively.

   REPAIRABLE PARTS -- Repairable parts are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are primarily purchased from equipment manufacturers or other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over five years, the estimated useful life of these repairable parts.

                DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
                BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                    AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

3. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

When a repairable part is used in providing maintenance services to a customer's equipment, the defective part taken from the equipment is exchanged for the repairable part taken from the Company's inventory. Repairable parts are repaired by the Company based upon anticipated need and generally have an economic life that extends beyond the normal life cycle of the applicable product. Costs of refurbishing parts are charged to operations as incurred. Repairable parts are stated at cost, less accumulated amortization of $68,803 and $74,411 as of December 31, 1994 and October 20, 1995, respectively. Repairable parts amortization expense for the years ended December 31, 1993 and 1994 and the period ended October 20, 1995 was $43,443, $43,450 and $28,767, respectively.

   No such impairment writedowns were required in the years ended December 31, 1993, or 1994, or in the period ended October 20, 1995.

   PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

   INTANGIBLE ASSETS -- Intangible assets are comprised of excess purchase price over net assets acquired ("goodwill") and the fair value of acquired customer contracts.

   Goodwill is being amortized on a straight-line basis over a life of 25 to 40 years. Other intangibles are being amortized on a straight-line basis, with lives between 2 to 18 years.

   CARRYING VALUE OF LONG-TERM ASSETS -- The Company evaluates the carrying value of long-term assets, property and equipment, repairable parts and intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

   SERVICE REVENUE -- The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recorded as deferred revenues and are recognized ratably over the term of the contract. Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed.

   FOREIGN CURRENCY TRANSLATION -- Gains and losses resulting from foreign currency translation are accumulated in a separate component of shareholder's equity titled, "Cumulative Foreign Currency Translation Adjustment". Gains and losses resulting from foreign currency transactions are not significant and are included in operations.

   CREDIT RISK -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

   INCOME TAXES -- The Company is included in the consolidated federal tax return of BAC. Calculation of the Company's income taxes on a separate return basis would not result in any change to the amounts reflected in the consolidated financial statements. Effective January 1, 1993, the Company changed its policy of accounting for income taxes to conform to Statement of Financial Accounting Standards

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

3. SIGNIFICANT ACCOUNTING POLICIES  (Continued)
("SFAS") No. 109, Accounting for Income Taxes. The Company previously followed Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, the accrual of deferred tax liabilities for future taxable amounts, deferred tax assets for future deductions and operating loss carryforwards, and a valuation allowance to reduce deferred tax assets to the amounts that are more likely than not to be realized. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993 resulted in a non-cash increase to net income of $1,881 for the initial adjustment of deferred tax balances to reflect the tax rates in effect at adoption.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following disclosure of the estimated fair value of financial instruments was made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

   CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE -- The carrying amount of these items are a reasonable estimate of their fair value.

   NOTES PAYABLE -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues, accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   PENSION PLAN -- Substantially all of the Company's employees participated in a noncontributory defined benefit pension plan sponsored by BAC for the years ended December 31, 1993 and 1994 and for the period ended October 20, 1995. Amounts contributed by the Company to the pension plan were determined by BAC based principally on the aggregate cost actuarial method, and are subject to applicable federal income tax regulations. The obligation of the pension plan which has been terminated as of October 20, 1995, will be assumed by BAC.

   POSTEMPLOYMENT BENEFITS -- Effective January 1, 1993, the Company adopted the provisions of SFAS No. 112, Employers' Accounting for Postemployment Benefits. SFAS No. 112 establishes accrual accounting standards for employer-provided benefits which cover former or inactive employees after employment, but before retirement. The adoption of SFAS No. 112 on January 1, 1993 did not have a material effect on the Company's consolidated financial position or results of operations.

   The Company's employees, if eligible, are provided post employment benefits under plans administered by BAC for the years ended December 31, 1993 and 1994 and for the period ended October 20, 1995. Amounts contributed by the Company to the benefit plans were determined by BAC based on an actuarial methodology. BAC has assumed all such liabilities accrued as of October 20, 1995.

4. CONTRIBUTED CAPITAL

   Effective October 20, 1995, in accordance with the Agreement between BAC and Operating Co., the Company accounted for BAC's retention of liabilities, net of certain assets, as a contribution of capital.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

4. CONTRIBUTED CAPITAL  (Continued)

    Amounts contributed to capital were as follows:

Cash ..................................  $ (2,675)
Accounts receivable....................    (1,812)
Accounts payable and accrued expenses       4,729
Income taxes payable...................    (1,675)
Notes payable to affiliates............    29,248
Deferred taxes.........................   (17,079)
Employee related liabilities...........    27,707
                                       ----------
Net amount contributed to capital .....  $ 38,443
                                       ==========


5. ACCOUNTS RECEIVABLE

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Trade receivables.........................    $51,513        $68,136
Due from affiliates.......................      1,655          1,362
Other.....................................        847            697
                                          -------------- -------------
                                               54,015         70,195
Less allowance for uncollectible
 accounts.................................     (3,272)        (3,769)
                                          -------------- -------------
                                              $50,743        $66,426
                                          ============== =============

6. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Land and buildings........................    $  2,419      $  2,509
Equipment, furniture and fixtures ........      48,008        54,722
Leasehold improvements....................       3,964         4,721
Other.....................................      11,461        10,854
                                          -------------- -------------
                                                65,852        72,806
Accumulated depreciation and
 amortization.............................     (40,927)      (44,454)
                                          -------------- -------------
                                              $ 24,925      $ 28,352
                                          ============== =============

   The principal lives (in years) used in determining depreciation rates of various assets are: buildings (40); computers and equipment (5); furniture and fixtures (10); office machines (10); and leasehold improvements (term of related leases).

   Depreciation expense was $7,572 and $8,499, for the years ended December 31, 1993 and 1994, respectively, and $7,171 for the period ended October 20, 1995.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                    AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

 7. INTANGIBLES

    Intangibles consisted of the following:

                           DECEMBER 31,   OCTOBER 20,
                               1994          1995
                         -------------- -------------
Customer contracts.......    $  8,500      $  8,500
Goodwill.................      59,141        59,214
                         -------------- -------------
                               67,641        67,714
Accumulated
 amortization............     (15,296)      (16,967)
                         -------------- -------------
                             $ 52,345      $ 50,747
                         ============== =============

   The Company periodically evaluates the fair value of goodwill and other intangible assets and recognizes an impairment when it is probable that estimated future undiscounted cash flows will be less than the carrying value of the asset. No writedowns of goodwill or other intangible assets were made in 1993, 1994 or 1995.

   Amortization expense relating to intangibles was approximately $4,383 and $3,884 for the years ended December 31, 1993 and 1994, respectively, and $1,652 for the period ended October 20, 1995.

8. ACCRUED EXPENSES

   Accrued expenses consisted of the following:

                            DECEMBER 31,   OCTOBER 20,
                                1994          1995
                          -------------- -------------
Compensation and
 benefits.................    $ 6,642        $ 7,272
Bonuses...................      5,109          2,790
Other accrued expenses ...      8,409          8,322
                          -------------- -------------
                              $20,160        $18,384
                          ============== =============

9. INCOME TAXES

   The provision (benefit) for income taxes consisted of the following:

                                                                      PERIOD
                                                                     JANUARY 1
                                         YEARS ENDED DECEMBER 31,        TO
                                         ------------------------    OCTOBER 20,
                                                1993       1994         1995
                                              --------   --------    ------------
Continuing operations:
 Current:
  Federal.....................................  $ 2,820   $ 7,243     $  390
  State.......................................      126       727       (110)
  Foreign.....................................      552     1,026        653
                                              --------- --------- -------------
                                                  3,498     8,996        933
                                              --------- --------- -------------
 Deferred:
  Federal.....................................   (3,119)   (2,078)       707
  State.......................................       (7)    1,455        225
  Foreign.....................................     (240)     (323)      (331)
                                              --------- --------- -------------
                                                 (3,366)     (946)       601
                                              --------- --------- -------------
 Benefit of net operating loss carryforwards:
  State.......................................       --    (1,455)      (225)
                                              --------- --------- -------------

Provision for income taxes (benefit) .........  $   132   $ 6,595     $1,309
                                              ========= ========= =============

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)


9. INCOME TAXES  (Continued)

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax asset were as follows:

                                          DECEMBER 31,   OCTOBER 20,
                                              1994          1995
                                        -------------- -------------
Deferred tax assets (liabilities):
  Current:
    Accounts receivable  ...............    $ 1,934            --
    Inventory  .........................      5,186            --
    Accrued expenses ...................       (489)           --
    Other ..............................        279            --
    Deferred state taxes ...............      1,395            --
                                        --------------
     Gross deferred tax asset--current .      8,305            --
 Less valuation allowance...............     (1,395)           --
                                        --------------
     Net deferred tax assets--current ..      6,910            --
                                        --------------
 Non-current:
     Property and equipment  ...........      2,646         1,062
    Repairable parts ...................      2,211            --
     Employee benefits .................      8,100            --
     Deferred state taxes ..............      1,777            --
     Other .............................       (143)           --
     State net operating loss
    carryforwards ......................      5,163            --
                                        -------------- -------------
      Gross deferred tax
    asset--noncurrent ..................     19,754         1,062
 Less valuation allowance...............     (6,940)           --
                                        -------------- -------------
      Net deferred tax
    asset--noncurrent ..................     12,814         1,062
                                        -------------- -------------
 Net deferred tax asset.................    $19,724        $1,062
                                        ============== =============

   The net deferred tax asset as of December 31, 1994 in essence represents an intercompany receivable from BAC, resulting from the future benefit of the inclusion of the Company's temporary differences in the consolidated U.S. federal tax return of BAC.

   The October 20, 1995 deferred tax asset related to foreign operations.

   A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory income tax rate to income before income taxes, and the actual provision for income taxes follows:

                                                               1993     1994    1995
                                                            --------- ------- -------
Federal income tax provision (benefit) at statutory tax
 rate.......................................................   (35.0)%  35.0%   35.0%
State income taxes, net of federal income tax benefit  .....     5.4     3.2    (3.7)
Foreign income tax rate differential .......................     5.1     1.2     6.6
Nondeductible expenses .....................................     6.8     1.8     9.7
Amortization of goodwill....................................    33.8     4.1    21.7
Other ......................................................    (6.9)     --    (0.6)
                                                            --------- ------- -------
Actual income tax provision effective tax rate .............     9.2%   45.3%   68.7%
                                                            ========= ======= =======

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                    AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

10. LEASE COMMITMENTS

   The Company leases certain computer equipment under noncancellable capital leases. The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring at various dates during the next six years.

   Future minimum payments under noncancellable capital leases and operating leases as of October 20, 1995 are as follows:

                                          CAPITAL   OPERATING
                                          LEASES     LEASES
                                        --------- -----------
October 21, 1995 to December 31, 1995 ..  $  364     $ 3,639
1996....................................   1,669      15,308
1997....................................   1,261      13,456
1998....................................     400      10,885
1999....................................      58       8,343
2000....................................      55       4,588
Thereafter..............................      --          11
                                        --------- -----------
Total minimum lease payments............   3,807     $56,230
Less amount representing interest ......     402
                                        ---------
Present value of minimum lease
 payments...............................   3,405
Less current obligations................   1,525
                                        ---------
Noncurrent obligations..................  $1,880
                                        =========

   Rental expense for operating leases was $12,609 and $14,145 for the years ended December 31, 1993 and 1994 and $12,749 for the period ended October 20, 1995.

11. BENEFIT PLANS

   Substantially all of the Company's employees were covered under a noncontributory pension benefit plan sponsored by BAC, which plan was terminated on October 20, 1995 (see Note 3). The pension benefit formula used in the determination of pension cost is based on the greater of a flat dollar amount per year of service or a stated percentage of adjusted career average income. BAC's objective in funding the plan is to accumulate funds at a relatively stable rate over participants' working lives so that benefits are fully funded at retirement. Plan assets consist principally of investments in corporate equity securities, U.S. Government and corporate debt securities and real estate.

   SFAS No. 87 requires a comparison of the actuarial present value of projected benefit obligations with the fair value of plan assets, the disclosure of the components of net periodic pension costs and a reconciliation of the funded status of the plan with amounts recorded on the balance sheet. Such disclosures are not presented for the Company because the structure of the plan does not allow for determination of this information on an individual company basis.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

11. BENEFIT PLANS  (Continued)

    The Company recognized pension expense of $3,243 and $4,202 for the years ended December 31, 1993 and 1994 and $4,846 for the period ended October 20, 1995.

   The assumptions used in the actuarial computations by BAC for determination of the above pension expense were as follows:

                                                   1993    1994    1995
                                                 ------- ------- -------
Discount rate ...................................  7.25%   8.25%   7.25%
Expected long-term rate of return on plan
 assets..........................................  8.25    8.25    8.25
Future compensation growth rate .................  5.25    5.25    4.75

   Substantially all of the Company's employees participate in a savings plan provided by BAC which provides opportunities for eligible employees to save for retirement on a tax deferred basis. The Company recognized contribution expense of $1,482 and $1,531 for the years ended December 31, 1993 and 1994 and $1,602 for the period ended October 20, 1995.

   Under the Agreement, Operating Co. assumed no liabilities of the Company relating to employee benefit programs.

12. OTHER LIABILITIES

   Other liabilities consisted of the following:

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Other postemployment benefit liabilities      $19,120        $   --
Accrued pension cost .....................      3,220            --
Other noncurrent liabilities .............      1,037         1,293
                                          -------------- -------------
                                              $23,377        $1,293
                                          ============== =============

   Effective October 20, 1995, employee related liabilities (including other postemployment benefit liabilities and accrued pension costs) were contributed to capital by BAC. (see Note 4).

13. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company is a defendant in a number of lawsuits in the ordinary course of business, including actions alleging wrongful termination of employment and breach of contract. In several of the alleged wrongful termination cases, the plaintiffs are seeking punitive damages. The Company believes it has meritorious defenses to all of the claims and is vigorously defending the lawsuits. Although the ultimate outcome of these lawsuits cannot be predicted with certainty, the Company's management, after consultation with legal counsel, does not expect that such lawsuits will have a material adverse effect on the Company's financial condition, results of operation or liquidity.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                                (In thousands)

14. RELATED PARTY TRANSACTIONS AND PERIOD JANUARY 1 TO OCTOBER 20, 1995

   The Company engages in various activities with Bell Atlantic affiliated companies. Amounts due from the affiliated companies consisted of the following:

                                        DECEMBER 31,   OCTOBER 20,
                                            1994          1995
                                      -------------- -------------
Bell Atlantic Network Services, Inc.       $  797        $  806
Bell Atlantic Network Integration  ...        252           281
New Jersey Bell ......................         65            70
Bell of Pennsylvania .................         35            62
C&P Telephone Company--Maryland  .....         96            35
Other ................................        410           108
                                      -------------- -------------
  Total due from affiliates ..........     $1,655        $1,362
                                      ============== =============

   Amounts due to the affiliated companies consisted of the following:

                                                DECEMBER 31,   OCTOBER 20,
                                                    1994          1995
                                              -------------- -------------
Bell Atlantic Enterprises International ......    $ 3,856        $  309
Bell Atlantic Professional Services...........        110           297
Bell Atlantic Customer Services International.        239
Other.........................................        340           159
                                              -------------- -------------
  Total accounts payable affiliates...........      4,545           765
                                              -------------- -------------
Notes payable--FSI............................     39,579
Notes payable--BAP............................        773           862
                                              -------------- -------------
  Total notes payable affiliates..............     40,352           862
                                              -------------- -------------
  Total due to affiliates.....................    $44,897        $1,627
                                              ============== =============

   The Company engages in various activities with affiliated companies. The amount due to Bell Atlantic Financial Services, Inc. ("FSI") at December 31, 1994 is represented by a promissory note for the aggregate unpaid principal balance plus interest on demand. The interest rates charged are based on the weighted average cost of FSI's outstanding borrowings during the month. The weighted average interest rate for 1994 and 1995 was approximately 5.8%.

   The amount due to Bell Atlantic Properties ("BAP") is also represented by a promissory note for the aggregate unpaid principal balance plus interest. Interest is payable monthly on the unpaid principal at the rate of 9.88% per annum.

   Effective October 20, 1995, notes payable excluding interest of $29,248 due to FSI, and $4,650 of accounts payable due to affiliates were contributed to capital by BAC. See Note 4.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

14. RELATED PARTY TRANSACTIONS  (Continued)

    Transactions with affiliated companies had the following impact on the results of operations:

                                                                        PERIOD
                                                                     JANUARY 1 TO
                                                    YEARS ENDED      OCTOBER 20,
                                                 DECEMBER 31, 1993       1995
                                               ------------------- --------------
                                                  1993      1994         1995
                                               --------- --------- --------------
Revenues.......................................  $17,347   $13,971     $10,270
                                               --------- --------- --------------
Total operating and other expenses:
  Rent expense ................................  $ 5,329   $ 3,176     $ 2,626
  Other service and general and administrative
   expenses....................................   11,957    14,191       8,153
  Interest expense.............................    3,035     1,823       1,512
                                               --------- --------- --------------
                                                 $20,321   $19,190     $12,291
                                               ========= ========= ==============

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              TABLE OF CONTENTS


                                           PAGE
                                         ------
Available Information....................    2
Prospectus Summary.......................    3
Risk Factors.............................   17
The Merger and Merger Financing..........   26
Use of Proceeds..........................   29
Capitalization...........................   30
Unaudited Condensed Consolidated Pro
 Forma Financial Data....................   31
Selected Consolidated Financial Data ....   40
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................   43
Business.................................   53
Management...............................   63
Executive Compensation...................   65
Security Ownership of Certain Beneficial
 Owners and Management of Holdings ......   68
Certain Relationships and Related
 Transactions............................   71
Description of New Credit Facility ......   72
Description of the Senior Subordinated
 Notes...................................   74
Underwriting.............................  105
Legal Matters............................  106
Experts..................................  106
Index to Consolidated Financial
 Statements..............................  F-1


   Until      , 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 $150,000,000

 #############################################################################

                               GRAPHIC OMITTED
                                  IGT: "68469"

 #############################################################################

                                 DECISIONONE

                           DECISIONONE CORPORATION

                             % SENIOR SUBORDINATED
                                NOTES DUE 2007

                                  PROSPECTUS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                     , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                     ALTERNATE

                  SUBJECT TO COMPLETION, DATED JULY 16, 1997


PROSPECTUS
    , 1997
                                 $150,000,000

 #############################################################################

                               GRAPHIC OMITTED
                                  IGT: "68469"

 #############################################################################

                           DECISIONONE CORPORATION
                      % SENIOR SUBORDINATED NOTES DUE 2007

   The   % Senior Subordinated Notes due 2007 (the "Senior Subordinated
Notes") offered hereby (the "Offering") by DecisionOne Corporation, a Delaware corporation (the "Issuer") were originally issued by the Issuer as part of the Merger Financing (as defined herein) in connection with the Merger (as defined herein) of the Issuer's parent, DecisionOne Holdings Corp. ("Holdings") with Quaker Holding Co. ("Quaker"). See "The Merger and Merger Financing." Quaker was organized by DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities for the purpose of effecting the Merger and Merger Financing.

   The Senior Subordinated Notes will mature on        , 2007. Interest on
the Senior Subordinated Notes will be payable semi-annually on        and
       of each year, commencing on        , 1997. The Senior Subordinated
Notes will be redeemable at the option of the Issuer, in whole or in part, at
any time on or after        , 2002, in cash at the redemption prices set forth
herein, plus accrued and unpaid interest, if any, thereon to the redemption
date. In addition, at any time prior to        , 2000, the Issuer may, at its
option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes originally issued at a
redemption price equal to      % of the aggregate principal amount thereof,
plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined herein) by (i) the Issuer or (ii) Holdings to the extent the net cash proceeds thereof are contributed to the Issuer, as a capital contribution to the common equity of such Holder's Issuer; provided that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes will remain outstanding immediately following each such redemption. Upon the occurrence of a Change of Control (as defined herein), each Holder of Senior Subordinated Notes will have the right to require the Issuer to repurchase such Holder's Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of the Senior Subordinated Notes."

   The Senior Subordinated Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Issuer, including indebtedness pursuant to the New Credit Facility (as defined herein). The Senior Subordinated Notes will rank pari passu with any future senior subordinated indebtedness of the Issuer and will rank senior to all Subordinated Indebtedness (as defined herein) of the Issuer. The Senior Subordinated Notes will be effectively subordinated to all liabilities of the Company's subsidiaries that do not guarantee the Senior Subordinated Notes as set forth herein. See "Description of Senior Subordinated Notes--Certain Covenants--Subsidiary Guarantees." On the date of the Senior Subordinated
Note Indenture (as defined herein), none of the Company's subsidiaries will guarantee the Senior Subordinated Notes. On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as of March 31, 1997, the Issuer would have had outstanding approximately $503.0 million of Senior Debt and the Issuer's subsidiaries would have had approximately $10.9 million of outstanding liabilities (as defined herein), including trade payables.


   SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SENIOR SUBORDINATED NOTES.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

   This Prospectus has been prepared for use by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the Senior Subordinated Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. There is currently no public market for the Senior Subordinated Notes. The Company has been advised by DLJSC that it intends to make a market for the Senior Subordinated Notes, however, DLJSC is not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Senior Subordinated Notes will develop or, that if such market develops, that it will continue. DLJSC may act as principal agent in any such transaction. See "Plan of Distribution."
                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                                                                     ALTERNATE

TRADING MARKET FOR THE NOTES

   The Senior Subordinated Notes are not listed for trading on any securities exchange or on any automated dealer quotation system. The Company has been advised by DLJSC that it intends to make a market in the Senior Subordinated Notes; however, DLJSC is not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Senior Subordinated Notes will develop or, that if such market develops, that it will continue. Further, the liquidity of, and trading market for the Senior Subordinated Notes may be adversely affected by declines and volatility in the market for high yield securities generally. The liquidity of and trading market for the Senior Subordinated Notes may be adversely affected by any changes in the Company's financial performance or prospects.

                                  ALT-2

                                                                   ALTERNATE
                                USE OF PROCEEDS


   The net proceeds to the Company from the Offering (after deducting underwriting discounts and commissions and other expenses of the Offering)
were approximately $    million. Such net proceeds were used, together with
the initial borrowings under the New Credit Facility, the DLJMB Equity Investment and the issuance of Debentures to finance the conversion into cash of approximately 94.7% of the shares of Holdings Common Stock then outstanding, to refinance the outstanding indebtedness of the Company under the existing bank credit facility (approximately $239.9 million outstanding at an interest rate of 6.44% as of March 31, 1997 and which matures April 26,
2001), fund payments of the Option Cash Proceeds and the Warrant Cash Proceeds, and finance the expenses and fees incurred in connection with the Merger. See "The Merger and Merger Financing." Approximately $299 million of the proceeds to the Issuer from the initial borrowings under the New Credit Facility and the Senior Subordinated Notes were dividended or loaned to Holdings to fund a portion of the Cash Merger Consideration and fees and expenses of Holdings in connection therewith.

   The following table sets forth the estimated cash sources and uses of funds as if the Merger and Merger Financing, including the application of the net proceeds therefrom, occurred and were completed at the Effective Time.


                                                    (IN MILLIONS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility.........................    $  8.3
 Term loans........................................     470.0
Senior Subordinated Notes..........................     150.0
Senior Discount Debentures and Warrants............      85.0
Common stock and warrants purchased by DLJMB
 Funds.............................................     225.0
                                                   -------------
  Total cash sources...............................    $938.3
                                                   =============
TOTAL USES:
Cash Merger Consideration .........................    $605.9
Option Cash Proceeds and Warrant Cash Proceeds  ...      58.4
Repayment of existing revolving credit facility  ..     221.2
Estimated transaction fees and expenses............      52.8
                                                   -------------
  Total cash uses..................................    $938.3
                                                   =============

                              ALT-3

                                                                   ALTERNATE
                             PLAN OF DISTRIBUTION

   This Prospectus has been prepared for use by DLJSC in connection with offers and sales of the Senior Subordinated Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions. The Company has been advised by DLJSC that it intends to make a market in the Senior Subordinated Notes; however, DLJSC is not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Senior Subordinated Notes will develop or, that if such market develops, that it will continue.

   DLJSC served as the underwriter in the Offering and received total
underwriting discounts and commissions of $     in connection therewith.

   DLJ Capital Funding, Inc., an affiliate of DLJSC, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the New Credit Facility and as a lender thereunder. DLJSC received customary fees in connection with the underwriting of the Senior Subordinated Notes and the Units. In addition, DLJSC received a merger advisory fee of $5.0 million in cash from Quaker upon consummation of the Merger. It is also expected that DLJSC will receive an annual fee from Holdings for financial advisory services. See "Certain Relationships and Related Transactions."

   DLJMB and certain related entities, all of which are affiliates of DLJSC, will own a significant amount of Holding Common Stock following the Merger. In addition, Holdings, the DLJMB Funds and the members of management who owned shares of Holdings Common Stock following the Merger (the "Management Shareholders") are party to the Investors' Agreement. The Investors' Agreement restricts transfer of the shares of Holdings Common Stock by the Management Shareholders, permits the Management Shareholders to participate in certain sales of shares of Holdings Common Stock by the DLJMB Funds, requires the Management Shareholders to sell shares of Holdings Common Stock in certain circumstances should the DLJMB Funds choose to sell any such shares owned by the DLJMB Funds and provides for certain registration rights. The Investors' Agreement also provides that the DLJMB Funds have the right to appoint a majority of the members of the Board of Directors of Holdings.

                              ALT-4

                                                                   ALTERNATE
                                 LEGAL MATTERS

   The validity of the Senior Subordinated Notes offered hereby was passed upon for the Company by Davis Polk & Wardwell.

                              ALT-5

                                                                   ALTERNATE

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, DLJSC OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SENIOR SUBORDINATED NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS


                                           PAGE
                                         ------
Available Information....................    2
Prospectus Summary.......................    3
Risk Factors.............................   17
The Merger and Merger Financing..........   26
Use of Proceeds..........................   29
Capitalization...........................   30
Unaudited Condensed Consolidated Pro
 Forma Financial Data....................   31
Selected Consolidated Financial Data ....   40
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................   43
Business.................................   53
Management...............................   63
Executive Compensation...................   65
Security Ownership of Certain Beneficial
 Owners and Management of Holdings ......   68
Certain Relationships and Related
 Transactions............................   71
Description of New Credit Facility ......   72
Description of the Senior Subordinated
 Notes...................................   74
Plan of Distribution.....................  105
Legal Matters............................  106
Experts..................................  106
Index to Consolidated Financial
 Statements .............................  F-1


                                 $150,000,000

 #############################################################################

                               GRAPHIC OMITTED
                                  IGT: "68469"

 #############################################################################

                                 DECISIONONE

                           DECISIONONE CORPORATION

                             % SENIOR SUBORDINATED
                                NOTES DUE 2007

                                  PROSPECTUS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                     , 1997

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts, are estimated (except for the Securities and Exchange Commission ("SEC") registration and National Association of Securities Dealers ("NASD") filing fees, which are the actual amounts) as follows:

 SEC registration fee.................  $45,454.55
NASD filing fee .....................    15,500
Blue Sky fees and expenses ..........
Accounting fees and expenses  .......
Legal fees and expenses .............
Printing and engraving expenses  ....
Trustee fees and expenses ...........
                                     --------------
  Total..............................   $
                                     ==============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance of behalf of any such director, officer, employee or agent.

   The Company's Amended and Restated Certificate of Incorporation makes mandatory indemnification expressly authorized under the DGCL for directors of the Company. With respect to officers of the Company, the Company's Amended and Restated Certificate of Incorporation provides indemnification to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.

   The Company's Amended and Restated Certificate of Incorporation and By-laws are being amended to provide as set forth above, and will be filed by amendment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.


 EXHIBIT NO.                                         DESCRIPTION
----------- --------------------------------------------------------------------------------------------
     1.1**  Form of Underwriting Agreement between Donaldson, Lufkin & Jenrette Securities Corporation,
            Inc., and the Company with respect to the   % Senior Subordinated Notes due 2007.
     3.1**  Certificate of Incorporation of the Company, as amended.
     3.2**  Restated Bylaws of the Company.
     4.1**  Specimen of the Company's   % Senior Subordinated Notes due 2007.
     4.2**  Form of Senior Subordinated Note Indenture.

                               II-1

EXHIBIT NO.                                          DESCRIPTION
----------- --------------------------------------------------------------------------------------------
     4.3 ** Form of Credit Agreement dated as of     , 1997 by and among the Company and DLJ Capital
            Funding, Inc.
     5.1 ** Opinion of Davis Polk & Wardwell.
    10.1    Stock Option and Restricted Stock Purchase Plan, as amended and restated. (3)
    10.2    Form of Incentive Stock Option Agreement. (1)
    10.3    Incentive Stock Option Agreement, dated June 1, 1993, with Kenneth Draeger. (1)
    10.4    Incentive Stock Option Agreement, dated August 1, 1993, with Kenneth Draeger. (1)
    10.5    Incentive Stock Option Agreement, dated February 1, 1994, with Kenneth Draeger. (1)
    10.6    Employment Agreement with Kenneth Draeger. (1)
    10.7    Employment Letter with Stephen J. Felice. (1)
    10.8    Lease for Frazer, Pennsylvania executive offices (East). (1)
    10.9    Lease for Frazer, Pennsylvania executive offices (West). (1)
    10.10   Lease for Malvern, Pennsylvania depot and call center. (1)
    10.11   Lease for Bloomington, Minnesota call center. (2)
    10.12   Lease for Hayward, California depot. (2)
    10.13   Lease for Northborough, Massachusetts depot. (2)
    10.14   Revolving Credit Agreement, dated as of April 26, 1996, among DecisionOne Holdings Corp.,
            DecisionOne Corporation and The First National Bank of Boston et al. (3)
    10.15   Employment Agreement with Thomas J. Fitzpatrick. (3)
    10.16   Employment Letter with James J. Greenwell. (1)
    10.17   Employment Letter with Joseph S. Giordano. (2)
    10.18   Employment Agreement with Thomas M. Molchan. (4)
    10.19   Employment Agreement with Dwight T. Wilson. (4)
    10.20   Employment Letter with R. Peter Zimmermann. (1)
    10.21** Form of Tax Sharing Agreement.
    12.1    Statement Regarding Computation of Ratios. (5)
    21.1    Subsidiaries of the Registrant. (5)
    23.1    Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
    23.2 *  Consent of Deloitte & Touche LLP.
    23.3 *  Consent of Peter T. Grauer
    23.4 *  Consent of Kirk B. Wortman
    24.1    Power of Attorney. (5)
    25.1 ** Statement of the Eligibility of Trustee on Form T-1 (bound separately).


------------
*       Filed herewith.
**      To be filed by amendment.
(1) Filed as an Exhibit to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on February 9, 1996.
(2) Filed as an Exhibit to Pre-Effective Amendment No. 1 to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on March 14, 1996.
(3) Filed as an Exhibit to the 10-K filed by DecisionOne Holdings Corp. with the Securities and Exchange Commission on September 30, 1996.
(4) Filed as an Exhibit to the 10-Q filed by DecisionOne Holdings Corp. with the Securities and Exchange Commission on May 15, 1997.
(5) Previously filed as an Exhibit to the Registration Statement No. 333-28411 on Form S-1 filed with the Securities and Exchange Commission on June 3, 1997.

(B) FINANCIAL STATEMENT SCHEDULES

   Financial Statement Schedules of DecisionOne Corporation and subsidiaries as of June 30, 1994, 1995 and 1996, and March 31, 1997 (unaudited) and for the years ended June 30, 1994, 1995 and 1996 and the nine months ended March 31, 1997 (unaudited):

            I. Condensed Financial Information of Registrant

           II.1 Valuation and Qualifying Accounts

       Financial Statement Schedule of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.) and subsidiary as of December 31, 1993 and 1994 and October 20, 1995 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995:

           II.2 Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frazer, Pennsylvania on the 16th day of July, 1997.


                                          DecisionOne Corporation

                                          By: /s/ Kenneth Draeger
                                              -------------------------------
                                              Name: Kenneth Draeger
                                              Title:  Chairman, Chief
                                                      Executive Officer
                                                      and Director


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



           SIGNATURE                                 TITLE                             DATE
----------------------------- ------------------------------------------------- -----------------

      /s/ Kenneth Draeger                                                           July 16, 1997
 ----------------------------- Chairman, Chief Executive Officer and Director
        Kenneth Draeger       (Principal Executive Officer)

   /s/Thomas J. Fitzpatrick   Vice President and Chief Financial                    July 16, 1997
 -----------------------------  Officer (Principal Financial and
     Thomas J. Fitzpatrick     Accounting Officer)

INDEPENDENT AUDITORS' REPORT

DecisionOne Corporation:

We have audited the consolidated financial statements of DecisionOne Corporation and subsidiaries as of June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996, and have issued our report thereon dated May 30, 1997, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
May 30, 1997

                                                                 SCHEDULE II.1

                   DECISIONONE CORPORATION AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                                              ADDITIONS
                                                     -------------------------
                                         BALANCE OF    CHARGES TO   CHARGES TO                  BALANCE
                                        BEGINNING OF   CORP. AND      OTHER                     AT END
DESCRIPTION                                PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
------------------------------------- -------------- ------------ ------------ ------------- -----------
YEAR ENDED JUNE 30, 1994
Accounts receivable--
 Allowance for uncollectible
 accounts.............................    $ 2,170        $ (162)                  $   (547)     $ 1,461
Inventory--
 Allowance for obsolescence ..........    $ 6,196        $1,580       $  594(b)                 $ 8,370
YEAR ENDED JUNE 30, 1995
Accounts receivable--
 Allowance for uncollectible accounts     $ 1,481        $1,930       $3,225(a)                 $ 6,616
Inventory--
 Allowance for obsolescence...........    $ 8,370        $1,995       $1,423(b)                 $11,788
YEAR ENDED JUNE 30, 1996
Accounts receivable--
 Allowance for uncollectible accounts     $ 6,616                     $3,434      $   (470)(a)  $ 9,580
Inventory--
 Allowance for obsolescence ..........    $11,788        $1,171       $1,450(b)   $ (3,615)     $14,794
NINE MONTH PERIOD ENDED
 MARCH 31, 1997 (UNAUDITED)
Accounts receivable--
 Allowance for doubtful accounts .....    $ 9,580        $2,726       $1,593(b)     (2,172))(a) $11,727
Inventory--
 Allowance for obsolescence...........    $14,794        $2,088       $3,046                    $19,928

------------
(a) Amount represents net recoveries (writeoffs) during the year and allowances recorded as a result of acquisitions during the year.
(b) Amount primarily represents allowance recorded as a result of acquisitions during the year.

INDEPENDENT AUDITORS' REPORT

DecisionOne Corporation:

We have audited the consolidated financial statements of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc. (the "Predecessor")) and subsidiary as of December 31, 1994 and October 20, 1995, and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995, and have issued our report thereon dated December 29, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 29, 1995

                                SCHEDULE II.2

                           DECISIONONE CORPORATION
   (FORMERLY, BELL ATLANTIC BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                      VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                                              ADDITIONS
                                                     -------------------------
                                         BALANCE AT    CHARGES TO   CHARGES TO                  BALANCE
                                        BEGINNING OF   COSTS AND      OTHER                     AT END
              DESCRIPTION                  PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
------------------------------------- -------------- ------------ ------------ ------------- -----------
YEAR ENDED DECEMBER 31, 1993
Accounts receivable--
 Allowance for uncollectible accounts     $ 2,719        $1,213                    $(1,074)(a)  $ 2,858
Inventory--
 Allowance of obsolescence ...........    $21,040        $5,351                    $(4,673)(b)  $21,718
YEAR ENDED DECEMBER 31, 1994
Accounts receivable--
 Allowance for uncollectible accounts     $ 2,858        $  810                    $  (396)(a)  $ 3,272
Inventory--
 Allowance of obsolescence............    $21,718        $4,802                    $(3,778)(b)  $22,742
YEAR ENDED OCTOBER 20, 1995
Accounts receivable--
 Allowance for uncollectible
 accounts.............................    $ 3,272        $  810                    $  (313)(a)  $ 3,769
Inventory--
 Allowance of obsolescence ...........    $22,742        $6,365                    $(5,255)(b)  $23,852

------------
(a)     Amount primarily represents net write offs during the year.
(b) Amount primarily represents the writeoff of inventory during the year.

                                EXHIBIT INDEX


                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
 EXHIBIT NO.                                    DESCRIPTION                                         PAGE
----------- -------------------------------------------------------------------------------- ----------------
     1.1 ** Form of Underwriting Agreement between Donaldson, Lufkin & Jenrette Securities
            Corporation, Inc., and the Company with respect to the   % Senior Subordinated
            Notes due 2007.
     3.1 ** Certificate of Incorporation of the Company, as amended.
     3.2 ** Restated Bylaws of the Company.
     4.1 ** Specimen of the Company's   % Senior Subordinated Notes due 2007.
     4.2 ** Form of Senior Subordinated Note Indenture.
     4.3 ** Form of Credit Agreement dated as of     , 1997 by and among the Company and DLJ
            Capital Funding, Inc.
     5.1 ** Opinion of Davis Polk & Wardwell.
    10.1    Stock Option and Restricted Stock Purchase Plan, as amended and restated. (3)
    10.2    Form of Incentive Stock Option Agreement. (1)
    10.3    Incentive Stock Option Agreement, dated June 1, 1993, with Kenneth Draeger. (1)
    10.4    Incentive Stock Option Agreement, dated August 1, 1993, with Kenneth Draeger.
            (1)
    10.5    Incentive Stock Option Agreement, dated February 1, 1994, with Kenneth Draeger.
            (1)
    10.6    Employment Agreement with Kenneth Draeger. (1)
    10.7    Employment Letter with Stephen J. Felice. (1)
    10.8    Lease for Frazer, Pennsylvania executive offices (East). (1)
    10.9    Lease for Frazer, Pennsylvania executive offices (West). (1)
    10.10   Lease for Malvern, Pennsylvania depot and call center. (1)
    10.11   Lease for Bloomington, Minnesota call center. (2)
    10.12   Lease for Hayward, California depot. (2)
    10.13   Lease for Northborough, Massachusetts depot. (2)
    10.14   Revolving Credit Agreement, dated as of April 26, 1996, among DecisionOne
            Holdings Corp., DecisionOne Corporation and The First National Bank of Boston et
            al. (3)
    10.15   Employment Agreement with Thomas J. Fitzpatrick. (3)
    10.16   Employment Letter with James J. Greenwell. (1)
    10.17   Employment Letter with Joseph S. Giordano. (2)
    10.18   Employment Agreement with Thomas M. Molchan. (4)
    10.19   Employment Agreement with Dwight T. Wilson. (4)
    10.20   Employment Letter with R. Peter Zimmermann. (1)
    10.21** Form of Tax Sharing Agreement.
    12.1    Statement Regarding Computation of Ratios. (5)
    21.1    Subsidiaries of the Registrant. (5)
    23.1    Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
    23.2 *  Consent of Deloitte & Touche LLP.
    23.3 *  Consent of Peter T. Grauer
    23.4 *  Consent of Kirk B. Wortman.
    24.1    Power of Attorney. (5)
    25.1 ** Statement of the Eligibility of Trustee on Form T-1 (bound separately).


------------
*       Filed herewith.
**      To be filed by amendment.
(1) Filed as an Exhibit to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on February 9, 1996.
(2) Filed as an Exhibit to Pre-Effective Amendment No. 1 to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on March 14, 1996.
(3) Filed as an Exhibit to the 10-K filed by DecisionOne Holdings Corp. with the Securities and Exchange Commission on September 30, 1996.
(4) Filed as an Exhibit to the 10-Q filed by DecisionOne Holdings Corp. with the Securities and Exchange Commission on May 15, 1997.
(5) Previously filed as an Exhibit to the Registration Statement No. 333-28411 on Form S-1 filed with the Securities and Exchange Commission on June 3, 1997.